Exhibit 10.9.1.1

U.S. $400,000,000

SALE AND SERVICING AGREEMENT

by and among

NEWSTAR CREDIT OPPORTUNITIES FUNDING I LTD.,

as the Seller,

NEWSTAR CREDIT OPPORTUNITIES FUND, LTD.,

as the Fund,

NEWSTAR FINANCIAL, INC.,

as the Collateral Manager,

EACH OF THE CONDUIT PURCHASERS AND PURCHASER

AGENTS FROM TIME TO TIME PARTY HERETO,

together with the Swingline Purchaser, as the Purchasers,

IXIS FINANCIAL PRODUCTS INC.,

as the Administrative Agent and the Swingline Purchaser

WACHOVIA CAPITAL MARKETS, LLC,

as the Documentation Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as the Collateral Administrator and as the Collateral Custodian

LYON FINANCIAL SERVICES, INC.,

as Backup Collateral Manager

Dated as of November 30, 2005

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

Section 1.1	Certain Defined Terms	2
Section 1.2	Other Terms	- 60 -
Section 1.3	Computation of Time Periods	- 60 -
Section 1.4	Interpretation	- 61 -

ARTICLE II PURCHASE OF THE COLLATERAL		- 61 -

Section 2.1	The Conveyance	- 61 -
Section 2.2	Procedures for Swingline Advances by the Swingline Purchaser	- 63 -
Section 2.3	Procedures for Advances by Purchasers	- 65 -
Section 2.4	Delivery of Bonds, Loans and Subscription Security Documents	- 66 -
Section 2.5	Reduction of the Facility Amount; Optional and Mandatory Repayments	- 67 -
Section 2.6	Determination of Interest	- 68 -
Section 2.7	Percentage Evidenced by each Variable Funding Certificate	-68-
Section 2.8	Reimbursement of Swingline Advances	- 68 -
Section 2.9	Notations on Variable Funding Certificates	- 68 -
Section 2.10	Settlement Procedures During the Revolving Period	- 69 -
Section 2.11	Settlement Procedures During the Amortization Period	- 71 -
Section 2.12	Collections and Allocations	- 73 -
Section 2.13	Payments, Computations, Etc.	- 75 -
Section 2.14	Optional Repurchase	- 76 -
Section 2.15	Fees	- 76 -
Section 2.16	Increased Costs; Capital Adequacy; Illegality	- 77 -
Section 2.17	Taxes	- 79 -
Section 2.18	Assignment of the Sale Agreement	- 80 -
Section 2.19	Substitution of Assets; Repurchase or Substitution of Warranty Assets; Repurchase of Charged-Off Loans	- 80 -
Section 2.20	Optional Sales	- 84 -
Section 2.21	Discretionary Sales	- 86 -
Section 2.22	Subscription Collateral	- 88 -
Section 2.23	Subscription Accounts; Capital Calls	- 90 -
Section 2.24	Termination of Subscription Facility	- 93 -

ARTICLE III CONDITIONS TO ADVANCES AND SWINGLINE ADVANCES		- 93 -

Section 3.1	Conditions to Closing and Initial Advance	- 93 -
Section 3.2	Conditions Precedent to All Advances and Swingline Advances	-94-
Section 3.3	Custodianship; Transfer of Loans, Bonds and Permitted Investments	- 96 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES		- 99 -

Section 4.1	Representations and Warranties of the Seller	- 99 -
Section 4.2	Representations and Warranties of the Seller Relating to the Agreement and the Collateral	- 111 -
Section 4.3	Representations and Warranties of the Collateral Manager	- 112 -
Section 4.4	Representations and Warranties of the Collateral Administrator and Collateral Custodian	-116 -
Section 4.5	Representations and Warranties of the Backup Collateral Manager	- 117 -

ARTICLE V GENERAL COVENANTS		- 118 -

Section 5.1	Affirmative Covenants of the Seller	- 118 -
Section 5.2	Negative Covenants of the Seller	- 122 -
Section 5.3	Covenants Relating to the Subscription Collateral	- 125 -
Section 5.4	Affirmative Covenants of the Collateral Manager	- 128 -
Section 5.5	Negative Covenants of the Collateral Manager	- 131 -
Section 5.6	Affirmative Covenants of the Collateral Administrator and Collateral Custodian	- 133 -
Section 5.7	Negative Covenants of the Collateral Administrator and Collateral Custodian	- 133 -
Section 5.8	Affirmative Covenants of the Backup Collateral Manager	- 133 -
Section 5.9	Negative Covenants of the Backup Collateral Manager	- 134 -
Section 5.10	Affirmative Covenants of the Fund	- 134 -

ARTICLE VI ADMINISTRATION AND SERVICING OF ASSETS		- 134 -

Section 6.1	Designation of the Collateral Manager	- 134 -
Section 6.2	Duties of the Collateral Manager	- 135 -
Section 6.3	Authorization of the Collateral Manager	- 137 -
Section 6.4	Collection of Payments	- 138 -
Section 6.5	Collateral Manager Advances	- 141 -
Section 6.6	Realization upon Related Property of Charged-Off Loans; REO Property	- 142 -
Section 6.7	Maintenance of Insurance Policies	- 144 -
Section 6.8	Enforcement of “Due-on-Sale” Clauses; Assumption Agreements	- 147 -
Section 6.9	[Reserved.]	- 148 -
Section 6.10	[Reserved.]	- 148 -
Section 6.11	Servicing Compensation	- 148 -
Section 6.12	Payment of Certain Expenses by Collateral Manager	- 148 -
Section 6.13	Reports	- 149 -
Section 6.14	Annual Statement as to Compliance	- 151 -
Section 6.15	Annual Independent Public Accountant’s Reports	- 151 -
Section 6.16	Limitation on Liability of the Collateral Manager and Others	- 151 -
Section 6.17	The Collateral Manager Not to Resign	- 152 -

- iii -

Section 6.18	Collateral Manager Defaults	- 152 -
Section 6.19	Appointment of Successor Collateral Manager	- 155 -

ARTICLE VII THE COLLATERAL ADMINISTRATOR AND BACKUP COLLATERAL MANAGER		- 158 -

Section 7.1	Designation of the Collateral Administrator and the Backup Collateral Manager	- 158 -
Section 7.2	Duties of the Collateral Administrator and the Backup Collateral Manager	- 159 -
Section 7.3	Merger or Consolidation	- 161 -
Section 7.4	Collateral Administration and Backup Collateral Manager Compensation	- 162-
Section 7.5	Collateral Administrator and Backup Collateral Manager Removal	- 162-
Section 7.6	Limitation on Liability	- 162 -
Section 7.7	The Collateral Administrator and the Backup Collateral Manager Not to Resign	- 164 -
Section 7.8	Audits	- 164 -

ARTICLE VIII THE COLLATERAL CUSTODIAN		- 165 -

Section 8.1	Designation of Collateral Custodian	- 165 -
Section 8.2	Duties of Collateral Custodian	- 165 -
Section 8.3	Merger or Consolidation	- 168 -
Section 8.4	Collateral Custodian Compensation	- 168 -
Section 8.5	Collateral Custodian Removal	- 168 -
Section 8.6	Limitation on Liability	- 168 -
Section 8.7	The Collateral Custodian Not to Resign	- 169 -
Section 8.8	Release of Documents	- 170 -
Section 8.9	Return of Required Loan Documents	- 171 -
Section 8.10	Access to Certain Documentation and Information Regarding the Collateral; Audits	- 171 -

ARTICLE IX SECURITY INTEREST		- 172 -

Section 9.1	Grant of Security Interest	- 172 -
Section 9.2	Release of Lien on Collateral	- 172 -
Section 9.3	Further Assurances	- 173 -
Section 9.4	Remedies	- 173 -
Section 9.5	Waiver of Certain Laws	- 173 -
Section 9.6	Power of Attorney	- 174 -

ARTICLE X TERMINATION EVENTS		- 174 -

Section 10.1	Termination Events	- 174 -
Section 10.2	Remedies	- 177 -

- iv -

ARTICLE XI INDEMNIFICATION		- 179 -

Section 11.1	Indemnities by the Seller	- 179 -
Section 11.2	Indemnities by the Collateral Manager	- 182 -
Section 11.3	After-Tax Basis	- 183 -

ARTICLE XII THE ADMINISTRATIVE AGENT AND PURCHASER AGENTS		- 183 -

Section 12.1	The Administrative Agent	- 183 -
Section 12.2	Purchaser Agent	- 186 -

ARTICLE XIII MISCELLANEOUS		- 189 -

Section 13.1	Amendments and Waivers	- 189 -
Section 13.2	Notices, Etc.	- 189 -
Section 13.3	Ratable Payments	- 190 -
Section 13.4	No Waiver; Remedies	- 190 -
Section 13.5	Binding Effect; Benefit of Agreement	- 190 -
Section 13.6	Term of this Agreement	- 190 -
Section 13.7	Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue	- 191 -
Section 13.8	Waiver of Jury Trial	- 191 -
Section 13.9	Costs, Expenses and Taxes	- 192 -
Section 13.10	No Proceedings	- 193 -
Section 13.11	Recourse Against Certain Parties	- 193 -
Section 13.12	Protection of Right, Title and Interest -in the Collateral; Further Action Evidencing Advances and Swingline Advances	- 195 -
Section 13.13	Confidentiality	- 197 -
Section 13.14	Execution in Counterparts; Severability; Integration	- 198 -
Section 13.15	Waiver of Setoff	- 199 -
Section 13.16	Assignments	- 199 -
Section 13.17	Heading and Exhibits	- 199 -
Section 13.18	Loans Subject to Retained Interest Provisions	- 200 -
Section 13.19	Non-Confidentiality of Tax Treatment	- 200 -
Section 13.20	Cooperation with Collateral Administrator	- 200 -
Section 13.21	Subordination of Claims	- 201 -

- v -

EXHIBITS
EXHIBIT A-1	Form of Borrowing Notice (Advances)
EXHIBIT A-1-S	Form of Borrowing Notice (Swingline Funding Request)
EXHIBIT A-2	Form of Borrowing Notice (Reduction of Advances Outstanding and
Facility Amount)
EXHIBIT A-3	Form of Borrowing Notice (Reinvestments of Principal Collections)
EXHIBIT A-4	Form of Borrowing Base Certificate
EXHIBIT B	Form of Variable Funding Certificate
EXHIBIT C	Form of Collateral Manager Report
EXHIBIT D	[Reserved]
EXHIBIT E-1	Form of Officer’s Certificate to Solvency (NewStar Credit Opportunities Funding I Ltd.)
EXHIBIT E-2	Form of Officer’s Certificate to Solvency (NewStar Credit Opportunities Fund, Ltd.)
EXHIBIT F-1	Form of Officer’s Closing Certificate (NewStar Credit Opportunities Funding I Ltd.)
EXHIBIT F-2	Form of Officer’s Closing Certificate (NewStar Financial, Inc.)
EXHIBIT F-3	Form of Officer’s Closing Certificate (NewStar Credit Opportunities Fund, Ltd.)
EXHIBIT G-1	Form of Power of Attorney (NewStar Credit Opportunities Funding I Ltd.)
EXHIBIT G-2	Form of Power of Attorney (NewStar Credit Opportunities Fund, Ltd.)
EXHIBIT H	Form of Release of Required Loan Documents
EXHIBIT I	Form of Assignment of Mortgage
EXHIBIT J	Form of Collateral Manager’s Certificate
EXHIBIT K	Form of Transferee Letter
EXHIBIT L	Form of Assumption Agreement
EXHIBIT M	[Reserved]
EXHIBIT N	Form of Assignment of Account
EXHIBIT O	Form of Investor Letter
EXHIBIT P	Form of Investor Opinion
EXHIBIT Q	Investment Guidelines and Restrictions

SCHEDULES

SCHEDULE I	Condition Precedent Documents
SCHEDULE II	Transaction Accounts and Concentration Account
SCHEDULE III	Location of Required Loan Documents
SCHEDULE IV	Asset List
SCHEDULE V	[Reserved]
SCHEDULE VI	Credit and Collection Policy
SCHEDULE VII	Diversity Score Table
SCHEDULE VIII	Moody’s Industry Classification Group
SCHEDULE IX	Agreed Upon Procedures For Independent Public Accountants
SCHEDULE X	Investors and Capital Commitments
SCHEDULE XI	Subscription Document Checklist
SCHEDULE XII	Commitments of Purchasers and Swingline Purchaser

APPENDICES

APPENDIX A	Eligibility Criteria for Loans
APPENDIX B	Eligibility Criteria for Bonds
APPENDIX C	Eligibility Criteria for Subscription Collateral

- vi -

SALE AND SERVICING AGREEMENT

THIS SALE AND SERVICING AGREEMENT (such agreement as amended, modified, waived, supplemented, restated or replaced from time to time, the “Agreement”) is made as of this November 30, 2005, by and among:

(1) NEWSTAR CREDIT OPPORTUNITIES FUNDING I LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as the seller (together with its successors and assigns in such capacity, the “Seller”);

(2) NEWSTAR CREDIT OPPORTUNITIES FUND, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Fund”);

(3) NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), as the collateral manager (together with its successors and assigns in such capacity, the “Collateral Manager”);

(4) EACH OF THE CONDUIT PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO (each, together with its successors and assigns in such capacity, a “Conduit Purchaser” and a “Purchaser” and collectively with the Swingline Purchaser, the “Purchasers”);

(5) IXIS FINANCIAL PRODUCTS INC., a Delaware corporation (together with its successors and assigns, “IXIS”), as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and as the swingline purchaser (together with its successors and assigns in such capacity, the “Swingline Purchaser”);

(6) WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (together with its successors and assigns, “WCM”), as the documentation agent (together with its successors and assigns in such capacity, the “Documentation Agent”);

(7) U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “U.S. Bank”), not in its individual capacity but as the collateral administrator (together with its successors and assigns in such capacity, the “Collateral Administrator”), and not in its individual capacity but as the collateral custodian (together with its successors and assigns in such capacity, the “Collateral Custodian”); and

(8) LYON FINANCIAL SERVICES, INC. (“Lyon”), a Minnesota corporation, doing business as US Bank Portfolio Services, not in its individual capacity but as the backup collateral manager (together with its successors and assigns in such capacity, the “Backup Collateral Manager”).

R E C I T A L S

WHEREAS, the Seller has acquired, and may from time to time continue to acquire, certain Assets from the Fund pursuant to the Sale Agreement;

WHEREAS, the Seller may also acquire certain assets directly from third parties in accordance with the eligibility criteria described in Section 4.2(b), which assets will conform in all respects to the representations and warranties with respect to the Collateral purchased hereunder and will have the benefit of all covenants and agreements of the Fund with respect to such Collateral as if such assets were purchased directly by the Seller from the Fund under the Sale Agreement;

WHEREAS, the Seller is prepared to transfer and assign, and grant security interests in, certain Assets and other proceeds with respect thereto to the Administrative Agent on behalf of the Purchasers from time to time;

WHEREAS, the Purchasers may, in accordance with the terms of this Agreement, purchase such Assets;

WHEREAS, it is the intention of the parties hereto that (i) in connection with each Advance or Swingline Advance hereunder, the Seller hereby transfers and assigns to the Administrative Agent, on behalf of the Purchasers, and hereby grants a security interest to the Administrative Agent, for the benefit of the Secured Parties, in all of the Seller’s right, title and interest in and to the Assets and proceeds with respect thereto, and (ii) this Agreement shall constitute a security agreement under Applicable Law, in respect of the transfer and grant described in the second Recital above, and all other security interests granted hereunder; and

WHEREAS, all other conditions precedent to the execution of this Agreement have been complied with.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1. As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terns shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended.

“ABS Bond”: A Bond that is structured using ABS Structuring Methodologies.

“ABS Direct Loan”: A Loan that is underwritten using ABS Structuring Methodologies.

“ABS Structuring Methodologies”: With respect to any ABS Direct Loan and any ABS Bond, the types of structures (including, without limitation, bankruptcy remote structures utilizing special purpose entities), cash flow analysis and modeling, priority of payment provisions, determinations of credit enhancement levels covering defaults and performance triggers and legal opinions that are consistent with those for issuances of Asset Backed Securities involving similar underlying pools of assets with similar characteristics as the specified pool of assets collateralizing such ABS Direct Loan or such ABS Bond, in each case as reasonably determined by the Administrative Agent.

“Account”: Any of the Collection Account, the Principal Collections Account, the Interest Collections Account, the Subscription Account, the Holding Account, the Custodial Account and any sub-accounts thereof deemed appropriate or necessary by the Administrative Agent for convenience in administering such accounts which account names and numbers are listed on Schedule II attached hereto.

“Accreted Interest”: Interest accrued on an Asset that is added to the principal amount of such Asset instead of being paid as it accrues.

“Addition Date”: With respect to any Additional Assets, the date on which such Additional Assets become part of the Collateral.

“Additional Amount”: Defined in Section 2.17(a).

“Additional Assets”: All Assets that become part of the Collateral after the Closing Date.

“Adjusted Eurodollar Rate”: For any Interest Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Interest Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Interest Period.

“Administration Agreement”: Means the Administration Agreement, dated as of the date hereof, between the Administrator and the Seller, as amended, modified, waived, supplemented or restated from time to time.

“Administrative Agent”: IXIS, in its capacity as administrative agent for the Purchaser Agents, together with its successors and assigns, including any successor appointed pursuant to Article XII.

“Administrator”: Walkers SPV Limited and any successor or successors thereto.

“Advance”: Defined in Section 2.1(b).

“Advance Rate”: With respect to any Asset (other than Subscription Collateral), on any date of determination, the corresponding percentage set forth below:

ABS Bonds, ABS Direct Loans, Large Syndicated Loans and Middle Market Loans

DIVERSITY SCORE

	Weighted Average Rating Factor (WARF)
	3750 to 3625	3624 to 3499	3500 to 3375	3374 to 3250	3249 to 3125	3124 to 3000	2999 to 2875	2874 to 2750	2749 to 2625	2624 to 2500	2499 to 2375	2374 to 225
1to2	69%	69%	69%	69%	69%	69%	69%	69%	69%	69%	69%	69%
3 to 4	69%	69%	69%	69%	69%	69%	69%	69%	69%	69%	69%	69%
5 to 6	69%	69%	69%	69%	69%	69%	69%	69%	69%	69%	70%	70%
7 to 8	69%	69%	69%	69%	69%	69%	69%	70%	70%	70%	70%	70%
9 to 10	69%	69%	69%	69%	70%	71%	72%	74%	74%	74%	76%	78%
11 to 12	69%	70%	70%	71%	72%	73%	74%	75%	76%	75%	79%	80%
13 to 14	71%	71%	72%	73%	74%	75%	76%	77%	78%	79%	80%	80%
15 to 16	72%	72%	73%	74%	75%	76%	77%	78%	79%	78%	80%	80%
17 to 18	73%	73%	74%	75%	76%	77%	78%	79%	80%	80%	80%	80%
19 to 20	73%	74%	75%	76%	77%	78%	79%	80%	80%	80%	80%	80%
21 to 22	74%	75%	76%	77%	78%	79%	80%	80%	80%	80%	80%	80%
23 to 24	75%	75%	76%	77%	78%	79%	80%	80%	80%	80%	80%	80%
25 to 26	75%	76%	77%	78%	79%	80%	80%	80%	80%	80%	80%	80%
27 to 28	76%	77%	77%	78%	79%	80%	80%	80%	80%	80%	80%	80%
29 to 30	76%	77%	78%	79%	80%	80%	80%	80%	80%	80%	80%	80%
31 to 32	76%	77%	78%	79%	80%	80%	80%	80%	80%	80%	80%	80%
33 to 34	77%	77%	78%	79%	80%	80%	80%	80%	80%	80%	80%	80%
35 to 36	77%	78%	79%	80%	80%	80%	80%	80%	80%	80%	80%	80%
37 to 38	77%	78%	79%	80%	80%	80%	80%	80%	80%	80%	80%	80%
39 to 40	77%	78%	79%	80%	80%	80%	80%	80%	80%	80%	80%	80%
>40	78%	79%	79%	80%	80%	80%	80%	80%	80%	80%	80%	80%

CMBS Bonds

Moody’s, S&P and Fitch Rating

Advance Rate
“Baa3”, “BBB-” and “BBB-” or higher	80%
“Bal”, “BB+” and “BB+” or higher	70%
“Ba2”, “BB” and “BB” or higher	65%
“Ba3”, “BB-” and “BB-” or higher	50%
“B1”, “B+” and “B+” or higher	45%
“B2”, “B” and “B” or below	40%

Real Estate Loans

Classification	Senior Secured Loan	B-Note Loan (LTV<85%)	B-Note Loan (85%<LTV<90%)	Mezzanine Loan
Multifamily	85%	70%	65%	50%
Office, Retail, & Industrial	85%	65%	55%	50%
Other	75%	60%	55%	50%

For purposes of calculating the applicable Advance Rate in the above tables: (a) the percentage shown under the heading “Advance Rate” (i) in the case of CMBS Bonds, shall be multiplied by the Principal Balance of such CMBS Bonds and (ii) in the case of Real Estate Loans, shall be multiplied by the Principal Balance of such Real Estate Loans, (b) any CMBS Bond that is placed on negative watch by Moody’s, S&P or Fitch shall be deemed to have a rating consistent with such negative watch which shall be one ratings subcategory below its then current rating, (c) any CMBS Bond that is split rated such that two possible Advance Rates are applicable to it shall have the lower of the two Advance Rates specified in the above table, provided, that any CMBS Bond rated solely by S&P and rated (i) “BBB-” or higher shall have the Advance Rate of one ratings subcategory below its then current S&P Rating or (ii) “BB+” or lower shall have the Advance Rate of two ratings subcategories below its then current S&P Rating, (d) each applicable Advance Rate shall be determined or redetermined, as the case may be, as of each Measurement Date and (e) the Moody’s Rating, the S&P Rating and, if applicable, the Fitch Rating shall be updated no less frequently than once per year. For the avoidance of doubt, for purposes of this definition, a Large Syndicated Loan having a Moody’s Rating or S&P Rating below “B3” or “B-,” respectively, shall be treated as a Middle Market Loan.

“Advances Outstanding”: On any day, the aggregate principal amount of all Advances and Swingline Advances outstanding on such day, after giving effect to all repayments of Advances and Swingline Advances and the making of new Advances or Swingline Advances on such day.

“Affected Party”: The Administrative Agent, the Documentation Agent, the Purchaser Agents, the Purchasers, each Liquidity Bank, Fenway Capital (for so long as MMP-5 is a Purchaser), Fenway Funding (for so long as MMP-5 is a Purchaser), all assignees and participants of the Purchasers and each Liquidity Bank, any successor to IXIS as Administrative Agent and any sub-agent of the Administrative Agent and any successor to a Purchaser Agent or the Documentation Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person provided, however, that for purposes of determining whether any Asset is an Eligible Asset or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common owner which is a financial institution, fund or other investment vehicle which is in the business of making diversified investments including investments independent from the Assets. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% (or solely with respect to Caisse de Depot et Placement du Quebec and OZ Master Fund, 51%) or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agented Loans”: With respect to any Loan (in the case of a Loan arising from an Agented Loan transaction acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard), (a) the Loan is originated or reunderwritten by the Collateral Manager in accordance with the Credit and Collection Policy (without regard to any contemporaneous or subsequent syndication of such Loan) and the acquisition of the Fund or the Seller’s interest in such Loan is approved by the independent investment professional of the Fund prior to such Loan becoming part of the Collateral hereunder, (b) the Required Loan Documents with respect thereto are delivered to the Collateral Custodian in accordance with this Agreement, (c) the Seller has all of the rights of a lender with respect to such Loan and the Related Property which have been transferred to the Seller with respect to such Loan but none of the obligations as such obligations relate to the Retained Interest, (d) the Loan, if secured, is secured by the Related Property on a pro rata basis, with all other lenders with respect to such Obligor’s indebtedness of equal priority issued in such loan transaction and (e) the Company (or a wholly-owned subsidiary of the Company) is the lead or administrative agent, collateral agent and paying agent for all lenders in such loan transaction and receives payment directly from the related Obligor on behalf of such lenders and has the right to receive and collect payments directly in its own name as agent on behalf of the lenders and to enforce its rights as agent on behalf of the lenders directly against the Obligor thereof.

“Agent’s Account”: Means, with respect to any applicable Purchaser, the special account established in the name of such Purchaser with such Purchaser’s Purchaser Agent, or any other agent on such Purchaser’s behalf and identified as such to the Seller and Collateral Manager in writing (or any other account from time to time notified to the Seller and the Collateral Manager in writing by such Purchaser or its Purchaser Agent).

- - 5 - -

“Aggregate Unpaids”: At any time, an amount equal to the sum of all unpaid Advances Outstanding, Interest, Breakage Costs and all other amounts owed by the Seller to the Purchasers, the Purchaser Agents, the Administrative Agent, the Documentation Agent, the Collateral Administrator, the Backup Collateral Manager and the Collateral Custodian hereunder (including, without limitation, all Indemnified Amounts, other amounts payable under Article XI and amounts required under Section 2.10, Section 2.11, Section 2.16 and Section 2.17 to the Affected Parties or Indemnified Parties) or by the Seller or any other Person under any fee letter (including, without limitation, each applicable Purchaser Fee Letter, the Collateral Administrator and Collateral Custodian Fee Letter and the Backup Collateral Manager Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).

“Alternative Rate”: An interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

“Amortization Period”: The period beginning on the Termination Date and ending on the Collection Date.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, and to the extent applicable, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Appraisal”: With respect to any Mortgaged Property or REO Property as to which an appraisal is required or permitted to be performed pursuant to the terms of this Agreement, an appraisal performed in conformance with the guidelines established by the Appraisal Institute.

“Appraisal Institute”: The membership association of professional real estate appraisers.

“Appraised Value”: As of any date of determination, the Appraised Value of the Mortgaged Property based upon the most recent Appraisal of such Mortgaged Property and determined in accordance with the Credit and Collection Policy and the Collateral Management Standard.

“Asset Backed Security”: A structured security issued by an Obligor in which repayment relies upon the cash flow stream generated by a pool of assets (such as commercial mortgage loans) originated by banks or other providers of credit; it being understood that the Obligor of which may have an ownership or security interest in such assets.

“Asset List”: The Asset List provided by the Seller to the Administrative Agent, the Collateral Administrator, the Backup Collateral Manager, and the Collateral Custodian, in the form of Schedule IV hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement. For the avoidance of doubt, Subscription Collateral shall not be included in the Asset List.

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“Assets”: Loans, Bonds and Subscription Collateral, individually or collectively, as the context requires.

“Assignment of Account”: An assignment of the Subscription Account in substantially the form attached hereto as Exhibit N.

“Assignment of Leases and Rents”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Obligor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, whether contained in the Mortgage or in a document separate from the Mortgage, in the form that was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter in accordance with the Credit and Collection Policy and the Collateral Management Standard.

“Assignment of Mortgage”: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the assignment of the Mortgage to the Administrative Agent, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by Applicable Law.

“Availability”: At any time, an amount equal to the excess, if any, of (i) the lesser of (a) the Facility Amount and (b) the Maximum Availability over (ii) the Advances Outstanding on such day; provided, however, during the Amortization Period, the Availability shall be zero.

“Available Funds”: With respect to any Distribution Date, all amounts received in the Collection Account (including, without limitation, any Collections on Assets included in the Collateral and earnings from Permitted Investments in the Collection Account) during the Due Period that ended on the Determination Date immediately preceding the calendar month in which such Distribution Date occurs.

“Average Pool Charge-Off Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Principal Balances of all Loans that became Charged-Off Loans (net of Recoveries on Charged-Off Loans during such calendar month) during the calendar month related to such Determination Date and each of 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to the weighted average of the aggregate Principal Balance of all Loans measured as of the first day of the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number included in the calculations described herein).

“Average Pool Delinquency Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is the sum of the Pool Delinquency Ratio for such Determination Date and each of the two preceding Determination Dates (or such lesser

- - 7 - -

number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is three (or the corresponding lesser number of Determination Dates included in the calculations described herein).

“Average Portfolio Charged-Off Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Portfolio Principal Balance of all Portfolio Assets that became Charged-Off Portfolio Assets (net of Recoveries on Charged-Off Portfolio Assets during such calendar month) during the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number as shall have elapsed as of such Determination Date), and (ii) the denominator of which is equal to the weighted average of the Portfolio Principal Balance measured as of the first day of the calendar month related to such Determination Date and each of the 11 preceding Determination Dates (or such lesser number included in the calculations described herein).

“Backup Collateral Manager”: Defined in the Preamble.

“Backup Collateral Manager Fee Letter”: The Backup Collateral Manager Fee Letter, dated as of the date hereof, by and among the Fund, the Administrative Agent and the Backup Collateral Manager, as such letter may be amended, modified, supplemented, restated or replaced from time to time. For the avoidance of doubt, the Backup Collateral Manager Fee Letter forms a part of the Collateral Administrator and Collateral Custodian Fee Letter.

“Backup Collateral Manager Termination Notice”: Defined in Section 7.5(b).

“Backup Collateral Manager Fee”: Defined in the Backup Collateral Manager Fee Letter.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. 5 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating per annum interest rate equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Seller or any ERISA Affiliate of the Seller is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“B-Note Loan”: Any Real Estate Loan which is a Term Loan: (i) that is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) where the underlying Related Property consists primarily of real property, (iii) that has a Loan-to-Value Ratio of less than or equal to 90%, (iv) that contains terms which, upon the occurrence of an “event of default” (however described or denominated) under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the principal of the Seller’s portion of such Loan will be paid only after the other lender parties on the senior tranche related to such Loan are paid in full, and (v) in the case of a B-Note Loan acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard.

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“Bond”: Any ABS Bond or CMBS Bond.

“Bond Factor”: The percentage of the original principal amount of each Bond outstanding set forth in the Securities Remittance Certificate as the “Bond Factor.”

“Borrowing Base”: As of any Measurement Date, an amount equal to (i) the Principal Collateral Value after giving effect to all Assets added to and removed from the Collateral on such date, minus (ii) the applicable portion of the sum of the Principal Balances of Assets (without duplication) exceeding any Concentration Limit, and minus (iii) the sum of the Principal Balances of any Delinquent Loans.

“Borrowing Base Certificate”: Each certificate, in the form of Exhibit A-4, required to be delivered by the Seller along with each Borrowing Notice and on each Measurement Date.

“Borrowing Notice”: Each notice, in the form of Exhibit A-1, A-1-S, A-2 or A-3 (as applicable), required to be delivered by the Seller in respect of (i) the Initial Advance, each incremental Advance and each Swingline Advance, (ii) any reduction of the Facility Amount or repayment of Advances Outstanding or (iii) any reinvestment of Principal Collections under Section 2.10(b).

“Breakage Costs”: Means, with respect to any applicable Conduit Purchaser, any amount or amounts as shall compensate such Conduit Purchaser for any loss, cost or expense (including, without limitation, any total return swap breakage or other derivative breakage costs) incurred by such Conduit Purchaser or any Affected Party (as determined by the applicable Purchaser Agent on behalf of such Conduit Purchaser, in such Purchaser Agent’s sole discretion) as a result of a prepayment by the Seller of Advances Outstanding or Interest. All Breakage Costs relating to any Conduit Purchaser or Affected Party shall be due and payable hereunder upon demand, in accordance with the terms hereof.

“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York City, New York, Boston, Massachusetts, Minneapolis, Minnesota, Charlotte, North Carolina or Florence, South Carolina and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market; provided, that if any action is required of the Administrator, then, for purposes of determining when such Administrator action is required, the Cayman Islands will be considered in determining “Business Day”.

“Capital Call”: A call upon all or any of the Investors for payment of all or any portion of their Unfunded Capital Commitments.

“Capital Call Notice”: Any notice sent to an Investor for the purpose of making a Capital Call, which shall be in the form of the “Contribution Notice” as more fully described in the applicable Investor Documents.

“Capital Commitment”: For any Investor, its “Capital Commitment” as defined in the Constituent Documents of the Fund.

- - 9 - -

“Capital contribution’: For any Investor, any contribution of capital made to the Fund in response to a Capital Call.

“Cash”: Such currency or coin of the United States as at the time shall be legal tender for payment of all public and private debts.

“Certificated Security”: The meaning specified in Section 8-102(a)(4) of the UCC.

“Change-in-Control”: Any of the following:

(a) The failure of holders of the common voting stock in the Fund as of the Closing Date to own free and clear of all Liens (other than any Lien granted to the Fund by any such holder to secure such holder’s payment obligation in respect of the original purchase price of such common voting stock), 51% of the outstanding common voting stock of the Fund;

(b) the creation or imposition of any Lien on any shares in the Seller; or

(c) the failure by the Fund to own all of the common shares of the Seller (other than any Management Shares) or the failure by the Fund to own at least 51% of all of the common shares of the Seller.

“Change of Tax Law”: Any change in application or public announcement of an official position under or any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of any jurisdiction in which an Obligor is organized), or any political subdivision or taxing authority of any of the foregoing, affecting taxation, or any proposed change in such laws or change in the official application, enforcement or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), or any other action taken by a taxing authority or court of competent jurisdiction in the relevant jurisdiction, or the official proposal of any such action.

“Charged-Off Loan”: A Loan as to which any of the following first occurs: (i) the Collateral Manager has determined or should have reasonably determined in accordance with the Credit and Collection Policy and the Collateral Management Standard that such Loan is not collectible, (ii) the Loan has been a Delinquent Loan for a period of 60 days or more (without giving effect to any Collateral Manager Advance thereon or any grace period permitted in the Underlying Instruments), (iii) the related Obligor is subject to an Insolvency Event or (iv) the related Obligor is not Solvent, as reasonably determined by the Collateral Manager in accordance with the Collateral Management Standard.

“Charged-Off Portfolio Asset”: A Portfolio Asset as to which any of the following first occurs: (i) the Collateral Manager has determined or should have reasonably determined in accordance with the Credit and Collection Policy and the Collateral Management Standard (or such similar policies and procedures utilized by the Collateral Manager in servicing such Portfolio Asset) that such Portfolio Asset is not collectible, (ii) the Portfolio Asset has been a Delinquent Portfolio Asset for a period of 60 days or more (without giving effect to any servicer advance or loan by the Fund or any of its Affiliates thereon or any grace period permitted in the

- - 10 - -

underlying loan documents), (iii) the related Obligor is subject to an Insolvency Event or (iv) the related Obligor is not Solvent, as reasonably determined by the Collateral Manager in accordance with the Collateral Management Standard.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation”: The meaning specified in Section 8-102(a)(5) of the UCC.

“Closing Counsel”: Legal counsel responsible for closing the acquisition of any Asset on behalf of the Fund which is sold to the Seller under the Sale Agreement and financed by the Seller under this Agreement.

“Closing Date”: November 30, 2005.

“CMBS Bond”: Any CMBS Conduit Security, CMBS Credit Tenant Lease Security or any CMBS Large Loan Security, in each case acquired by the Fund in the ordinary course of its business which includes, in each case, all right, title and interest in and to any Related Property and all right, title and interest in and to the commercial mortgage backed security.

“CMBS Conduit Securities”: Asset Backed Securities (A) issued by a single-seller or multiple seller bankruptcy-remote special purpose entity or by a single-seller conduit or multi-seller conduit under which the holders of such Asset Backed Securities have recourse to a specified pool of assets (but not other assets held by the conduit that support payments on other series of securities) and (B) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Asset Backed Securities) on the cash flow from a pool of commercial mortgage loans generally having the following characteristics: (1) the commercial mortgage loans have varying contractual maturities; (2) the commercial mortgage loans are secured by Interests in Real Property purchased or improved with the proceeds thereof (or to refinance an outstanding loan the proceeds of which were so used); (3) the commercial mortgage loans are obligations of obligors (with the creditworthiness of individual obligors being less material than for CMBS Large Loan Securities and Credit Tenant Lease Securities) and, depending on the number of obligors, accordingly represent a more or less diversified pool of obligor credit risk; (4) upon original issuance of such Asset Backed Securities no five commercial mortgage loans account for more than 20% of the aggregate principal balance of the entire pool of commercial mortgage loans supporting payments on such securities; and (5) repayment thereof can vary substantially from the contractual payment schedule (if any), with early prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans or securities include an effective prepayment premium.

“CMBS Credit Tenant Lease Securities”: Asset Backed Securities (other than CMBS Large Loan Securities and CMBS Conduit Securities) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Asset Backed Securities) on the cash flow from a pool of commercial mortgage loans made to finance the acquisition, construction and improvement of

- - 11 - -

properties leased to commercial tenants (and on the cash flow from such leases). They generally have the following characteristics: (1) the commercial mortgage loans and leases have varying contractual maturities; (2) the commercial mortgage loans are secured by Interests in Real Property purchased or improved with the proceeds thereof (or to refinance an outstanding loan the proceeds of which were so used) and by an assignment of the related leases; (3) the related leases create leasehold interests; (4) the commercial mortgage loans and related leases are obligations of a relatively limited number of obligors and accordingly represent a relatively undiversified pool of obligor credit risk; (5) payment thereof can vary substantially from the contractual payment schedule (if any), with prepayment of individual loans or termination of leases depending on numerous factors specific to the particular obligors or lessees and upon whether, in the case of loans bearing interest at a fixed rate, such loans include an effective prepayment premium; and (6) the creditworthiness of such commercial tenants is the primary factor in any decision to invest in these securities.

“CMBS Large Loan Securities”: Asset Backed Securities (other than CMBS Conduit Securities and CMBS Credit Tenant Lease Securities) that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Asset Backed Securities) on the cash flow from a pool of commercial mortgage loans made to finance the acquisition, construction and improvement of properties. They generally have the following characteristics: (i) the commercial mortgage loans have varying contractual maturities; (ii) the commercial mortgage loans are secured by Interests in Real Property purchased or improved with the proceeds thereof (or to refinance an outstanding loan the proceeds of which were so used); (iii) the commercial mortgage loans are obligations of a relatively limited number of obligors and accordingly represent a relatively undiversified pool of obligor credit risk; (iv) repayment thereof can vary substantially from the contractual payment schedule (if any), with early prepayment of individual loans depending on numerous factors specific to the particular obligors and upon whether, in the case of loans bearing interest at a fixed rate, such loans or securities include an effective prepayment premium; and (v) the valuation of individual properties securing the commercial mortgage loans is the primary factor in any decision to invest in these securities.

“Code”: The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: All right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Seller in the property identified in clauses (i)-(iii) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and any fee permitted to be retained by the Fund in connection with the acquisition of any Asset under clause (b)(iii) of the definition of Excluded Amounts):

(i) the Existing Assets and Additional Assets and all monies due or to become due in payment under such Existing Assets and Additional Assets on and after the related Cut-Off Date, including but not limited to all Collections;

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(ii) all Related Security with respect to the Assets referred to in clause (i); and

(iii) and all income and Proceeds of the foregoing,

provided, however, that the Subscription Collateral and Subscription Collections constitute Collateral hereunder solely to secure repayment of any outstanding Subscription Advances as provided herein.

For the avoidance of doubt, the term “Collateral” shall, for all purposes of this Agreement, be deemed to include any Asset acquired directly by the Seller from a third party in a transaction arranged by the Fund or any transaction in which the Seller is the designee of the Fund under the instruments of conveyance relating to the applicable Asset.

“Collateral Administrator”: U.S. Bank, not in its individual capacity, but solely as Collateral Administrator, its successor in interest pursuant to Section 7.3 or such Person as shall have been appointed as Collateral Administrator pursuant to Section 7.5.

“Collateral Administrator and Collateral Custodian Fee”: Defined in the Collateral Administrator and Collateral Custodian Fee Letter.

“Collateral Administrator and Collateral Custodian Fee Letter”: The Collateral Administrator and Collateral Custodian Fee Letter, dated as of the date hereof, by and among the Fund, the Administrative Agent, the Collateral Administrator and the Collateral Custodian, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Collateral Administrator Termination Notice”: Defined in Section 7.5(a).

“Collateral Custodian”: U.S. Bank, not in its individual capacity, but solely as Collateral Custodian, its successor in interest pursuant to Section 8.3 or such Person as shall have been appointed Collateral Custodian pursuant to Section 8.5.

“Collateral Custodian Fee”: Defined in Section 8.4 and, for the avoidance of doubt, the Collateral Custodian Fee forms a part of the Collateral Administrator and Collateral Custodian Fee and is not separately payable.

“Collateral Custodian Termination Notice”: Defined in Section 8.5.

“Collateral Management Standard”: Shall mean:

(a) with respect to any Loans included in the Assets, to service and administer such Loans on behalf of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices (A) which are consistent with the higher of: (x) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loans for its own account, and (y) the same care, skill, prudence and diligence with which the Collateral Manager services and administers loans for its own account or for the account of others; (B) with a view to maximize the

- - 13 - -

value of the Loans; and (C) without regard to: (1) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any Obligor or any Affiliate of any Obligor, (2) the Collateral Manager’s obligations to incur servicing and administrative expenses with respect to a Loan, (3) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Collateral Manager or any Affiliate of any Loans, (5) the ownership, servicing or management for others by the Collateral Manager of any other Loans or property by the Collateral Manager or (6) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any holder of Mezzanine Loans of the Obligor with respect to such Loans.

(b) with respect to any Bonds included in the Assets, to service and administer such Bonds on behalf of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices (A) which are consistent with the higher of (x) the customary and usual servicing practices that a prudent institutional investor or lender would use in servicing for its own account any commercial mortgage backed securities, asset backed securities or other financial assets which are similar to the Bonds serviced or administered pursuant to this Agreement, and (y) the same care, skill, prudence and diligence with which the Collateral Manager services and administers commercial mortgage backed securities, asset backed securities or other financial assets which are similar to the Bonds serviced or administered pursuant to this Agreement, for its own account or for the account of others; (B) with a view to maximize the value of the Bonds, and (C) without regard to: (1) any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any counterparty to, or Obligor under, any Bond or any Affiliate of any counterparty to, or Obligor, (2) the Collateral Manager’s obligations to incur servicing and administrative expenses with respect to the Bonds, (3) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction, (4) the ownership by the Collateral Manager (or any Affiliate of the Collateral Manager) of any other commercial mortgage backed securities, asset backed securities or other financial assets similar to any Bond or (5) the ownership, servicing or management by the Collateral Manager for others, of any other commercial mortgage backed securities, asset backed securities or other financial assets which are similar to any Bond.

“Collateral Manager”: NewStar Financial, Inc., and each successor (in the same capacity) appointed as Successor Collateral Manager pursuant to Section 6.19(a).

“Collateral Manager Advance”: An advance of Scheduled Payments made by the Collateral Manager pursuant to Section 6.5 or as otherwise permitted or required as a Collateral Manager Advance pursuant to this Agreement.

“Collateral Manager Default”: Defined in Section 6.18.

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“Collateral Manager Fee”: Defined in Section 2.15(b)

“Collateral Manager Fee Rate”: 0.625% per annum.

“Collateral Manager Report”: Defined in Section 6.13(c).

“Collateral Manager Termination Notice”: Defined in Section 6.18.

“Collateral Manager’s Certificate”: Defined in Section 6.13(d).

“Collection Account”: Defined in Section 6.4(h).

“Collection Date”: The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

“Collections”: (a) All Cash collections and other Cash proceeds of any Asset (other than the Subscription Collateral), including, without limitation, any Interest Collections, any Principal Collections, Prepayments, Insurance Proceeds, interest earnings in the Collection Account, and all other amounts received in respect of any Asset but excluding any Excluded Amounts and amounts attributable to any Retained Interests and (b) any Cash proceeds or other funds received by the Seller or the Collateral Manager with respect to any Related Security, including from any guarantors.

“Commercial Paper Notes”: On any day, any short-term promissory notes of any Purchaser issued by such Purchaser in the commercial paper market; provided, however that with respect to MMP-5, the secured liquidity notes issued by Fenway Funding shall constitute Commercial Paper Notes of MMP-5 for all purposes hereunder and references to Commercial Paper Notes issued by MMP-5 shall be deemed references to such secured liquidity notes issued by Fenway Funding for all purposes hereunder.

“Commitment”: With respect to each Purchaser or Swingline Purchaser, as applicable, the commitment of such Conduit Purchaser or Swingline Purchaser to make Advances or Swingline Advances in accordance herewith in an amount not to exceed (i) (a) prior to the Termination Date, the dollar amount set forth opposite such Purchaser’s name on Schedule XII hereto under the heading “Commitment” and (b) on or after the Termination Date, with respect to a Swingline Purchaser, the aggregate amount of Swingline Advances outstanding, and with respect to each Conduit Purchaser, such Conduit Purchaser’s Pro-Rata Share of the aggregate Advances Outstanding or (ii) as to Conduit Purchasers only, with respect to each Advance, the Pro-Rata Share.

“Commitment Fee”: With respect to any applicable Purchaser, the “commitment fee” set forth in such Purchaser’s Purchaser Fee Letter.

“Company”: Defined in the Preamble of this Agreement.

“Company LIBOR Rate”: The posted rate for one-month, two-month or three-month, as applicable, deposits in Dollars appearing on Telerate Page 3750, or, if such Telerate Page is not available, in such other manner, as and when determined in accordance with the applicable Underlying Instruments.

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“Company Prime Rate”: The rate designated by the Company (or the Person serving as agent on a Loan if other than the Company) from time to time and/or pursuant to the related Underlying Instruments as its prime rate in the United States, such rate to change as and when the designated rate changes; provided, however, the Company Prime Rate is not intended to be the lowest rate of interest charged by the Company (or such agent) in connection with extensions of credit to debtors.

“Concentration Account”: The account maintained at the Concentration Account Bank for the purpose of receiving Collections, the details of which are contained in Schedule II, as such schedule may be amended from time to time.

“Concentration Account Bank”: U.S. Bank or any other bank selected by the Collateral Manager from time to time for the purpose of receiving Collections from Obligors which is a Qualified Institution and enters into an agreement similar to the Intercreditor Agreement.

“Concentration Limits”: As of any Measurement Date, for purposes of determining the Borrowing Base, the Eligible Assets included in the Principal Collateral Value must conform to the concentration limitations set forth below (except as specifically noted, percentages refer to the percentage of the Principal Collateral Value):

(a) the sum of the Principal Balances of Eligible Assets that are Loans to a single Obligor (including any Affiliates thereof) shall not exceed $20,000,000;

(b) the Principal Balance of any CMBS Bond shall not exceed $l5,000,000;

(c) the sum of the Principal Balances of Eligible Assets that are Fixed Rate Loans shall not exceed 20%;

(d) the sum of the Principal Balances of Eligible Assets that are not Senior Secured Loans shall not exceed 50%;

(e) the sum of the Principal Balances of Eligible Assets that are Revolving Loans and Delayed Draw Term Loans shall not in the aggregate exceed the greater of 20% or $30,000,000;

(f) the sum of the Principal Balances of Eligible Assets that are Subordinated Loans shall not exceed the greater of 10% or $15,000,000;

(g) the sum of the Principal Balances of Eligible Assets that are Second Lien Loans shall not exceed the greater of 20% or $30,000,000;

(h) the sum of the Principal Balances of Eligible Assets that are Subordinated Loans, B-Note Loans and Mezzanine Loans shall not in the aggregate exceed the greater of 15% or $25,000,000;

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(i) the sum of the Principal Balances of Eligible Assets that are DIP Loans shall not exceed the greater of 7.5% or $10,000,000;

(j) the sum of the Principal Balances of Eligible Assets that are Loans with a Moody’s Rating below “B3” and an S&P Rating below “B-” shall not exceed the greater of 15% or $22,500,000;

(k) the sum of the Principal Balances of Eligible Assets that are Real Estate Loans shall not exceed the greater of 20% or $30,000,000;

(l) the sum of the Principal Balances of Eligible Assets that are B-Note Loans and Mezzanine Loans shall not in the aggregate exceed the greater of 10% or $l5,000,000;

(m) the sum of the Principal Balances of Eligible Assets that are Bonds (i) with a Moody’s Rating below “B1” and an S&P Rating below “B+” shall not exceed the greater of 10% or $15,000,000 and (ii) with a Moody’s Rating below “B3” and an S&P Rating below “B-” shall not exceed 0%;

(n) the sum of the Principal Balances of Eligible Assets that are ABS Direct Loans and ABS Bonds shall not in the aggregate exceed the greater of 15% or $25,000,000;

(o) the sum of the Principal Balances of Eligible Assets that are ABS Bonds shall not exceed the greater of 5% or $10,000,000;

(p) from and after the date that is 90 days following the Closing Date, the Weighted Average Life of the Loans shall not exceed 6.0 years;

(q) the sum of the Principal Balances of Eligible Assets that are Permitted PIK Loans with a current annual cash coupon of less than (i) the Company LIBOR Rate + 3.5%, if such Loan is a Floating Rate Loan with an interest rate based on the Company LIBOR Rate, (ii) the Company Prime + 1.5%, if such Loan is a Floating Rate Loan with an interest rate based on the Company Prime Rate, and (iii) 8.5% if such Loan is a Fixed Rate Loan, shall not exceed 0%;

(r) the sum of the Principal Balances of Eligible Assets that are in the same Moody’s Industry Classification Group shall not exceed 20% of the Facility Amount; provided, however, Eligible Assets which are included in the “Buildings and Real Estate” Moody’s Industry Classification Group shall not exceed 30% of the Facility Amount;

(s) the sum of the Principal Balances of Eligible Assets that are Loans with a Moody’s Rating below “Caa2” and an S&P Rating below “CCC” shall not exceed the greater of 5% or $10,000,000;

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(t) the sum of the Principal Balances of Eligible Assets that are Large Syndicated Loans shall not exceed the greater of 15% or $25,000,000;

(u) the sum of the Principal Balances of all Eligible Assets that are Loans to Obligors organized under the federal or provincial laws of, or principally located in Canada, or the Related Property with respect to which the Asset is principally underwritten is located in, Canada shall not exceed the greater of 10% or $20,000,000;

(v) (i) the sum of the Principal Balances of Eligible Assets that are Participations shall not exceed 20% or $30,000,000 and (ii) the sum of the Principal Balances of all Eligible Assets that are Participations acquired from any single selling institution or its Affiliates shall not exceed the greater of 5% or $10,000,000; and

(w) the sum of the Principal Balances of Eligible Assets the Obligors of which are organized under the laws of, or all of substantially all of the assets of which are located in, Group I Countries, Group II Countries or Group III Countries shall not exceed the greater of 5% or $10,000,000.

“Conduit Purchaser”: (i) Each commercial paper conduit from time to time party hereto as a Purchaser, and (ii) so long as MMP-5 is a party hereto as a Purchaser, MMP-5, except as otherwise expressly set forth herein.

“Constituent Documents”: For any Person, its constituent or organizational documents, including, as applicable: (a) in the case of any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time; (b) in the case of any limited liability company, the articles or certificate of formation and its operating agreement or limited liability company agreement; and (c) in the case of a corporation, the certificate or articles of incorporation and its bylaws or its memorandum and articles of association and related governing documents and, with respect to the Fund, including but not limited to any side letters with its Investors.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“CP Rate”: With respect to any Conduit Purchaser for any day during any Interest Period, the per annum rate equivalent to (a) unless clause (b) applies, the rate (expressed as a percentage and an interest yield equivalent and calculated on the basis of a 360-day year) or, if more than one rate, the weighted average thereof, paid or payable by such Conduit Purchaser (or, with respect to MMP-5, Fenway Funding) from time to time as interest on or otherwise in respect of the Commercial Paper Notes issued by such Conduit Purchaser (or, with respect to MMP-5, Fenway Funding) that are allocated, in whole or in part, by such Purchaser’s Purchaser

- - 18 - -

Agent to fund the purchase or maintenance of such Advances Outstanding (and which may also, in the case of a pool-funded Conduit Purchaser (or, with respect to MMP-5, Fenway Funding), be allocated in part to the funding of other assets of such Conduit Purchaser (or, with respect to MMP-5, Fenway Funding) and which Commercial Paper Notes need not mature on the last day of any Interest Period) during such Interest Period as determined by such Purchaser’s Purchaser Agent, which rates shall reflect and give effect to (i) certain documentation and transaction costs (including, without limitation, dealer and placement agent commissions, and incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser (or, with respect to MMP-5, Fenway Funding)) associated with the issuance of such Conduit Purchaser’s (or, with respect to MMP-5, Fenway Funding’s) Commercial Paper Notes, and (ii) other borrowings by such Conduit Purchaser (or, with respect to MMP-5, Fenway Funding), including borrowings to fund small or odd dollar amounts that are not easily accommodated in the Commercial Paper Notes market, to the extent such amounts are allocated, in whole or in part, by such Purchaser’s Purchaser Agent to fund such Conduit Purchaser’s purchase or maintenance of such Advances Outstanding during such Interest Period; provided, that if any component of such rate is a discount rate, in calculating the applicable “CP Rate” for such day, such Purchaser’s Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum or (b) such other rate as may be set forth as such with respect to such Conduit Purchaser in such Purchaser’s Purchaser Fee Letter.

“Credit and Collection Policy”: The written credit policies and procedures manual of the Collateral Manager set forth on Schedule VI, as may be as amended or supplemented from time to time in accordance with Section 5.1(h) and Section 5.4(f).

“CreditModel”: S&P’s CreditModel, or any successor thereto.

“Custodial Account”: The securities account designated as the Custodial Account and established in the name of the Collateral Custodian pursuant to Section 6.4(i).

“Cut-Off Date”: With respect to each Existing Asset, the date on and after which Collections on an Existing Asset are to be transferred to the Collateral, and with respect to each Additional Asset, the date on and after which Collections on an Additional Asset are to be transferred to the Collateral.

“Delayed Draw Term Loan”: A Middle Market Loan or Large Syndicated Loan that is fully committed on the initial funding date of such Loan and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan but which, once all such installments have been made has the characteristics of a Term Loan; provided, that any such Loan shall exclude any Retained Interest.

“Delinquent Loan”: A Loan (that is not a Charged-Off Loan) as to which any of the following first occurs: (a) all or any portion of any one or more payments of principal or interest thereunder remains unpaid for at least 60 days from the original due date for such payment (without giving effect to any Collateral Manager Advance thereon or any grace period permitted in the Underlying Instruments) or, in the case of ABS Direct Loans, an “event of default” has occurred that results in “accelerated amortization” (in each case however such terms are

- - 19 - -

denominated or described in the applicable Underlying Instruments), (b) the provisions of the Underlying Instruments for such Loan are amended, modified or waived due to the Obligor’s current or prospective inability to pay principal or interest, (c) the related Obligor is not paying any of the accrued and unpaid interest on a current basis for at least 60 days from the original date for such payment (without giving effect to any Collateral Manager Advance thereon or any grace period permitted in the Underlying Instruments), (d) the Fund or any Affiliate thereof has acquired a loan to such Obligor which loan was made for the purpose of enabling such Obligor to pay principal and interest on such Loan and to avoid a payment default, or (e) consistent with the Credit and Collection Policy and the Collateral Management Standard such Loan would be classified as delinquent or placed on non-accrual status by the Collateral Manager.

“Delinquent Portfolio Asset”: A Portfolio Asset (that is not a Charged-Off Portfolio Asset) as to which any of the following first occurs: (a) all or any portion of any one or more payments of principal or interest thereunder remains unpaid for at least 60 days from the original due date for such payment (without giving effect to any Collateral Manager Advance thereon or any grace period permitted in the underlying loan documents) or, in the case of a Portfolio Asset that if it were included in the Collateral would be an ABS Direct Loan, an “event of default” has occurred that results in “accelerated amortization” (in each case however such terms are denominated or described in the applicable underlying loan documents), (b) the provisions of the underlying instruments for such Portfolio Asset are amended, modified or waived due to the Obligor’s current or prospective inability to pay principal or interest, (c) the related Obligor is not paying any of the accrued and unpaid interest on a current basis for at least 60 days from the original date for such payment (without giving effect to any Collateral Manager Advance thereon or any grace period permitted in the Underlying Instruments), (d) the Fund or any Affiliate thereof has acquired a loan to such Obligor which loan was made for the purpose of enabling such Obligor to pay principal and interest on such Portfolio Asset and to avoid a payment default, or (e) consistent with the Credit and Collection Policy and the Collateral Management Standard (or such similar policies and procedures utilized by the Collateral Manager in servicing such Portfolio Asset) such Portfolio Asset would be classified as delinquent or placed on non-accrual status by the Collateral Manager.

“Derivatives”: Any exchange-traded or over-the-counter (i) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or Cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) any similar transaction, contract, instrument, undertaking or security, or (iii) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date”: The last day of each calendar month.

“DIP Loan”: Any Loan (i) which is an obligation of a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code, (ii) the terms of which have been approved by an order of a United States Bankruptcy Court, a United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure), (iii) which

- - 20 - -

has the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code, (iv) which pays Cash interest on a current basis, and (v) which has paid its most recent scheduled interest and principal payments (if any) and the Collateral Manager reasonably expects that the Loan will continue to pay interest and principal.

“Discretionary Sale”: Defined in Section 2.21(a).

“Discretionary Sale Date”: The Business Day identified by the Seller to the Administrative Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: Defined in Section 2.21(a)(i).

“Distribution Date”: (a) Quarterly on the 15th day of each March, June, September and December or (b) if the Administrative Agent reasonably determines that a majority of the Assets are paying on a monthly basis then upon 30 days prior written notice to the Seller, the Backup Collateral Manager and the Collateral Administrator, monthly on the 15th day of each calendar month, and in each case if such day is not a Business Day, the next succeeding Business Day, commencing March 15, 2006.

“Diversity Score”: A single number that indicates the collateral concentration for Eligible Assets in terms of both the Obligor and industry classification, which number is calculated as described in Schedule VII.

“Documentation Agent”: WCM, in its capacity as documentation agent for the Purchaser Agents, together with its successors and assigns.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“Due Period”: With respect to the fist Distribution Date, the period from and including the Closing Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.

“EBITDA”: For any period and any Person, the sum of (a) consolidated net income for such period and (b) the aggregate amounts deducted in determining consolidated net income in respect of (i) consolidated net interest expense for such period and (ii) income taxes, depreciation and amortization of such Person and its consolidated subsidiaries for such period, all as determined in accordance with GAAP.

“Eligible Asset”: On the initial Funding Date thereof, each Asset (A) other than with respect to the Subscription Collateral, for which the Administrative Agent, the Collateral Custodian, the Collateral Administrator and the Backup Collateral Manager have received in the case of the initial Advance no later than 2:00 p.m. on the day prior to the related Funding Date and in the case of a Swingline Advance, no later than 2:00 p.m. on the related Funding Date the following: (1) a Borrowing Notice delivered by the Seller to the Collateral Custodian, the

- - 21 - -

Collateral Administrator, the Backup Collateral Manager and the Administrative Agent as part of the Borrowing Notice or Collateral Manager Report delivered by the Collateral Manager and (2) a Borrowing Base Certificate, (B) for which the Seller shall cause any assignment or other Transfer Document to be in the possession of the Collateral Custodian within two Business Days of any related Funding Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) shall be in the possession of the Collateral Custodian within the earlier of two Business Days after the date specified for delivery of such Required Loan Documents to the Fund or to the Seller, as applicable, in the Underlying Instruments or seven Business Days after any related Funding Date as to any Assets that become part of the Collateral after the Closing Date, and (C) that satisfies each of the following eligibility requirements, as applicable:

(a) such Asset is a Large Syndicated Loan, Middle Market Loan, Real Estate Loan, ABS Bond, CMBS Bond, ABS Direct Loan or Subscription Collateral;

(b) such Asset (other than the Subscription Collateral) is an “eligible asset” as defined in Rule 3a-7 under the 1940 Act;

(c) other than with respect to any Subscription Collateral, such Asset is Registered;

(d) such Asset, together with the Related Security, has been purchased directly by or sold or assigned to the Seller in each case, pursuant to (and in accordance with) the Sale Agreement and the Seller has good and marketable title, free and clear of all Liens (other than Permitted Liens), on such Asset and Related Security;

(e) the Asset (together with the Collections and Related Security related thereto) has been the subject of a grant by the Seller in favor of the Administrative Agent, on behalf of the Secured Parties, of a valid and perfected first priority security interest;

(f) other than with respect to any Subscription Collateral, the Obligor with respect to such Asset is an Eligible Obligor;

(g) such Asset is denominated and payable only in Dollars in the United States and does not permit the currency in which or country in which such Asset is payable to be changed; provided, that in the case of ABS Bonds and ABS Direct Loans certain of the underlying collateral might reside outside the United States;

(h) such Asset complies with each of the representations and warranties made by the Seller and Collateral Manager hereunder with respect thereto and all information provided by the Seller or the Collateral Manager with respect to the Asset is true and correct in all material respects;

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(i) such Asset does not contravene any Applicable Laws (including, without limitation, laws, rules and regulations, if applicable, relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, licensing and privacy) and with respect to which no part thereof is in violation of any Applicable Law;

(j) all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the acquisition, transfer or performance of such Asset have been duly obtained, effected or given and are in full force and effect;

(k) such Asset is eligible under its Underlying Instruments (giving effect to the provisions of Sections 9-406 and 9-408 of the UCC) to be sold to the Seller (or, in the case of Participations, to have a participation interest therein sold to the Seller) and to have a security interest therein granted to the Administrative Agent, as agent for the Secured Parties;

(l) such Asset is not the subject of an offer of exchange or tender by its issuer, for Cash, securities or any other type of consideration, and has not been called for redemption or tender into any other security or property that is not, on the date of such investment, an Asset;

(m) such Asset (other than the Subscription Collateral) (A) is not an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Collateral;

(n) such Asset does not require the Seller to make future advances to the Obligor under the related Underlying Instruments (exclusive of advances under Revolving Loans which are part of the Retained Interest or advances made to protect or preserve rights against the Obligor, to preserve or enhance the value of any Related Property securing such Asset or to indemnify an agent or representative for lenders pursuant to any such Underlying Instrument);

(o) such Asset is not a Loan or Bond with respect to which interest required by the Underlying Instrument to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in fill;

(p) no selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the Seller or Fund in the selection of such Asset for inclusion in the Collateral;

(q) the repayment of such Asset is not subject to material non-credit related risk (for example, an Asset the payment of which is expressly contingent upon the nonoccurrence of a catastrophe), as reasonably determined by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard;

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(r) such Asset is not one as to which in the reasonable business judgment of the Seller has a significant risk of declining in credit quality and, with lapse of time, becoming a Charged-Off Loan or not being paid in full;

(s) the acquisition of such Asset will not cause the Seller or the pool of Collateral to be required to register as an investment company under the 1940 Act and if the issuer of such Asset is excepted from the definition of an “investment company” solely by reason of Section 3(c)(l) of the 1940 Act, then either (A) such security does not constitute a “voting security” for purposes of the 1940 Act or (B) the aggregate amount of such security held by the Seller is less than 10% of the entire issue of such security;

(t) such Asset does not constitute Margin Stock;

(u) such Asset (other than the Subscription Collateral) provides for a fixed amount of principal payable in Cash no later than its stated maturity;

(v) such Asset (other than the Subscription Collateral) provides for periodic payments of interest in Cash no less frequently than quarterly in the case of Loans and semi-annually in the case of Bonds;

(w) such Asset is not subject to withholding tax unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments that cover the full amount of such withholding tax on an after-tax basis;

(x) if such Asset is a Loan, it satisfies the further requirements set forth in Appendix A;

(y) if such Asset is a Bond, it satisfies the further requirements set forth in Appendix B; and

(z) if such Asset is Subscription Collateral, it satisfies the further requirements set forth in Appendix C; and

(aa) as of the date on which such Asset (other than the Subscription Collateral) becomes part of the Collateral, each of the Weighted Average Fixed Rate Coupon Test and the Weighted Average Floating Rate Spread Test is satisfied, provided, that if immediately prior to such date, the Weighted Average Fixed Rate Coupon Test and the Weighted Average Floating Rate Spread Test was not satisfied, such test is maintained or improved after giving effect to the inclusion of such Asset in the Collateral.

“Eligible Obligor”: On the initial Funding Date of the related Asset (other than the Subscription Collateral), any Obligor that (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is a legal operating entity, holding company or SPE Obligor, (iii) has not entered into the Asset primarily for personal, family or household purposes, (iv) is not a Governmental Authority, (v) is

- - 24 - -

not an Affiliate of the Seller, the Fund or the Collateral Manager (so long as the Collateral Manager is an Affiliate of the Seller), (vi) such Obligor is organized under the federal or provincial laws of, or its principal office is located in, and the Related Property with respect to which the Asset is principally underwritten is located in, the United States or in Canada, (vii) is not in the gaming, nuclear waste, biotechnology, natural resources, utility or internet industry (other than Obligors in the business of wholesale purchasing and reselling of natural gas or electricity, the Loans to which have been appropriately hedged) unless approved in writing by the Administrative Agent in its sole discretion, (vii) except with respect to a DIP Loan, is not (and has not been for at least three years) the subject of an Insolvency Event, and, as of the date on which such Asset became part of the Collateral, such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, as determined by the Collateral Manager, unless approved in writing by the Administrative Agent in its sole discretion and (viii) is not (and has never been) an Obligor of a Charged-Off Loan, Charged-Off Portfolio Asset, Delinquent Loan or Delinquent Portfolio Asset.

“Eligible Repurchase Obligations”: Repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with a depository institution or trust company (acting as principal) described in clauses (c)(ii) and (c)(iv) of the definition of Permitted Investments.

“Entitlement Holder: The meaning specified in Section 8-102(a)(7) of the UCC.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Environmental Site Assessment”: Means, in respect of any Mortgaged Property, a “Phase I assessment” or “Phase II assessment” conducted in accordance with ASTM Standard E 1527-97 or any successor thereto published by the American Society for Testing and Materials Standard.

“Equity Security”: (i) Any equity security or any other security that is not eligible for purchase by the Seller as a Loan or a Bond, (ii) any security purchased as part of a “unity’ with a Loan or a Bond and that itself is not eligible for purchase by the Seller as a Loan or a Bond, and

- - 25 - -

(iii) any obligation that, at the time of commitment to acquire such obligation, qualified as a Loan or a Bond (because of its characterization as indebtedness) but that, as of any subsequent date of determination, no longer satisfies the requirements of a Loan or a Bond, for so long as such obligation fails to satisfy such requirements.

“ERISA”: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Seller, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Seller, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Seller, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Liquidity Bank shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Advance, (b) any Liquidity Bank shall have notified the Administrative Agent of the inability, for any reason, of such Liquidity Bank or any of its assignees or participants to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank shall have notified the Administrative Agent of a determination by such Liquidity Bank or any of its assignees or participants that the rate at which deposits of United States dollars are being offered to such Liquidity Bank or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant of making, funding or maintaining any Advance or (d) any Liquidity Bank shall have notified the Administrative Agent of the inability of such Liquidity Bank or any of its assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Excepted Persons”: Defined in Section 13.13(a).

“Exchange Act”: The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Excluded Amounts”: (a) Any amount received in the Concentration Account by, on or with respect to any Asset included as part of the Collateral, which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Asset or on any Related Property, and (b) any amount received into the Collection Account or other Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under the Underlying Instruments, (iii) any fee retained by the Fund in connection with the acquisition of any Asset, (iv) any fees or similar charges which are permitted to be retained by the Collateral Manager under this Agreement, (v) any amount with respect to any Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Asset, or that is otherwise sold by the Seller pursuant to Section 2.14, Section 2.19, Section 2.20 or Section 2.21, to the extent such amount is attributable to a time after the effective date of such replacement or sale, and (vi) any Capital Contributions received from Investors in respect of Capital Calls which are not then required to be applied to the reduction of outstanding Subscription Advances under this Agreement.

“Existing Assets”: Each Asset purchased by the Seller under the Sale Agreement and owned by the Seller on the Closing Date, if any, as set forth on the Asset List together with any Subscription Collateral delivered pursuant to Section 3.2(a)(i) on the Closing Date.

“Exit Fee”: With respect to any applicable Purchaser, the fee set forth as such in such Purchaser’s purchaser Fee Letter.

“Facility Amount”: The lesser of (a), $400,000,000, as such amount may vary from time to time upon the written agreement of the parties hereto, and (b) the aggregate Commitments then in effect; provided, that on or after the Termination Date, the Facility Amount shall mean the Advances Outstanding.

“Facility Termination Date”: November 28, 2007, or such later date as the Administrative Agent, the Documentation Agent and each Purchaser Agent, in their sole discretion, shall notify the Seller of in writing (a copy of which writing shall be provided to the Backup Collateral Manager, the Collateral Custodian and the Collateral Administrator).

“Fair Market Value”: With respect to any Asset (a) that is a Loan, the offered price of such Loan as quoted by Markit or Loan Pricing Corporation, or if such a price quotation is not available, the price at which such Loan would be sold and purchased by sophisticated participants in an arms-length transaction reflecting market conditions prevailing at the time of such sale, as reasonably determined by the Collateral Manager in accordance with the Collateral Management Standard and the Credit and Collection Policy, and (b) that is a Bond, the average offered price of such bond as quoted by at least two securities dealers approved by the Administrative Agent, or if such a price quotation is not available, the Market Value thereof.

“FDIC”: The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in

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Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m.

“Fenway Capital”: Fenway Capital, LLC, a Delaware limited liability company.

“Fenway Funding”: Fenway Funding LLC, a Delaware limited liability company.

“Finance Charges”: With respect to any Asset, any interest or finance charges owing by an Obligor pursuant to or with respect to such Asset.

“Financial Asset”: The meaning specified in Section 8-102(a)(9) of the UCC.

“Fitch”: Fitch, Inc. or any successor thereto.

“Fitch Rating”: With respect to any CMBS Bond, as of any date of determination, the Fitch rating of such CMBS Bond.

“Fixed Rate Loan”: A Loan that is an Eligible Asset other than a Floating Rate Loan.

“Floating Rate Loan”: A Loan that is an Eligible Asset where the interest rate payable by the Obligor thereof is based on the Company Prime Rate or the Company LIBOR Rate, plus some specified interest percentage in addition thereto, and the Loan provides that such interest rate will reset immediately upon any change in the related Company Prime Rate or Company LIBOR Rate.

“Fortress Notes”: Defined in Section 6.18(r).

“Fund”: Defined in the Preamble of this Agreement.

“Fund Manager”: The Company, in its capacity as manager of the Fund.

“Funding Date”: A Business Day following the Closing Date as determined by the Seller with at least one Business Day’s notice to the Administrative Agent (with a copy to the Collateral Administrator and the Collateral Custodian), and (i) as to any incremental Advance, any Business Day that is one Business Day immediately following, and (ii) as to any Swingline Advance, the Business Day of, the receipt by the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator and the Collateral Custodian) of a Borrowing Notice and other required deliveries in accordance with Section 2.2 or Section 2.3, as applicable.

“Funding Request”: A Borrowing Notice requesting an Advance and including the items required by Section 2.3.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States.

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“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Group I Country”: Any of the Netherlands, the United Kingdom, Australia and New Zealand.

“Group II Country”: Any of Germany, Ireland, Sweden and Switzerland.

“Group III Country”: Any of Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg, Norway and Spain.

“H.15”: Federal Reserve Statistical Release H.15.

“Hazardous Materials”: All materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Highest Required Investment Category”: (i) With respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one month instruments, “Aa2” and “P-1” for three-month instruments, “Aa3” and “P-1” for six-month instruments and “Aa2” and “P-1” for instruments with a term in excess of six months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments, and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-l+” for short-term instruments and “AAA” for long-term instruments.

“Holding Account”: Defined in Section 7.2(d).

“Increased Costs”: Any amounts required to be paid by the Seller to an Affected Party pursuant to Section 2.16.

“Indebtedness”: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise

- - 29 - -

assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

“Indemnified Amounts”: Defined in Section 11.1.

“Indemnified Parties”: Defined in Section 11.1.

“Indorsement”: The meaning specified in Section 8-102(a)(11) of the UCC.

“Indorsed” has a corresponding meaning.

“Industry Diversity Score”: Defined in Schedule VII.

“Initial Advance”: The first Advance.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: The meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy”: With respect to any Loan, an insurance policy covering liability and physical damage to or loss of the Related Property.

“Insurance Proceeds”: Any amounts received on or with respect to a Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation which is neither required to be used to restore, improve or repair the related real estate nor required to be paid to the Obligor or to the holder of the first priority security interest in the case of a Second Lien Loan under the Underlying Instruments.

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“Intercreditor Agreement”: The Amended and Restated Intercreditor and Concentration Account Administration Agreement, dated as of November 30, 2005, by and among U.S. Bank, as the account custodian, as the concentration account bank and as trustee, WCM, as the administrative agent, NewStar Financial, Inc., as the originator, as the original servicer, as the concentration account servicer and as collateral manager, NewStar CP Funding LLC, NewStar Trust 2005-1, NewStar Short-Term Funding LLC, NewStar Credit Opportunities Funding I Ltd., IXIS Financial Products Inc., and each other Person that from time to time executes a joinder thereto, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Interest”: For each Interest Period and each Advance or Swingline Advance outstanding, the sum of the products (for each day during such Interest Period) of

IR x P x	1
D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the principal amount of such Advance or Swingline Advance on such day; and

D	=	360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collections”: Any and all amounts of Collections received in respect of interest (including, without limitation, the interest portion of any Scheduled Payment or of any repurchase amount paid by the Fund to repurchase an Asset pursuant to Section 6.1 of the Sale Agreement), fees (including, without limitation, collateral management fees, commitment fees, unused line fees and termination fees) or other similar charges (including any Finance Charges) on or with respect to a Asset and in each case from or on behalf of any Obligor that are deposited into the Collection Account, or received by or on behalf of the Seller by the Collateral Manager or Fund in respect of an Asset, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment plus any interest received on Permitted Investments.

“Interest Collections Account”: Defined in Section 6.4(h).

“Interest Period”: (a) With respect to each Advance or Swingline Advance (or portion thereof) funded at an Interest Rate other than the CP Rate, (i) with respect to the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date and (ii) with respect to any subsequent Distribution Date, the period from and including the previous Distribution Date to but excluding such subsequent Distribution Date, and (b) with respect to each Advance or Swingline Advance (or portion thereof) funded at an Interest Rate

- - 31 - -

equal to the CP Rate, (i) with respect to the first Distribution Date, the period from and including the Closing Date to and including the last day of the calendar month preceding the first Distribution Date and (ii) with respect to any subsequent Distribution Date, the period ending on the last day of the calendar month immediately preceding the month in which the Distribution Date occurs and commencing on the first day of the calendar month in which the preceding Distribution Date occurred.

“Interest Rate”: For any Interest Period and for each Advance or Swingline Advance outstanding for each day during such Interest Period:

(a) to the extent the applicable Purchaser or Swingline Purchaser has funded the applicable Advance or Swingline Advance through the issuance of Commercial Paper Notes (whether directly or indirectly through such Purchaser’s or Swingline Purchaser’s funding source (which, with respect to MMP-5, is Fenway Funding)), a rate equal to the applicable CP Rate; or

(b) to the extent the applicable Purchaser or Swingline Purchaser did not fund the applicable Advance or Swingline Advance through the issuance of Commercial Paper Notes (whether directly or indirectly through such Purchaser’s or Swingline Purchaser’s funding source (which, with respect to MMP-5, is Fenway Funding), a rate equal to the Alternative Rate;

provided, however, the Interest Rate shall be the Base Rate for any Interest Period for any Advance as to which a Purchaser has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Agreement or total return swap on any day other than the first day of such Interest Period and without giving such Liquidity Bank(s) at least two Business Days’ prior notice of such assignment.

“Interests in Real Property”: A fee simple interest, a financeable estate for years or a leasehold interest in each case in real property.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Assets pursuant to the Sale Agreement and the Transfer Documents and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Investor”: At any time a Subscription Advance is outstanding, initially, Caisse de Depot et Placement du Quebec and OZ Master Fund, Ltd., and thereafter (A) in the event that an additional Investor is admitted to the Fund, such other Persons as may be approved by the Administrative Agent and each Purchaser Agent such approval not to be unreasonably withheld, provided (i) such Person (or any Person guaranteeing or providing similar credit support therefor) has a long term senior unsecured debt rating of “A” or “A2” or better by either S&P or Moody’s, respectively, and (ii) such Person enters into the Investor Documents and satisfies the requirements of Section 5.3(c); and (B) in the event that Caisse de Depot et Placement du Quebec or OZ Master Fund, Ltd. shall assign, transfer or convey its interest in the Fund or is otherwise replaced as an Investor, such other Person as may be approved by the Administrative

- - 32 - -

Agent and each Purchaser Agent in their sole discretion, provided, however, that if no Subscription Advance is outstanding and either (1) an Investor assigns its Subscription Agreement, or (2) the Fund enters into an additional Subscription Agreement with an additional investor in the Fund, then (x) such assigning Investor shall no longer be considered an “Investor” under this Agreement, (y) neither any assignee thereof nor any additional investor shall be considered an “Investor” under and as defined in this Agreement, and (z) the Fund is not required to comply with the provisions of Section 5.3(c) other than to give notices as provided in the first paragraph of Section 5.3(c).

“Investor Documents”: Collectively, (i) a duly executed Investor Letter from each Investor, (ii) a copy of each Investor’s duly executed Subscription Agreement, (iii) an Investor Opinion with respect to each Investor and (iv) to the extent requested by the Administrative Agent, true and complete copies of the Constituent Documents of each Investor.

“Investor Letter”: A letter agreement substantially in the form of Exhibit O executed by an Investor and delivered to the Administrative Agent.

“Investor Opinion”: A written opinion of counsel to an Investor, relating to the due authorization, execution, delivery and enforceability of such Investor’s Subscription Agreement and the Investor Letter, and the due formation and valid existence of such Investor, addressed to Administrative Agent, the Documentation Agent and each Purchaser, based on the form attached hereto as Exhibit P, and reasonably acceptable to the Administrative Agent.

“ISDA Definitions”: The 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

“Issuer”: Any entity whose principal business consists of issuing commercial paper or other notes to fund its acquisition or maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.

“IXIS”: IXIS Financial Products Inc., a Delaware corporation.

“Large Obligor Coverage Amount”: As of any Measurement Date, an amount equal to the sum of the Principal Balances of Eligible Assets of the three largest Obligors (net of excess concentration amounts under clauses (b) and (c) of the definition of Concentration Limits) included as part of the Collateral on such date.

“Large Syndicated Loan”: Any Loan that (unless otherwise approved in writing by the Administrative Agent prior to its acquisition by the Seller): (i) arises under an Underlying Instrument with at least four lending financial institutions or lender parties thereto, (ii) is made to an Obligor with EBITDA of at least $40,000,000 on a trailing 12 month basis, (iii) is priced on Markit or Loan Pricing Corporation, (iv) has a rating of at least “B3” by Moody’s and “B-” by S&P and (v) is secured by a first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan. For avoidance of doubt a Large Syndicated Loan that satisfies some but not all of the foregoing provisions of this definition may still be eligible for purchase ‘by the Seller as a Middle Market Loan, a Real Estate Loan or an ABS Direct Loan, as applicable, subject to such Loan’s satisfaction of the criteria set forth in the definitions of those Loans and in the definition of Eligible Asset.

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“LIBOR Rate”: For any day during any Interest Period and any Advance or Swingline Advance or portion thereof, an interest rate per annum equal to:

(a) the posted rate for one-month deposits in United States Dollars appearing on Telerate page 3750, or a successor page, as of 11:00 a.m. (London time) on the Business Day which is the second Business Day immediately preceding the applicable Funding Date (with respect to the initial Interest Period for such Advance or Swingline Advance) and as of the second Business Day immediately preceding the first day of the applicable Interest Period (with respect to all subsequent Interest Periods for such Advance or Swingline Advance); or

(b) if no such rate appears on Telerate page 3750, or a successor page, at such time and day, then the LIBOR Rate shall be determined by Wachovia at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30 day deposits in United States Dollars are being, have been, or would be offered or quoted by Wachovia to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Liquidation Expenses”: With respect to any Loan or Portfolio Asset, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Collateral Manager (including amounts paid to any subservicer) in accordance with the Collateral Manager’s customary procedures in connection with the repossession, refurbishing and disposition of any related assets securing such Loan or Portfolio Asset, as applicable, upon or after the expiration or earlier termination of such Loan or Portfolio Asset, as applicable, and other out-of-pocket costs related to the liquidation of any such assets, including the attempted collection of any amount owing pursuant to such Loan or Portfolio Asset, as applicable, if it is a Charged-Off Loan or a Charged-Off Portfolio Asset, as applicable, and if requested by the Administrative Agent, the Collateral Manager and the Fund must provide to the Administrative Agent a breakdown of the Liquidation Expenses for such Loan or Portfolio Asset, as applicable, along with any supporting documentation therefor.

“Liquidity Agreement”: Means any agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, purchase assets from or cause third parties to purchase assets from any Purchaser in order to provide liquidity for such Purchaser’s Advances hereunder which (i) in the case of the agreement entered into by Wachovia for the benefit of VFCC shall have an initial term of 364 days commencing on the Closing Date and (ii) in the case of MMP-5, is a total return swap pursuant to which the swap provider agrees to, among other things, provide liquidity to Fenway Capital for MMP-5’s Advances hereunder and which has a current scheduled termination date of January 15, 2016. For the avoidance of doubt, with respect

- - 34 - -

to MMP-5, such total return swap shall constitute a Liquidity Agreement and the swap provider shall be a Liquidity Bank for all purposes hereunder.

“Liquidity Bank”: The Person or Persons who provide liquidity support to each Conduit Purchaser (or, with respect to MMP-5, Fenway Capital or another issuer), respectively, pursuant to a Liquidity Agreement in connection with the issuance by such Purchaser (or, with respect to MMP-5, Fenway Funding or another issuer) of Commercial Paper Notes.

“Loan”: Any ABS Direct Loan, Large Syndicated Loan, Middle Market Loan or Real Estate Loan acquired by the Fund or the Seller in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Fund and the Seller in and to the loan and any Related Property excluding, however, the Retained Interest and Excluded Amounts set forth in clause (b)(iii) of the definition thereof.

“Loan Checklist”: The list delivered by or on behalf of the Seller to the Collateral Custodian that identifies each of the items contained in the related Loan File which constitute Required Loan Documents.

“Loan Files”: With respect to any Loan and Related Security, copies of each of the Required Loan Documents and duly executed originals (to the extent required by the Credit and Collection Policy and the Collateral Management Standard) and copies of any other Records relating to such Loan and Related Security.

“Loan Pricing Corporation”: Loan Pricing Corporation, or any successor thereto.

“Loan-to-Liquidation Value Ratio” or “LLV”: With respect to any Middle Market Loan or Large Syndicated Loan as of its date of origination, the percentage equivalent of a fraction (i) the numerator of which is equal to the maximum availability (as provided in the applicable Underlying Instruments) of such Loan and (ii) the denominator of which is equal to the liquidation value of the Related Property securing such Loan that is subject to a valid and perfected first priority security interest in favor of the Fund (as determined by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard).

“Loan-to-Value Ratio” or “LTV”: With respect to any Middle Market Loan, as of its date of origination, the percentage equivalent of a fraction (i) the numerator of which is equal to the commitment amount as provided in the applicable Underlying Instruments (or in the case of Revolving Loans the maximum availability thereof) of such Loan plus the commitment amount of any other senior or pari passu Indebtedness of the related Obligor (including in the case of Revolving Loans the maximum availability thereof) and (ii) the denominator of which is equal to the enterprise value of the Related Property securing such Loan (as determined by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard unless the Administrative Agent in its discretion disagrees with such determination, in which case the decision of the Administrative Agent as to the enterprise value of the Related Property shall be conclusive and binding on the parties hereto absent manifest error). With respect to any Real Estate Loan, as of its date of origination, the percentage equivalent of a

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fraction (i) the numerator of which is equal to the original principal amount of such Real Estate Loan plus the then outstanding principal amount of any other senior or pari passu Indebtedness of the related Obligor secured by the same Mortgaged Property and (ii) the denominator of which is the Appraised Value of the Mortgaged Property determined in connection with the origination of such Real Estate Loan.

“LOT Loan”: Any Term Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) (a) has a “first dollar” at risk at less than or equal to 50% of the Loan-to-Value Ratio and a “last dollar” at risk less than or equal to 65% of the Loan-to-Value Ratio where the Loan is not a Material Middle Market Mortgage Loan or the Related Property is not primarily real estate, and (b) has a “last dollar” at risk less than or equal to 80% of the Loan-to-Value Ratio where the Loan is a Material Middle Market Mortgage Loan or the Related Property is primarily real estate, (iii) contains terms which, upon the occurrence of an event of default under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, the Seller’s portion of such Loan would be paid only after the other lender party to such Loan (whose right to payment is contractually senior to the Seller) is paid in full, and (iv) in the case of an LOT Loan acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard.

“MAI”: Member of the Appraisal Institute.

“Management Share”: Defined in the Constituent Documents of the Seller.

“Margin Stock”: “Margin Stock” as defined under Regulation U.

“Market Value”: As of any Measurement Date for a Bond, the percentage equivalent of a fraction, the numerator of which is equal to the present value of all remaining Scheduled Payments becoming due under such Bond after such Measurement Date (determined as though all scheduled payments were due over the expected life of the related Bond) discounted at the Market Value Discount Rate and the denominator of which is equal to the principal balance of the Bond as of such date. An Equity Security will be deemed to have a Market Value of zero. During the Amortization Period, each Bond may be assigned a Market Value on a daily basis and if so assigned the Administrative Agent will provide the Collateral Administrator and each Purchaser Agent written notice thereof by 2:00 p.m. on each day. The Market Value will be determined by the Administrative Agent based upon the actual payment terms of each Bond (determined as though all scheduled payments were due over the expected life of the related Bond).

“Market Value Discount Rate”: As of any Measurement Date for a Bond, a rate equal to the sum of (i) the Spread and (ii) the yield of referenced U.S. Treasury Obligations (which shall be of a maturity comparable to the expected life of such Bond).

“Markit”: Markit Group Limited, or any successor thereto.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Fund, the Collateral Manager or the Seller, (b) the validity,

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enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Assets generally or any material portion of the Assets, (c) the rights and remedies of the Administrative Agent, the Purchasers, the Purchaser Agents and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of the Seller, the Collateral Manager, the Collateral Administrator and Backup Collateral Manager or the Collateral Custodian to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s, each Purchaser Agent’s, or the other Secured Parties’ interest in the Collateral.

“Material Modification”: Any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan that (a) reduces the principal amount of such Loan, (b) reduces the rate of interest payable on such Loan, (c) postpones the due date of any Scheduled Payment in respect of such Loan, (d) terminates or releases any material Lien or security interest securing such Loan (other than the release of such Lien or security interest (i) as required by the Underlying Instruments so long as it does not involve a material portion of the Collateral or (ii) in conjunction with the sale or disposition of the assets subject to such Lien or security interest so long as 100% of the cash proceeds from such sale or disposition (minus any taxes and expenses incurred in connection with such sale or disposition) are applied to prepay the applicable Loan and the gross cash proceeds from such sale or disposition are at least equal to 100% of the value of the property being released from such Lien or security interest) or (e) alters the status of such Loan as a Delinquent Loan or Charged-Off Loan.

“Materially Modified Loan”: Any Loan subject to a Material Modification, unless otherwise deemed not to constitute a Materially Modified Loan by the Administrative Agent in its sole discretion.

“Material Middle Market Mortgage Loan”: Any Loan for which the underlying Related Property consisting of real property owned by the Obligor (i) represents 25% or more (measured by the book value of the three most valuable parcels of real property as of the date of such Loan) of (a) the original commitment for such Loan and (b) the fair value of the underlying Obligor and Related Property as a whole and (ii) is material to the operations of the related business; provided, however, that a Material Middle Market Mortgage Loan shall not include certain parcels of real property which the Obligor is in the process of disposing.

“Maximum Availability”: At any time, an amount equal to the lesser of (a) the product of the Borrowing Base and the Weighted Average Advance Rate, and (b) the greater of (i) the Borrowing Base minus the Large Obligor Coverage Amount, and (ii) the Borrowing Base minus 10% of the Facility Amount, plus (ii) the amount on deposit in the Principal Collections Account received in reduction of the Principal Balance of any Asset, plus (iii) the Subscription Advance Availability; provided, however, that the Maximum Availability may at no time exceed the sum of (A) the aggregate Principal Balances of all Eligible Assets that are Bonds or Loans plus (B) the amount on deposit in the Principal Collections Account received in reduction of the Principal Balance of any Asset; provided, further, that during the Amortization Period, the Maximum Availability shall be equal to the Advances Outstanding.

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“Measurement Date”: Each of the following: (i) the Closing Date; (ii) each Determination Date; (iii) the date of any Borrowing Notice; (iv) any date on which a substitution or repurchase of an Asset occurs; (v) any Optional Sale Date; (vi) the day as of which any Collateral Manager Report, as provided for herein, is calculated; (vii) the date of any requested release of Principal Collections pursuant to Section 2.10(b); (viii) any Discretionary Sale Date, and (ix) the earlier of (1) knowledge by the Seller that an Asset has become a Delinquent Loan or a Charged-Off Loan, or (2) the receipt by the Seller of written notice from the Administrative Agent or Collateral Manager than an Asset has become a Warranty Asset.

“Mezzanine Loan”: Any Real Estate Loan that is a Term Loan: (i) that is subordinate to a B-Note Loan in terms of priority of payment obligations and does not share in the same collateral package as senior loans to the applicable Obligor; (ii) where the underlying Related Property consists of real property and/or a pledge of the ownership interests in the entity that owns the related Mortgaged Property; and (iii) in the case of a Mezzanine Loan acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard.

“Middle Market Loan”: Each of the following types of Loans: DIP Loans, LOT Loans, Permitted PIX Loans, Second Lien bans, Senior Secured ABLs, Senior Secured Loans and Subordinated Loans.

“Minimum Weighted Average Fixed Rate Coupon”: 8.00%.

“Minimum Weighted Average Floating Rate Spread”: 4.00%.

“MMP-5”: MMP-5 Funding, LLC, a Delaware limited liability company.

“Money”: The meaning specified in Section 1-201(%) of the UCC.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Moody’s Industry Classification Group”: Any of Moody’s industry classification groups set forth in Schedule VIII, and any additional such industry classification groups that may be subsequently established by Moody’s and provided by the Collateral Manager or Moody’s to the Administrative Agent. The Collateral Manager shall determine the industry classification group unless the Administrative Agent in its discretion disagrees with such determination, in which case the decision of the Administrative Agent as to such industry classification group shall be conclusive and binding on the parties hereto absent manifest error, unless and until Moody’s determines the industry classification group in which case the Moody’s determination shall be conclusive.

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“Moody’s Rating;”: With respect to any Asset, for determining the Moody’s Rating as of any date of determination: (a) for Middle Market Loans, (i) if such Loan is rated by Moody’s, such Moody’s rating, (ii) if such Loan is rated by S&P (but not Moody’s), such S&P rating, and (iii) if such Loan is not rated by Moody’s or S&P, a ratings estimate (after giving effect to the following downward notching), as determined by the Collateral Manager utilizing RiskCalc:

RiskCalc Rating	Downward Notching
“Aa1” to “Ba3”	3.0 notches
“B1” to “B3”	2.0 notches
“Caa1” to “Caa3”	1.0 notch

(b) for ABS Direct Loans and Real Estate Loans, (i) if such Loan is rated by Moody’s, such Moody’s rating, (ii) if such Loan is rated by S&P (but not Moody’s), such S&P rating, and (iii) if such Loan is not rated by Moody’s or S&P, a rating as determined by the Collateral Manager in accordance with its Credit and Collection Policy and the Collateral Management Standard and (c) for Bonds, such Moody’s rating. The Administrative Agent shall have the right to challenge the inputs utilized for any RiskCalc model or rating determined by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such inputs or rating shall be conclusive and binding on the parties hereto absent manifest error.

“Moody’s Rating Factor”: In relation to any Large Syndicated Loan, Middle Market Loan, ABS Bond or ABS Direct Loan, the number set forth in the table below opposite the Moody’s Rating of such Large Syndicated Loan, Middle Market Loan, ABS Bond or ABS Direct Loan, as applicable; provided, that if the rating on such Large Syndicated Loan, Middle Market Loan, ABS Bond or ABS Direct Loan has been put on watch for possible downgrade, the Moody’s Rating that will apply to such Large Syndicated Loan, Middle Market Loan, ABS Bond or ABS Direct Loan will be one subcategory below the current rating on such Large Syndicated Loan, Middle Market Loan, ABS Bond or ABS Direct Loan.

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or below	10,000

For purposes of determining the Weighted Average Rating Factor, any Charged-Off Loan will not be included in such calculation.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second Lien on an Interest in Real Property securing a Loan subject to this Agreement, including the Assignment of Leases and Rents related thereto.

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“Mortgaged Property”: The underlying Interests in Real Property (including any REO Property) which are subject to the Lien of a Mortgage that secures a Loan, consisting of Interests in Real Property in a parcel or parcels of land, at least one of which parcels is improved by a commercial building or facility, together with Interests in Real Property in such commercial building or facility and any personal property, fixtures, leases and other property or rights pertaining to such land, commercial building or facility which are subject to the related Mortgage.

“Multiemployer Plan”: A “Multiemployer plan” as defined in Section 4001 (a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Seller or any ERISA Affiliate on behalf of its employees.

“Nonrecoverable Advance”: Any Collateral Manager Advance which, if made by the Collateral Manager in respect of a Loan, in the reasonable good faith judgment of the Collateral Manager would not be ultimately recoverable by the Collateral Manager from the net proceeds and collections received solely with respect to such Asset, Mortgaged Property or Related Property, including related Liquidation Proceeds, REO Proceeds and escrowed amounts.

“Noteless Loan”: A Loan with respect to which the related Required Loan Documents do not (i) require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor, so long as such holder has not requested and obtained a promissory note from such Obligor.

“Obligor”: With respect to any Asset (other than the Subscription Collateral) or Portfolio Asset (other than the Subscription Collateral), any Person or Persons obligated to make payments pursuant to or with respect to such Asset or Portfolio Asset, as applicable, including any guarantor thereof. For purposes of calculating any of the Concentration Limits, all Assets (other than the Subscription Collateral) included as part of the Collateral or to be transferred to the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Assets of such other Obligor; for example, if Corporation A is an Affiliate of Corporation B, and the sum of the Principal Balances of all of Corporation A’s Assets included as part of the Collateral constitutes 10% of the Principal Collateral Value and the sum of the Principal Balances all of Corporation B’s Assets included as part of the Collateral constitutes 10% of the Principal Collateral Value, the combined Obligor concentration for Corporation A and Corporation B would be 20%.

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Seller or the Collateral Manager, as the case may be, and delivered to the Collateral Custodian.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Documentation Agent in its sole discretion.

“Optional Sale”: Defined in Section 2.20(a).

“Optional Sale Date”: Any Business Day, provided, 45 days written notice is given in accordance with Section 2.20(a).

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“Other Costs”: Defined in Section 13.9(c).

“Participations”: Participations acquired by the Seller in all or a portion of a loan obligation held by a Selling Institution.

“Pending Capital Call”: Any Capital Call that has been made upon the Investors and that has not yet been funded by the applicable Investor, but with respect to which such Investor is not in default.

“Permitted Encumbrances”: Defined in Appendix A.

“Permitted Investments”: Means negotiable instruments or securities or other investments (i) which, except in the case of demand or time deposits, investments in money market funds and Eligible Repurchase Obligations, are represented by instruments in bearer or registered form or ownership of which is represented by book entries by a Clearing Agency or by a Federal Reserve Bank in favor of depository institutions eligible to have an account with such Federal Reserve Bank who hold such investments on behalf of their customers, (ii) that, as of any date of determination, mature by their terms on or prior to the Business Day immediately preceding the next Distribution Date immediately following such date of determination, and (iii) that evidence:

(a) direct obligations of, and obligations fully guaranteed as to full and timely payment by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States);

(b) demand deposits, time deposits or certificates of deposit of depository institutions or trust companies incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the Seller’s investment or contractual commitment to invest therein, the commercial paper, if any, and short-term unsecured debt obligations (other than such obligation whose rating is based on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Fitch and each Rating Agency in the Highest Required Investment Category granted by Fitch and such Rating Agency, which in the case of Fitch, shall be “F-1+”;

(c) commercial paper, or other short term obligations, having, at the time of the Seller’s investment or contractual commitment to invest therein, a rating in the Highest Required Investment Category granted by each Rating Agency, which in the case of Fitch, shall be “F-l+”;

(d) demand deposits, time deposits or certificates of deposit that are fully insured by the FDIC and either have a rating on their certificates of deposit or short-term deposits from Moody’s and S&P of “P-1” and “A-1”, respectively, and if rated by Fitch, from Fitch of “F-l+”;

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(e) notes that are payable on demand or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(f) investments in taxable money market funds or other regulated investment companies having, at the time of the Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category from Moody’s, S&P and Fitch (if rated by Fitch);

(g) time deposits (having maturities of not more than 90 days) by an entity the commercial paper of which has, at the time of the Seller’s investment or contractual commitment to invest therein, a rating of the Highest Required Investment Category granted by Fitch and each Rating Agency; or

(h) Eligible Repurchase Obligations with a rating acceptable to the Rating Agencies, which in the cask of Fitch, shall be “F-l+” and in the case of S&P shall be “A-1”.

The Collateral Administrator may, pursuant to the direction of the Collateral Manager or Administrative Agent, as applicable, purchase or sell to itself or an Affiliate, as principal or agent, the Permitted Investments described above.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable, (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days, and (c) Liens granted pursuant to or by the Transaction Documents.

“Permitted PIK Loan”: A Middle Market Loan which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pool Delinquency Ratio”: As of any Determination Date, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Principal Balances of all Loans that are Delinquent Loans as of such Determination Date and (ii) the denominator of which is equal to the sum of the Principal Balances of all Loans as of the first day of the calendar month related to such Determination Date.

“Portfolio Asset”: Any loan or bond owned by the Fund (including each Loan and Bond).

“Portfolio Principal Balance”: (i) With respect to any Portfolio Asset that is a bond, the product of (a) the lesser of the Market Value and the Bond Factor times (b) the principal balance

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of the bond outstanding (exclusive of any interest and Accreted Interest) as of the date it is acquired by the Company, after application of principal payments received on or before such date, and (ii) with respect to any Portfolio Asset that is a loan, the principal balance of the loan outstanding (exclusive of any interest and Accreted Interest) as of the date it is acquired by the Company, after application of principal payments received on or before such date, minus the sum of (x) the principal portion of the Scheduled Payments on such bond or loan, as applicable, received during each Due Period ending prior to the most recent Distribution Date, and (y) all other Principal Collections on such loan or bond, as applicable to the extent applied by the Company as recoveries of principal. The Portfolio Principal Balance of (i) a Charged-Off Portfolio Asset, (ii) any Prepaid Asset which has been prepaid in full or (iii) any Equity Security shall equal $0. For avoidance of doubt, any principal previously covered by collateral manager advances will be excluded from the principal amounts payable for purposes of this definition.

“Portfolio Principal Collateral Value”: As of any date of determination, the sum of the Portfolio Principal Balances of all Portfolio Assets.

“Prepaid Asset”: Any Asset or Portfolio Asset (other than Subscription Collateral, a Charged-Off Loan or Charged-Off Portfolio Asset) that was terminated or has been prepaid in full or in part prior to its scheduled expiration date.

“Prepayment Amount”: Defined in Section 6.4(b).

“Prepayments”: Any and all (i) partial or full prepayments on or with respect to an Asset (including, with respect to any Asset (other than the Subscription Collateral) and any Due Period, any Scheduled Payment, Finance Charge or portion thereof that is due in a subsequent Due Period that the Collateral Manager has received, and pursuant to the terms of Section 6.4(b) expressly permitted the related Obligor to make, in advance of its scheduled due date, and that will be applied to such Scheduled Payment on such due date), (ii) Recoveries, and (iii) Insurance Proceeds.

“Prime Rate”: The rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia or any other specified financial institution in connection with extensions of credit to debtors.

“Principal Balance”: As of any Measurement Date, (i) with respect to any Bond, the product of (a) the lesser of the Market Value and the Bond Factor times (b) the principal balance of the Bond outstanding (exclusive of any interest and Accreted Interest) as of the date it is transferred to the Seller, after application of principal payments received on or before such date, and (ii) with respect to any Loan, the principal balance of the Loan outstanding (exclusive of any interest and Accreted Interest) as of the date it is transferred to the Seller, after application of principal payments received on or before such date, minus the sum of (x) the principal portion of the Scheduled Payments on such Bond or Loan, as applicable, received during each Due Period ending prior to the most recent Distribution Date, and (y) all other Principal Collections on such Bond or Loan, as applicable to the extent applied by the Collateral Manager as recoveries of principal. The Principal Balance of (i) a Charged-Off Loan, (ii) any Prepaid Asset which has been prepaid in full, (iii) any Equity Security or (iv) any Subscription Collateral shall equal $0.

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For avoidance of doubt, any principal previously covered by Collateral Manager Advances will be excluded £tom the principal amounts payable for purposes of this definition.

“Principal Collateral Value”: On any Measurement Date, the sum of the Principal Balances of all Eligible Assets included as part of the Collateral on such date.

“Principal Collections”: Any and all amounts of Collections received in respect of any principal due and payable under the Assets, from or on behalf of Obligors that are deposited into the Collection Account (including, without limitation, the principal portion of any Scheduled Payment or of any repurchase amount paid by the Fund to repurchase an Asset pursuant to Section 6.1 of the Sale Agreement) or received by or on behalf of the Seller by the Collateral Manager or the Fund in respect of Assets and all Recoveries, in the form of Cash, checks, wire transfers, electronic transfers or any other form of Cash payment.

“Principal Collections Account”: Defined in Section 6.4(h).

“Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral.

“Program Fee”: With respect to any applicable Purchaser, the fee set forth as such in such Purchaser’s Purchaser Fee Letter.

“Program Fee Rate”: With respect to any Purchaser, on any day, the rate set forth as such in such Purchaser’s Purchaser Fee Letter.

“Pro-Rata Share”: For each Conduit Purchaser, (i) the percentage obtained by dividing such Purchaser’s Commitment (as determined under subsection (i)(a) of the definition of Commitment) by the aggregate Commitments of all the Conduit Purchasers (as determined under subsection (i)(a) of the definition of Commitment).

“Purchase Date”: Defined in the Sale Agreement.

“Purchaser”: Each Person from time to time party hereto as a Conduit Purchaser or any Swingline Purchaser, and “Purchasers” means all such Persons collectively.

“Purchaser Anent”: With respect to any Purchaser, the person listed as the “Purchaser Agent” for such Purchaser on the signature pages to this Agreement or any document pursuant to which a Purchaser may, following the date of this Agreement, become a party hereto.

“Purchaser Fee Letter”: With respect to any Purchaser, the fee letter among such Purchaser, the Seller and any other parties thereto relating to the fees payable to such Purchaser in connection with the transactions contemplated hereby, as any such letter may be amended, modified, waived, supplemented, restated or replaced from time to time.

“Qualified Institution”: A depository institution or trust company acceptable to the Administrative Agent and a depository institution organized under the laws of the United States

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of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation of which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Qualified Insurer”: An insurance company or security or bonding company qualified to write the applicable insurance policy in the relevant jurisdiction.

“Rated Investor”: Each Investor which has a long term senior unsecured debt rating by Moody’s and S&P.

“Rating Agency”: Each of S&P, Moody’s and any other rating agency that has been requested to issue a rating with respect to a Term Securitization.

“Ratings Trigger Event”: The withdrawal or downgrade of the long-term, senior unsecured debt ratings of (i) Caisse de Depot et Placement du Quebec below AA- or Aa3 by either S&P or Moody’s, respectively or (ii) any other Rated Investor below A or A2 by either S&P or Moody’s, respectively.

“Real Estate Loan”: Each of the following types of Loans: Senior Secured Real Estate Loans; B-Note Loans; and Mezzanine Loans.

“Records”: All documents relating to the Assets, including books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) executed in connection with acquisition of the Collateral or maintained with respect to the Collateral and the related Obligors that the Seller, the Fund or the Collateral Manager have generated, in which the Seller or the Collateral Manager have acquired an interest pursuant to the Sale Agreement or in which the Seller, the Fund or the Collateral Manager have otherwise obtained an interest.

“Recoveries”: As of the time any Related Property or any other related property is sold, discarded or abandoned (after a determination by the Collateral Manager that such Related Property or any other related property has little or no remaining value) or otherwise determined to be fully liquidated by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard (or such similar policies and procedures utilized by the Collateral Manager in servicing the Portfolio Assets) with respect to any Charged-Off Loan or Charged-Off Portfolio Asset, the proceeds from the sale of the Related Property or any other related property, the proceeds of any related Insurance Policy, any other recoveries with respect to such Charged-Off Loan or Charged-Off Portfolio Asset, the Related Property, any other related property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required under such Loan or Portfolio Asset, as applicable, to be refunded to the related Obligor.

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“Registered”: With respect to any debt obligation, a debt obligation that was issued after July 18,1984 and that is in registered form for purposes of the Code.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Property”: (a) With respect to any Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan (including, without limitation, Mortgaged Property and/or a pledge of the stock, membership or other ownership interests in the Obligor), and (b) with respect to any Bond, any specified pool of assets designated and pledged as collateral to a trustee, administrative agent or other Person acting in a similar capacity to secure repayment of such Bond and other obligations of the issuer thereof, including in each case all Proceeds from any sale or other disposition of such property or other assets.

“Related Security”: As used in the Sale Agreement, all of the Fund’s right, title and interest in and to the items set forth in clauses (a) through (d) and (g) hereto and as used herein, all of the Seller’s right, title and interest in and to:

(a) any Related Property securing an Asset and all Recoveries related thereto;

(b) all Required Loan Documents and Loan Files related to any Loan, all Subscription Security Documents, any Records, and the documents, agreements, and instruments included in the Loan File or Records including, without limitation, rights of recovery of the Seller against the Fund;

(c) all Insurance Policies with respect to any Loan;

(d) all security interests, Liens, guaranties, warranties, letters of credit, accounts, bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure or support payment of any Asset, together with all UCC financing statements or similar filings signed by an Obligor relating thereto;

(e) the Accounts and the Concentration Account as it relates to the Collateral, together with all Cash and investments in each of the foregoing other than amounts earned on investments therein;

(f) the Sale Agreement and the assignment to the Administrative Agent of all UCC financing statements filed by the Seller against the Fund under or in connection with the Sale Agreement; and

(g) the proceeds of each of the foregoing.

“REO Acquisition”: The acquisition by the Collateral Manager or an REO Affiliate on behalf of the Seller for the benefit of the Secured Parties of any Mortgaged Property through foreclosure or by deed in lieu of foreclosure.

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“REO Affiliate”: A limited partnership, limited liability company or business trust organized under the laws of any state of the United States which is wholly owned by the Seller which acquires title to any REO Property in connection with any REO Acquisition.

“REO Loan”: Any Loan as to which the related Mortgaged Property has been acquired by the Collateral Manager or an REO Affiliate on behalf of the Seller through foreclosure or by deed in lieu of foreclosure.

“REO Property”: A Mortgaged Property acquired by REO Acquisition.

“Replaced Asset”: Defined in Section 2.19(a).

“Reporting Date”: The date that is two Business Days prior to the 15th of each month (unless in such month a Distribution Date occurs on a date which is not a Business Day in which case two Business Days prior to such Distribution Date), commencing January 11, 2006.

“Required Loan Documents”: For each Loan, originals (except as otherwise indicated) of the following documents or instruments:

(a) (i) other than in the case of a Noteless Loan, the original or, if accompanied by a “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Seller or the prior holder of record either in blank or to the Administrative Agent (and evidencing an unbroken chain of endorsements from the prior holder thereof evidenced in the chain of endorsements to the Administrative Agent), with any endorsement to the Administrative Agent to be in the following form: “IXIS Financial Products Inc., as Administrative Agent for the Secured Parties”, and (ii) in the case of a Noteless Loan, (x) a copy of each Transfer Document, and (y) a copy of the related credit agreement, note purchase agreement or sale and servicing agreement (or equivalent agreement), as applicable, together with, to the extent in the possession of the Fund or reasonably available to the Fund, copies of all other documents and instruments described in clauses (b), (c) and (d) with respect to such Noteless Loan;

(b) other than in the case of a Noteless Loan, originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement (if separate from any Mortgage), sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c) other than in the case of a Noteless Loan, an Agented Loam or a Third Party Serviced Loan, if any Loan is secured by a Mortgage:

(i) either (x) the original Mortgage, the original Assignment of Leases and Rents, if any, and the originals of all intervening assignments, if

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any, of the Mortgage and Assignments of Leases and Rents with evidence of recording thereon, (y) copies thereof certified by the Collateral Manager, by Closing Counsel or by a title company or escrow company to be true and complete copies thereof where the originals have been transmitted for recording until such time as the originals are returned by the public recording office or (z) copies certified by the public recording offices where such documents were recorded to be true and complete copies thereof in those instances where the public recording offices retain the original or where the original recorded documents are lost; and

(ii) an Assignment of Mortgage and of any other material recorded security documents (including any Assignment of Leases and Rents) in recordable form, executed by the Seller or the prior holder of record, in blank or to the Administrative Agent (and evidencing an unbroken chain of assignments from the prior holder of record to the Administrative Agent), with any assignment to the Administrative Agent to be in the following form: “IXIS Financial Products Inc., as Administrative Agent for the Secured Parties”;

(d) other than in the case of a Noteless Loan, an Agented Loan or a Third Party Serviced Loan, with respect to any Loan acquired by the Fund, either (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Administrative Agent as total assignee or showing the Obligor, as debtor and the Fund as secured party and each with evidence of filing thereon, together with a copy of each intervening UCC-2 or UCC-3 financing statement showing a complete chain of assignment from the secured party named in such UCC-1 Financing Statement to the Administrative Agent with evidence of filing thereon disclosing the assignment to the Administrative Agent of the security interest in the personal property securing the Loan or (ii) copies of any such financing statements certified by the Collateral Manager to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing.

“Required Purchasers”: The Purchasers representing an aggregate of 66.67% of the aggregate Commitments of the Purchasers then in effect (excluding, for the avoidance of doubt, any Commitment of the Swingline Purchaser); provided, however, that for the purposes of determining the Required Purchasers, in the event that a Purchaser (or its related Liquidity Bank on its behalf) fails to provide funding for an Advance hereunder for which all conditions precedent have been satisfied, such Purchaser shall not constitute a Required Purchaser hereunder (and the Commitment of such Purchaser shall be disregarded for purposes of determining whether the consent of the Required Purchasers has been obtained).

“Required Reports”: Collectively, the Collateral Manager Report, the Collateral Manager’s Certificate required pursuant to Section 6.13(d), the Securities Remittance Certificate required pursuant to Section 6.13(g) (which shall only be required upon the request of the Administrative Agent), the financial statements of the Collateral Manager required pursuant to

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Section 6.13(e), the annual statements as to compliance required pursuant to Section 6.14, and the independent public accountant’s reports required pursuant to Section 6.15.

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person or of the manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person or the manager of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment”: (i) any dividend or other distribution, direct or indirect, on account of any class of ownership interests of the Seller now or hereafter outstanding, except a dividend paid solely in interests of that class of ownership interests or in any junior class of ownership interests of the Seller; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of the Seller now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire ownership interests of Seller now or hereafter outstanding, and (iv) any payment of management fees by the Seller (except for the fees of the independent directors of the Seller and for reasonable management fees and reimbursement of expenses to the designated manager of the Fund or its Affiliates in reimbursement of actual management services performed and expenses incurred). For the avoidance of doubt, (i) payments and reimbursements due to the Collateral Manager in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (ii) distributions by the Seller to its shareholders of amounts received by the Seller pursuant to clause EIGHTH of Section 2.10(a) or clause EIGHTH of Section 2.11(a) do not constitute Restricted Junior Payments, (iii) distributions by the Seller to its shareholders of Assets or of cash or other proceeds relating thereto which have been repurchased or substituted by the Seller in accordance with this Agreement do not constitute Restricted Junior Payments and (iv) that portion of any Capital Contribution funded by the Investors in respect of Capital Calls in excess of any outstanding Subscription Advances then required to be repaid pursuant to this Agreement do not constitute Restricted Junior Payments.

“Retained Interest”: (a) With respect to any Delayed Draw Term Loan, any Revolving Loan or any Loan with an unfunded commitment on the part of the lender that does not provide by its terms that funding thereunder is in the lender’s sole and absolute discretion and the right to receive payment (but not the obligation of the lender to provide additional fundings) with respect to which Loan is transferred to the Seller (including any transfer by a third party to the Seller at the direction of the Fund or the Collateral Manager) and/or by the Seller to the Purchasers or to the Administrative Agent on behalf of the Purchasers, including, without limitation, Agented Loans and Third Party Serviced Loans, all of the obligations, if any, of the lender to provide additional funding with respect to such Loan, and (b) with respect to any Participation or any Loan arising under agented or syndicated Underlying Instruments that is transferred to the Seller and/or by the Seller to the Purchasers or to the Administrative Agent on behalf of the Purchasers, (i) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Participation or such Loan arising under agented or syndicated Underlying Instruments and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Participation or such Loan arising under agented or syndicated Underlying Instruments that relate to such portion(s) of the indebtedness that is owned by another lender

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(which may be the Collateral Manager, the Fund or an Affiliate of either thereof) or is described in clause (a) of this definition; provided, however, that for the avoidance of doubt, as between the Seller and the Fund, the Fund shall be responsible for and assume all obligations of the lender with respect to that portion of the Loan not transferred to the Seller including all Retained Interests described in clause (a) of this definition.

“Retransfer Price”: Defined in Section 2.19(b).

“Returned Capital”: For any Investor, any part of any Capital Contribution that is redistributed to one or more Investors and added back to such Investor’s Unfunded Capital Commitment under the Constituent Documents of the Fund; in each case which amount has been set forth as “Returned Capital” on a certificate of the Collateral Manager delivered to the Administrative Agent; provided that the failure of the Collateral Manager to deliver such certificate to the Administrative Agent shall result in the exclusion of such amount from “Returned Capital.”

“Review Criteria”: Defined in Section 8.2.

“Revolving Loan”: A Middle Market Loan or a Large Syndicated Loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor or in connection with an unfunded letter of credit obligation thereunder which was acquired by the Fund, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed or which is a Delayed Draw Term Loan; provided, that any such Loan shall exclude any Retained Interest.

“Revolving; Period”: The period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.

“S&P”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“S&P Rating”: With respect to any Asset, for determining the S&P Rating as of any date of determination: (a) for Middle Market Loans, (i) if such Loan is rated by S&P, such S&P rating, (ii) if such Loan is rated by Moody’s (but not S&P), such Moody’s rating, and (iii) if such Loan is not rated by S&P or Moody’s, a ratings estimate as determined by the Collateral Manager utilizing CreditModel; (b) for ABS Direct Loans and Real Estate Loans, (i) if such Loan is rated by S&P, such S&P rating, (ii) if such Loan is rated by Moody’s (but not S&P), such Moody’s rating, and (iii) if such Loan is not rated by Moody’s or S&P, a rating as determined by the Collateral Manager in accordance with its Credit and Collection Policy and the Collateral Management Standard; and (c) for Bonds, such S&P rating. The Administrative Agent shall have the right to challenge the inputs utilized for any CreditModel model or rating determined by the Collateral Manager in accordance with the Credit and Collection Policy and the Collateral Management Standard, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such inputs or rating shall be conclusive and binding on the parties hereto absent manifest error.

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“Sale Agreement”: The Sale and Contribution Agreement, dated as of the date hereof, between the Fund and the Seller, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Scheduled Payment”: The scheduled payment of principal and/or interest required to be made by an Obligor on the related Asset or Portfolio Asset, as adjusted pursuant to the terms of the related Required Loan Documents.

“Second Lien Loan”: Any Middle Market Loan that (i) is secured by a valid and perfected second priority security interest on all of the Obligor’s assets constituting Related Property for the Loan (whether or not there is also a security interest of a higher or lower priority in additional collateral), (ii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the first priority security interest except after an event of default thereunder, (iii) pursuant to an intercreditor agreement between the Seller and the holder of such first priority security interest, the amount of the indebtedness covered by such first priority security interest is limited (in terms of aggregate dollar amount or percent of outstanding principal or both), (iv) has a Loan-to-Value Ratio of less than or equal to 75%, and (v) in the case of a Second Lien Loan acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard.

“Secured Party”: (i) Each Purchaser and (ii) the Administrative Agent, the Documentation Agent and each Purchaser Agent.

“Securities Account”: The meaning specified in Section 8-501 of the UCC.

“Securities Account Control Agreement”: The Securities Account Control Agreement, dated as of the date hereof, among NewStar Credit Opportunities Funding I Ltd., as the debtor, the Collateral Manager, U.S. Bank, as the Collateral Administrator and as the Collateral Custodian, and U.S. Bank, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Securities Act”: The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”: (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.

“Securities Remittance Certificate”: Defined in Section 6.13(g).

“Security”: The meaning specified in Section 9-102(a)(15) of the UCC.

“Security Certificate”: The meaning specified in Section 8-102(a)(16) of the UCC.

“Security Entitlement”: The meaning specified in Section 8-102(a)(17) of the UCC.

“Seller”: Defined in the Preamble of this Agreement.

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“Seller Management Agreement”: The Restated and Amended Management Agreement, dated as of November 29, 2005, by and between the Seller and the Company.

“Selling Institution”: An institution from which the Fund acquires a Participation which it sells to the Seller or from which the Seller acquires a Participation, as applicable.

“Senior Secured ABL Loan”: Any Revolving Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) provides the related Obligor with the option to receive additional borrowings thereunder based on the value of its eligible accounts receivable, inventory or equipment, (iii) unless otherwise approved by the Administrative Agent in writing in its sole discretion, has a Loan-to-Liquidation Value Ratio of less than or equal to (a) 85% where the Related Property is accounts receivable, (b) 50% where the Related Property is inventory and (c) 80% where the Related Property is Equipment, (iv) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor, (v) requires the Obligor to make payments to a lock-box under the Seller’s control or to the Concentration Account and (vi) in the case of a Senior Secured ABL Loan acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard.

“Senior Secured Loan”: Any Middle Market Loan or Large Syndicated Loan that is a Term Loan and any Revolving Loan that (i) is secured by a valid and perfected first priority security interest on all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio of less than or equal to (a) 70% where the Related Property is not primarily real property and (b) 80% where the Related Property is primarily real property, (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor and (iv) in the case of a Senior Secured Loan acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard.

“Senior Secured Real Estate Loan”: Any Real Estate Loan that is a Term Loan that (i) is secured by a valid and perfected first priority Mortgage on the Obligor’s Mortgaged Property constituting Related Property for the Loan, (ii) the underlying Related Property consists primarily of real property, (iii) has as its sole purpose to provide mortgage financing to the Obligor, (iv) has a Loan-to-Value Ratio of less than or equal to (a) 80% where the Related Property is not multi-family real estate and (b) 85% where the Related Property is multi-family real estate, (v) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (vi) in the case of a Senior Secured Real Estate Loan acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard.

“Servicing File”: For each Loan, the following documents or instruments:

(a) copies of each of the Required Loan Documents;

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(b) with respect to any Material Middle Market Mortgage Loan or Real Estate Loan:

(i) the original or a copy of the lender’s title insurance policy or a written commitment to issue such title insurance policy issued on or about the date of the origination of such Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy or commitment, or, with respect to each Loan not covered by a lender’s title insurance policy to the extent customary in the applicable jurisdiction, an attorney’s opinion of title given by an attorney licensed to practice law in the jurisdiction where the related Mortgaged Property is located, or, if such policy or commitment has not been issued and if the related Loan was funded through a title insurance company or other comparable closing agent pursuant to escrow instructions or lender’s closing instructions precluding the title insurance company or such agent from funding until the title insurance company is prepared to issue the required title insurance coverage, a copy of such escrow instructions or lender’s closing instructions;

(ii) the originals or copies of any environmental indemnity agreement;

(iii) the Appraisal or Appraisals relating to the related Mortgaged Property;

(iv) any Environmental Site Assessment in the possession of the Collateral Manager relating to the related Mortgaged Property;

(c) any other portion of the Loan File which is not part of the Required Loan Documents.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital.

“SPE Obligor”: With respect to any ABS Direct Loan, an entity which (i) is formed solely for the purpose of acquiring and directly holding an ownership interest in a pool of assets, (ii) does not engage in any business unrelated to the ownership of such a pool of assets, (iii) does not have any assets other than those related to its interest in such a pool of assets, (iv) has books, records and accounts which are separate and apart from the books, records and accounts of any

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other Person, (v) is subject to limitations comparable to substantially all of the limitations on powers set forth in the organizational documentation of the Seller as of the Closing Date, (vi) holds itself out as being an entity separate and apart from any other Person and (vii) is not taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to tax on a net income basis.

“Spread”: As of any Measurement Date for a Bond, the spread in basis points above the yield of a referenced U.S. Treasury Obligation (which shall have a maturity comparable to the expected life of such Bond) currently applicable to comparable bonds in the market (as determined by the Administrative Agent in its sole discretion). For purposes of calculating the Market Value of a Bond on any date after its Purchase Date, the Spread shall not include the first 100 basis points of any increase in the Spread of a Bond over the Spread determined as of its Purchase Date.

“Subordinated Loan”: Any Middle Market Loan which is a Term Loan that (i) may be secured by a combination of senior and/or junior Liens on substantially all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio of less than or equal to (a) 80% where the Related Property is not primarily real property, and (b) 90% where the Related Property is primarily real property, (iii) contains terms which, upon the occurrence of an “event of default” (however denominated or described) under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the Seller’s portion of such Loan would be paid only after the other lenders to such Obligor (including any lender party making any Senior Secured ABL Loan, Senior Secured Loan, LOT Loan or other Indebtedness of the related Obligor whose right to payment is contractually senior to the Seller) is paid in full, and (iv) in the case of a Subordinated Loan acquired by the Fund, is documented in a form consistent with the Credit and Collection Policy and the Collateral Management Standard.

“Subscription Account”: Defined in Section 2.23(a) hereof.

“Subscription Advance”: An Advance or Swingline Advance against Unfunded Capital Commitments which is identified in the related Borrowing Notice as being a Subscription Advance but in no event in an aggregate outstanding amount (together with all other Subscription Advances) in excess of the Subscription Advance Availability.

“Subscription Advance Availability”: An amount equal to the lesser of (x) the Subscription Sublirnit and (y) 60% multiplied by (the aggregate Unfunded Capital Commitments minus $25,000,000); provided that following the occurrence of a Ratings Trigger Event, the Unfunded Capital Commitments of the related Investor shall be deemed to be zero.

“Subscription Advance Repayment Date”: The earliest of (i) the Termination Date, (ii) the date that is 90 days after the funding of the related Subscription Advance, (iii) the removal or termination of any Investor (except for any assignment by such Investor of its Subscription Agreement as permitted by this Agreement) and (iv) the date that is ten Business Days following a Ratings Trigger Event, provided, that following a Ratings Trigger Event, no substitute or additional Investor that meets the criteria in clause (i) of the defined term Investor has become an Investor in the Fund and entered into the Investor Documents, and that has an Unfunded Capital Commitment not less than that of the Investor whose ratings downgrade triggered the Ratings Trigger Event.

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“Subscription Agreement”: A Subscription Agreement executed by an Investor in connection with the subscription for shares in the Fund.

“Subscription Collateral” is defined in Section 2.22(a) hereof.

“Subscription Collections”: Any and all amounts of Collections received in respect of Capital Contributions due and payable in respect of Capital Calls, from or on behalf of Investors that are deposited in the Subscription Account.

“Subscription Document Checklist”: The Subscription Document Checklist listing all Subscription Security Documents provided by the Seller to the Administrative Agent, the Collateral Administrator, the Backup Collateral Manager, and the Collateral Custodian, in the form of Schedule XI hereto, as such list may be amended, supplemented or modified from time to time in accordance with this Agreement.

“Subscription Facility”: That portion of the Facility Amount then available under this Agreement that relates to the Subscription Advances.

“Subscription Facility Termination Date”: Solely with respect to the Subscription Facility, the earliest of (a) the date of declaration of the Subscription Facility Termination Date pursuant to Section 10.2(a), (b) provided that the Subscription Advances outstanding are zero, the Business Day designated by the Seller following two Business Days written notice thereof to the Administrative Agent pursuant to Section 2.24 and (c) the Termination Date.

“Subscription Facility Termination Event”: Defined in Section 10.1.

“Subscription Security Documents”: Any security agreements, financing statements, assignments, and other documents and instruments from time to time executed and delivered pursuant to this Agreement in connection with the Subscription Collateral and any documents or instruments amending or supplementing the same, including, without limitation, the Investor Letters and the Assignment of Account, each in form and substance reasonably satisfactory to the Administrative Agent, on behalf of the Secured Parties, may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Administrative Agent on behalf of the Secured Parties, first priority perfected security interests in any of the Subscription Collateral, together with such other assurances of the enforceability and priority of the Administrative Agent’s Lien and assurances of due recording and documentation of the Subscription Security Documents or copies thereof, as the Administrative Agent may reasonably require to avoid impairment of such Lien and security interest granted or purported to be granted pursuant to Section 2.22.

“Subscription Sublimit”: $25,000,000.

“Subsidiary”: As to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the

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happening of a contingency) sufficient to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Substitute Asset”: On any day, an Eligible Asset that meets each of the conditions for substitution set forth in Section 2.19.

“Successor Collateral Manager”: Defined in Section 6.19(a).

“Swingline Advance”: Defined in Section 2.1(c).

“Swingline Amount”: At any time, the lesser of (a) $25,000,000 minus the amount of Swingline Advances outstanding at such time and (b) the Availability at such time.

“Swingline Funding Request”: A Borrowing Notice requesting a Swingline Advance and including the items required by Section 2.2.

“Swingline Purchaser”: IXIS, in its capacity as Swingline Purchaser hereunder.

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term Loan”: A Loan that is a term loan that has been fully funded and does not contain any unfunded commitment on the part of the Fund arising from an extension of credit to an Obligor.

“Term Securitization”: Any private or public term securitization transaction (a) undertaken by the Fund, the Seller or an Affiliate of the Fund or the Seller that is secured, directly or indirectly, by any Asset currently or formerly included in the Collateral or any portion thereof or any interest therein (other than any such Asset sold in a Discretionary Sale permitted hereunder), including, without limitation, any collateralized loan or collateralized debt offering or other asset securitization and (b) in which the Fund or an Affiliate has agreed to purchase any of the equity in such term securitization transaction. For the avoidance of doubt, notwithstanding any agreement by the Fund or an Affiliate to purchase any of the equity in such term securitization transaction, any such party agreeing to so purchase may designate other Persons as purchasers of such equity provided such party or parties remain primarily liable therefor if such designees fail to purchase in connection with the closing date of such term securitization and/or, after the closing of such term securitization, may transfer equity it purchases at the closing thereof.

“Termination Date”: The earliest of (a) the date of the termination of the Facility Amount pursuant to Section 2.5, (b) the Business Day designated by the Seller to the Administrative Agent and each Purchaser Agent as the Termination Date at any time following two Business Days’ prior written notice thereof to the Administrative Agent and each Purchaser Agent, (c) November 29, 2006, or such later date as such date may be extended pursuant to and in accordance with Section 2.1 (d), (d) the date any Liquidity Agreement shall cease to be in full

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force and effect (provided, however, that if the total return swap which constitutes the Liquidity Agreement with respect to MMP-5 ceases to be of full force and effect under circumstances in which a successor Issuer or other Person which finances its activities by borrowing from an Issuer has become a successor Conduit Purchaser in accordance with Section 13.16 and assumes MMP-5’s obligations hereunder provided, that IXIS acts as Liquidity Bank with respect thereto under a Liquidity Agreement, the failure of such total return swap to be in full force and effect shall not constitute a Termination Date hereunder), (e) the date of the declaration of the Termination Date pursuant to Section 10.2(a) or the date of the automatic occurrence of the Termination Date pursuant to Section 10.2(b), (f) the second Business Day prior to the Facility Termination Date and (g) the completion of a Term Securitization.

“Termination Event”: Defined in Section 10.1.

“Third Party Agented Loan” means, with respect to any Loan (or participation interest therein), (a) the Loan is originated by a Person other than the Fund as part of a loan transaction which has been fully consummated prior to such Loan becoming part of the Collateral, (b) the Required Loan Documents shall have been delivered to the Collateral Custodian in accordance with this Agreement, (c) the Seller, as assignee of the Loan, has all of the rights of the lender which have been transferred to the Seller with respect to such Loan and the Related Property but none of the obligations as such obligations relate to the Retained Interest, (d) the Loan is secured by an undivided interest in the Related Property that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s indebtedness of equal priority issued in such loan transaction, and (e) the third party Loan originator (or an affiliate thereof) is the lead agent, collateral agent and paying agent for all lenders in such loan transaction and receives payment directly from the Obligor thereof on behalf of such lenders.

“Third Party Serviced Loan”: Any Third Party Agented Loan or Participated Loan with respect to which a third party unaffiliated with the Collateral Manager services and administers such Loan, together with all other pari passu loans to the same Obligor secured by the same Related Property.

“Title Policy”: Defined in Appendix A.

“Trade Ticket”: A confirmation of the purchase and sale of an Asset as provided by the Collateral Manager to the Collateral Administrator in connection with such purchase.

“Transaction”: Defined in Section 3.2.

“Transaction Documents”: This Agreement, the Sale Agreement, the Intercreditor Agreement, the Securities Account Control Agreement, each Variable Funding Certificate, each Purchaser Fee Letter, the Backup Collateral Manager Fee Letter, the Collateral Administrator and Collateral Custodian Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, the Subscription Security Documents, each Subscription Agreement, and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transfer Document”: With respect to any Loan, each transfer document or instrument relating to such Loan evidencing the assignment of such Loan either (1) to the Fund, from the

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Fund to the Seller and from the Seller either to the Administrative Agent or in blank or (2) from the prior third party owner thereof directly to the Seller (at the direction of the Fund) and from the Seller either to the Administrative Agent or in blank.

“Transferee Letter”: Defined in Section 13.16.

“Transition Expenses”: The reasonable costs (including reasonable attorneys’ fees) of the Collateral Administrator and Backup Collateral Manager incurred in connection with transferring the servicing obligations under this Agreement and amending this Agreement to reflect such transfer in an amount not to exceed $125,000.

“UCC”: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Uncertificated Security”: The meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Instruments”: The indenture, loan agreement, credit agreement or other agreement pursuant to which an Asset (other than Subscription Collateral) has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which the holders of such Asset are the beneficiaries.

“Unfunded Capital Commitment”: With respect to any Investor at any time, the Capital Commitment of such Investor, plus Returned Capital attributed to such Investor, minus the aggregate Capital Contributions made to the Fund by such Investor, minus the sum of any amounts as to the payment of which such Investor is excused, as a result of regulatory concerns or otherwise, or is otherwise discharged (by act of any Person, by operation of law, or otherwise); provided, that all or the applicable portion of the Unfunded Capital Commitment shall be treated as zero for any Investor (w) whose Capital Commitment is not a full recourse obligation of such Investor in the entire amount thereof, subject to money judgment for nonpayment, (x) that is excused or otherwise discharged, or that has any right to excuse or discharge itself, as a result of regulatory concerns or otherwise, from paying its Capital Commitment, (y) whose Capital Commitment is limited by geographical, industry segment, or other factors relating to the use of payments thereof, or (z) that has the right to satisfy any portion of its Capital Commitment by the contribution of property other than cash. “Unfunded Capital Commitment” shall not include that portion of an Investor’s Capital Commitment that is, at such time, subject to a Pending Capital Call.

“United States”: The United States of America.

“Unmatured Termination Event”: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“U.S. Bank”: Defined in the Preamble.

“U.S. Treasury Obligations”: Direct registered obligations of the United States which are expressly backed by the full faith and credit of the United States, but excluding (x) any such obligations that are Zero-Coupon Bonds and (y) such obligations that are interest only securities.

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“Variable Funding Certificate” or “VFC”: Defined in Section 2.1.

“VFCC”: Variable Funding Capital Company LLC, a Delaware limited liability company, as a Purchaser, together with its successors and assigns in such capacity.

“VFCC Agent”: WCM or any other entity that has been appointed as the administrator for VFCC.

“Wachovia”: Wachovia Bank, National Association, a national banking association in its individual capacity, and its successors and assigns.

“Warranty Asset”: Any Asset that fails to satisfy any criteria of the definition of Eligible Asset as of the applicable Cut-Off Date of such Asset or any Asset with respect to which a Warranty Event has occurred.

“Warranty Event”: As to any Asset, the discovery that as of the related Cut-Off Date or Funding Date there existed a breach of any representation or warranty relating to such Asset (other than any representation or warranty that the Asset satisfies the criteria of the definition of Eligible Asset) and the failure of Seller to cure such breach, or cause the same to be cured, within 30 days after the earlier occur of the Seller’s receipt of notice thereof from the Administrative Agent or the Seller becoming aware thereof.

“Weighted Average Advance Rate”: For any Advances Outstanding on any day, the weighted average of the Advance Rates applicable to the Eligible Assets backing such Advances or Swingline Advance on such day, weighted according to the proportion of the Principal Collateral Value that each type of Asset forming a part of the Collateral represents.

“Weighted Average Fixed Rate Coupon”: As of any Measurement Date, a fraction (expressed as a percentage and rounded up to the next 0.001%), (a) the numerator of which is the sum of the products determined by multiplying the Principal Balance of each Fixed Rate Loan (excluding Charged-Off Loans and Delinquent Loans) in the Collateral as of such Measurement Date by the interest rate payable by the Obligor thereof, and (b) the denominator of which is the sum of the Principal Balances of all Fixed Rate Loans (excluding Charged-Off Loans and Delinquent Loans) in the Collateral as of such Measurement Date.

“Weighted Average Fixed Rate Coupon Test”: A test that will be satisfied if the Weighted Average Fixed Rate Coupon exceeds the Minimum Weighted Average Fixed Rate Coupon.

“Weighted Average Floating Rate Spread”: As of any Measurement Date, a fraction (expressed as a percentage and rounded up to the next 0.001%), (a) the numerator of which is the sum of the products determined by multiplying the Principal Balance of each Floating Rate Loan in the Collateral as of such Measurement Date by the stated spread at which interest accrues on such Loan above or below the LIBOR Rate, and (b) the denominator of which is the sum of the Principal Balances of all Floating Rate Loans (excluding Charged-Off Loans and Delinquent Loans) in the Collateral as of such Measurement Date; provided, that for purposes of this definition, in the case of a Loan with an interest rate payable by the Obligor thereof based on the Prime Rate, the stated spread to the LIBOR Rate for such Loan shall be calculated on any

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Measurement Date by the Collateral Manager in its reasonable judgment on behalf of the Seller by subtracting the applicable LIBOR Rate from the Prime Rate and adding such amount to the spread of such Loan.

“Weighted Average Floating Rate Spread Test”: A test that will be satisfied if the Weighted Average Floating Rate Spread exceeds the Minimum Weighted Average Floating Rate Spread.

“Weighted Average Life”: As of any Measurement Date, the number obtained by (i) for each Asset (included in the Borrowing Base) multiplying the amount of each Scheduled Payment of principal (treating each Revolving Loan as if the same were fully funded) to be paid after such date of determination by the number of years (rounded to the nearest hundredth) from such date of determination until such Scheduled Payment of principal is due; (ii) summing all of the products calculated pursuant to clause (i); and (iii) dividing the sum calculated pursuant to clause (ii) by the sum of all Scheduled Payments of principal due on all the Assets (including in the Borrowing Base) as of such date.

“Weighted Average Rating Factor”: As of any Measurement Date, the number obtained by (a) multiplying the Principal Balance of each Large Syndicated Loan, Middle Market Loan, ABS Bond and ABS Direct Loan (included in the Borrowing Base) by its Moody’s Rating Factor on any Measurement Date; (b) summing the products obtained in clause (a) for all Large Syndicated Loans, Middle Market Loans, ABS Bonds and ABS Direct Loans; (c) dividing the sum obtained in clause (b) by the sum of the Principal Balances of all Large Syndicated Loans, Middle Market Loans, ABS Bonds and ABS Direct Loans on such Measurement Date; and (d) rounding the result to the nearest whole number.

“WSO System”: The loan administrator software system developed by JPMorgan FCS Corp., a wholly owned subsidiary of JPMorgan Chase Bank, a Texas corporation, or such other loan administration software system approved in writing by the Administrative Agent.

“Zero-Coupon Bond”: A bond that, at the time of determination, does not make periodic payments of interest.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

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Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York City time;

(f) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(g) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision.

ARTICLE II

PURCHASE OF THE COLLATERAL

Section	2.1 The Conveyance.

(a) On the terms and conditions hereinafter set forth, Seller ‘hereby sells, assigns and transfers to the Administrative Agent, on behalf of the Purchasers, all right, title and interest of the Seller, whether now existing or hereafter arising in the Collateral. The portion of the Collateral held by the Administrative Agent for each Purchaser shall be an undivided interest in an amount equal, at any time, to the percentage equivalent of a fraction (i) the numerator of which is the Advances made by such Purchaser and then outstanding, and (ii) the denominator of which is the total aggregate Advances Outstanding on such day. Interest shall accrue, and the principal of each Advance shall be payable, as described herein. To evidence such undivided interest, the Seller shall deliver a duly executed variable funding certificate (each such certificate, a “Variable Funding; Certificate” or “VFC”), in substantially the form of Exhibit B-1 or B-2, as applicable, (i) on the Closing Date, to each

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Purchaser and the Swingline Purchaser at its address set forth on Annex A to this Agreement, and (ii) on each date on which an additional Purchaser becomes a Purchaser hereunder, to the related additional Purchaser Agent at the address designated by such additional Purchaser Agent. The VFC issued to (a) VFCC shall be in the name of “Wachovia Capital Markets, LLC, as the VFCC Agent” and shall be in the face amount equal to $175,000,000 and otherwise duly completed, (b) MMP-5 shall be in the name of “IXIS Financial Products Inc., as the MMP-5 Agent” and shall be in the face amount equal to $175,000,000 and otherwise duly completed, (c) the Swingline Purchaser shall be in the name of “IXIS Financial Products Inc., as the Swingline Purchaser and shall be in a face amount equal to $25,000,000, and (d) an additional Purchaser shall be in the name of such additional Purchaser and shall be in a face amount to be determined; provided, that the aggregate principal amount outstanding under all VFCs at any one time shall not exceed the Facility Amount.

(b) On the terms and conditions hereinafter set forth, from the Closing Date to, but excluding the Termination Date, the Seller may, at its option, request the Purchasers to make advances of funds under the VFCs (each, an “Advance”) and each such Purchaser shall make such Advance in an ,amount equal to their Pro-Rata Share of such requested Advance; provided, that in no event shall the Purchasers make any Advance if, after giving effect to such Advance (x) the aggregate Advances Outstanding hereunder would exceed the lesser of (i) the Facility Amount or (ii) the Maximum Availability or (y) the Subscription Advances outstanding would exceed the Subscription Advance Availability. Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, no Purchaser shall be obligated to provide its Purchaser Agent or the Seller with aggregate funds in connection with an Advance that would exceed such Purchaser’s unused Commitment then in effect.

(c) On the terms and conditions hereinafter set forth, from the Closing Date to but excluding the Termination Date, the Seller may, at its option, request the Swingline Purchaser to advance funds to the Seller on an expedited basis, each such Swingline Funding Request to be on the terms and conditions set forth herein and substantially in the form of Exhibit A-1-S hereto, and the Swingline Purchaser shall advance to the Seller the amount requested under a Swingline Funding Request (each, a “Swingline Advance”). Notwithstanding anything to the contrary contained herein, the Swingline Purchaser shall not be obligated to provide the Seller with aggregate funds in connection with a Swingline Advance that would exceed the aggregate unused Commitment then in effect.

(d) The Seller may, within 60 days but not less than 45 days prior to the expiration of any Liquidity Agreement in the case of an extension of any Liquidity Agreement or the date set forth in clause (c) of the definition of Termination Date in the case of an extension of this Agreement (the “Extension Notice Period”), by written notice to each Purchaser Agent, make a request (i)

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for each applicable Liquidity Bank which has a Liquidity Agreement with a scheduled termination date within the next 364 days following the Extension Notice Period to extend the term of such Liquidity Agreement for an additional period of 364 days and (ii) for each Purchaser Agent to extend the date set forth in clause (c) of the definition of Termination Date for an additional period of 364 days. Each Purchaser Agent will give prompt notice to the applicable Purchaser and each applicable Liquidity Bank of its receipt of such request, and each Purchaser and each such Liquidity Bank shall make a determination, in their sole discretion, not less than 15 days prior to the expiration of the date set forth in clause (c) of the definition of Termination Date or the expiration of any Liquidity Agreement (as applicable) as to whether or not it will agree to the applicable extension requested. The failure of a Purchaser Agent or of an applicable Liquidity Bank to provide timely notice of its decision to the Seller shall be deemed to constitute a refusal by such Purchaser or such Liquidity Bank (as applicable) to extend the date set forth in clause (c) of the definition of Termination Date or the term of the Liquidity Agreement, respectively. In the event that the term of any such Liquidity Agreement or the date set forth in clause (c) of the definition of Termination Date is not extended for a period of up to 364 days, the Termination Date shall be extended with the consent of the Administrative Agent (such consent not to be unreasonably withheld) for a period of 90 days and notice of such termination shall be provided by the Administrative Agent to the Collateral Administrator, the Backup Collateral Manager, the Collateral Custodian, the Fund, the Seller and the Collateral Manager. Only one such 90 day extension of the Termination Date, as described in this Section 2.l(d), may occur. The Seller confirms that each applicable Liquidity Bank and each Purchaser, in their sole and absolute discretion, without regard to the value or performance of the Assets or any other factor, may elect not to extend any Liquidity Agreement or the date set forth in clause (c) of the definition of Termination Date (as applicable).

(e) The Seller may, with the written consent of the Administrative Agent, the Documentation Agent and each Purchaser Agent, add additional Persons as Purchasers or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Facility Amount; provided, however, that the Commitment of any Purchaser may only be increased with the prior written consent of such Purchaser and the Administrative Agent. Each new Purchaser shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an assumption agreement substantially in the form of Exhibit L evidencing its assumed Commitment hereunder.

Section 2.2 Procedures for Swingline Advances by the Swingline Purchaser.

(a) Subject to the limitations set forth in Section 2.1, the Seller may request a Swingline Advance from the Swingline Purchaser by delivering to the Administrative Agent, the Collateral Administrator and the Collateral Custodian, as applicable, at certain times the information and documents set forth in this Section 2.2.

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(b) No later than 12:00 p.m. on the Business Day of the proposed Funding Date, the Seller (or the Collateral Manager on its behalf) shall deliver:

(i) to the Administrative Agent and the Collateral Administrator written notice of such proposed Funding Date (including a duly completed Borrowing Base Certificate and recalculation of the Availability updated to such date);

(ii) to the Administrative Agent a description of the Obligor and the Asset or Assets to which the proposed Swingline Advance relates;

(iii) to the Administrative Agent a wire disbursement and authorization form;

(iv) to the Administrative Agent and the Collateral Administrator a duly completed Swingline Funding Request, which shall (a) specify the desired amount of such Swingline Advance, which amount must be at least equal to $1,000,000, (b) specify the date of such Swingline Advance, (c) specify the Assets to be financed on such Funding Date (including the appropriate file number, Obligor, Principal Balance for each Asset and identifying each Asset by type), (d) specify the amount of the Availability (after giving effect to such proposed Swingline Advance), (e) specify whether such Advance is a Subscription Advance and (f) include a representation that all conditions precedent for a Swingline Advance described in Article III hereof have been met. Each Swingline Funding Request shall be irrevocable. If any Swingline Funding Request is received by the Administrative Agent after 12:00 p.m. on the Business Day for which such Swingline Advance is requested or on a day that is not a Business Day, such Swingline Funding Request shall be deemed to be received by the Administrative Agent at 9:00 a.m. on the next following Business Day.

(c) On the Funding Date, the Swingline Purchaser shall, subject to the limitations set forth in Section 2.1, and upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds, at such bank or other location reasonably designated by the Seller in the Swingline Funding Request given pursuant to this Section 2.2, an amount equal to the lesser of (x) the amount requested by the Seller for such Swingline Advance and (y) an amount equal to the Swingline Amount on such Funding Date.

(d) In the event that a Swingline Advance is requested, and upon satisfaction of the applicable conditions set forth in Article III other than the delivery of a Certificate of Assignment (Exhibit A to the Sale Agreement including Schedule I thereto), on the relating Funding Date, the Swingline

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Purchaser shall, subject to the limitations set forth in Section 2.1, deposit in the Holding Account, an amount equal to the lesser of (x) the amount requested by the Seller for such Swingline Advance and (y) an amount equal to the Swingline Amount on such Funding Date. Upon delivery of the related Certificate of Assignment to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator), the Collateral Administrator shall make available to the Seller in same day funds, at such bank or other location reasonably designated by the Seller in the Swingline Funding Request given pursuant to this Section 2.2, the funds held in the Holding Account in respect of such Swingline Advance; provided, however, that in the event that the related Certificate of Assignment is delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator) after 4:30 p.m., or such later time as the Collateral Administrator may agree, on any day, the Collateral Administrator shall make such funds available to the Seller on the next succeeding Business Day; provided, further, that in the event that the related Certificate of Assignment is not delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator) within two Business Days of the Funding Date, the Collateral Administrator shall cause the funds on deposit in the Holding Account in respect of such Swingline Advance together with Interest accrued thereon to be paid to the account of the Swingline Purchaser on the next Distribution Date.

Section 2.3 Procedures for Advances by Purchasers.

(a) Each Advance from a Purchaser hereunder shall be effected by the Seller (or the Collateral Manager on its behalf) delivering to the Administrative Agent, each Purchaser Agent and the Swingline Purchaser (with a copy to the Collateral Administrator) a duly completed Borrowing Notice (along with a Borrowing Base Certificate) no later than 2:00 p.m. at least one Business Day prior to the proposed Funding Date. Each Borrowing Notice (along with a Borrowing Base Certificate and a recalculation of the Availability) shall (i) specify the desired amount of such Advance, which amount must be in a minimum amount of at least $1,000,000, to be allocated to each Purchaser in accordance with its Pro-Rata Share, (ii) specify the date of such Advance, (iii) specify the Assets to be financed on such Funding Date (including the appropriate file number, the Principal Balance of each Loan and Bond, if the Advance is identified as a Subscription Advance, the Unfunded Capital Commitment with respect to any Subscription Collateral, and identifying each Asset by type), (iv) specify the amount of the Availability (after giving effect to such proposed Advance), (v) specify whether such Advance is a Subscription Advance and (vi) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Borrowing Notice shall be irrevocable.

(b) On the date of each Advance, each Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Seller in same day funds, at such bank or other location reasonably

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designated by Seller in its Borrowing Notice given pursuant to this Section 2.3, an amount equal to its Pro-Rata Share of the least of (i) the amount requested by the Seller for such Advance, (ii) an amount equal to the Availability on such Funding Date or (iii) the Facility Amount.

(c) On each Funding Date, the obligation of each Purchaser to remit its Pro-Rata Share of any such Advance shall be several from that of each other Purchaser and the failure of any Purchaser to so make such amount available to the Seller shall not relieve any other Purchaser of its obligation hereunder.

(d) In the event that an Advance is requested, and upon satisfaction of the applicable conditions set forth in Article III other than the delivery of a Certificate of Assignment (Exhibit A to the Sale Agreement including Schedule I thereto), on the relating Funding Date, each Purchaser shall, subject to the limitations set forth in Section 2.1, deposit in the Holding Account, an amount equal to its Pro-Rata Share of the least of (i) the amount requested by the Seller for such Advance or (ii) an amount equal to the Availability on such Funding Date. Upon delivery of the related Certificate of Assignment to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator), the Collateral Administrator shall make available to the Seller in same day funds, at such bank or other location reasonably designated by the Seller in the Funding Request given pursuant to this Section 2.2, the funds held in the Holding Account in respect of such Advance; provided, however, that in the event that the related Certificate of Assignment is delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator) after 4:30 p.m., or such later time as the Collateral Administrator may agree, on any day, the Collateral Administrator shall make such funds available to the Seller on the next succeeding Business Day; provided, further, that in the event that the related Certificate of Assignment is not delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator) within two Business Days of the Funding Date, the Collateral Administrator shall cause the funds on deposit in the Holding Account in respect of such Advance provided by each Purchaser together with Interest accrued thereon to be paid to the account of such Purchaser on the next Distribution Date.

Section 2.4 Delivery of Bonds, Loans and Subscription Security Documents.

(a) Upon the acquisition of any Collateral by the Seller, the ownership of each transferred Underlying Instrument and the contents of each Loan File will be vested in the Seller. Each Loan, Bond and Related Security transferred to or otherwise acquired by the Seller shall immediately and without further action automatically become part of the Collateral.

(b) Pursuant to and in accordance with the terms of Section 3.3, prior to each Funding Date, the Seller will deliver to the Collateral Custodian for

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credit, or will cause to be credited, to the Custodial Account, pursuant to and in accordance with the Securities Account Control Agreement, any Bonds.

(c) Pursuant to and in accordance with the terms of Section 3.2(c), the Seller will deliver, or cause to be delivered, to the Collateral Custodian the Required Loan Documents accompanied by the related Loan Checklist relating to each Loan being transferred on such Funding Date.

(d) The Seller will deliver, or cause to be delivered, to the Collateral Custodian, with a copy to the Administrative Agent, the Subscription Security Documents on or before the Closing Date, accompanied by a Subscription Document Checklist.

Section 2.5 Reduction of the Facility Amount; Optional and Mandatory Repayments.

(a) The Seller may, upon at least 20 Business Days’ prior written notice (such notice to be received by the Administrative Agent and each Purchaser Agent no later than 5:00 p.m. on such day) to the Administrative Agent and each Purchaser Agent, terminate in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, accrued Interest and Breakage Costs; provided, however, that each partial reduction of the Facility Amount shall be in an aggregate amount equal to at least $1,000,000. Each notice of reduction or termination pursuant to this Section 2.5(a) shall be irrevocable.

(b) The Seller may, upon one Business Day’s prior written notice (such notice to be received by the Administrative Agent and each Purchaser Agent no later than 5:00 p.m. on such day) to the Administrative Agent and each Purchaser Agent, reduce the Advances Outstanding by remitting, in accordance with their Pro-Rata Share, to each Purchaser Agent, for payment to the respective Purchasers, (i) Cash and (ii) instructions to reduce such Advances Outstanding, related accrued Interest and Breakage Costs; provided, that no such reduction shall be given effect if a Termination Event or Unmatured Termination Event has occurred, is continuing or would result from such reduction. Any reduction of the Advances Outstanding shall be in a minimum amount of $1,000,000 (or such lesser amount as may be required to prevent a Termination Event pursuant to Section l0.1(i)). Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Purchaser Agents shall apply such amounts first to the pro-rata reduction of the Advances Outstanding, second to the payment of related accrued Interest on the amount of the Advances Outstanding to be repaid by paying such amounts to the respective Purchasers, and third to the payment of any Breakage Costs. Any notice relating to any prepayment pursuant to this Section 2.5(b) shall be irrevocable.

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(c) Unless sooner prepaid pursuant to Section 2.5(b) or Section 10.2, the Aggregate Unpaids shall be indefeasibly reduced to zero on the earlier of (i) the date that occurs on the 10th anniversary of the Termination Date and (ii) the closing date of a Term Securitization that is secured, directly or indirectly, by any of the Assets.

(d) Each Subscription Advance shall be repaid in full by the Subscription Advance Repayment Date.

Section 2.6 Determination of Interest.

Each applicable Purchaser Agent shall determine the CP Rate for its related Purchaser (including unpaid Interest related thereto, if any, due and payable to a prior Distribution Date) to be paid by the Seller with respect to each Advance on each Distribution Date for the related Interest Period and shall advise the Collateral Manager thereof on the third Business Day prior to such Distribution Date.

Section 2.7 Percentage Evidenced by each Variable Funding Certificate.

The variable percentage ownership interest in the Collateral represented by each VFC shall be initially computed on its date of issuance. Thereafter, until the Termination Date, each VFC shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Termination Date. The variable percentage ownership interest in the Collateral represented by each VFC as computed (or deemed recomputed) as of the close of business on the day immediately preceding the Termination Date shall remain constant at all times on and after the Termination Date. The variable percentage ownership interest in the Collateral represented by each VFC shall become zero when its Advances and Interest have been indefeasibly paid in full.

Section 2.8 Reimbursement of Swingline Advances.

The Conduit Purchasers hereby agree that if the Swingline Purchaser funds any Swingline Advance, (i) the Conduit Purchasers shall reimburse the Swingline Purchaser for such Swingline Advance not later than one Business Day after the Swingline Purchaser funds such Swingline Advance. Such reimbursement shall be accomplished by the Conduit Purchasers remitting to the Swingline Purchaser at the Swingline Purchaser’s Account or such other account as designated in writing by the Swingline Purchaser the amount (up to the amount of the outstanding Swingline Advance) that the Conduit Purchasers otherwise would be required to remit to the account designated by the Seller pursuant to Section 2.3(b) in connection with the Advance being made on the date of such reimbursement. The Seller and the Collateral Manager hereby authorize and instruct the Conduit Purchasers to reimburse the Swingline Purchaser in such manner.

Section 2.9 Notations on Variable Funding Certificates.

Each Purchaser Agent is hereby authorized to enter on a schedule attached to the VFC a notation (which may be computer generated) with respect to each Advance under the VFC made by the related Purchaser of: (a) the date and principal amount thereof, and (b) each repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Purchaser Agent to make any such notation on

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the schedule attached to the VFC shall not limit or otherwise affect the obligation of the Seller to repay the Advances in accordance with their respective terms as set forth herein.

Section 2.10 Settlement Procedures During the Revolving Period.

(a) On each Distribution Date during the Revolving Period, the Collateral Manager shall direct the Collateral Administrator to pay pursuant to the Collateral Manager Report (and the Collateral Administrator shall make payment, in reliance on the information set forth in such Collateral Manager Report) to the following Persons, from (1) the Collection Account, to the extent of Available Funds, and (2) Collateral Manager Advances of Scheduled Payments, if any, received with respect to the immediately preceding Due Period that ended on the last day of the calendar quarter (or month if the Administrative Agent makes an election to change the Distribution Date pursuant to clause (b) of the definition thereof) immediately preceding the calendar month in which such Distribution Date occurs, the following amounts in the following order of priority:

(i) FIRST, to the extent not paid for by the Collateral Manager, pro rata to the Collateral Administrator and Backup Collateral Manager and the Collateral Custodian, (a) in an amount equal to any accrued and unpaid Collateral Administrator and Collateral Custodian Fees, Backup Collateral Manager Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Collateral Administrator, Backup Collateral Manager or Collateral Custodian hereunder, in respect of which the Collateral Administrator, the Backup Collateral Manager or the Collateral Custodian, as applicable, has provided prior written notice to the Collateral Manager and the Administrative Agent, for the payment thereof; provided, that amounts payable pursuant to clause (b) shall not exceed $5,000 for any Distribution Date;

(ii) SECOND, to the Collateral Manager, in an amount equal to any unreimbursed Collateral Manager Advances (but solely to the extent of Collections in respect of the Asset for which such Collateral Manager Advance was made), for the payment thereof;

(iii) THIRD, to the Collateral Manager, in an amount equal to any accrued and unpaid Collateral Manager Fees to the end of the preceding Due Period, for the payment thereof;

(iv) FOURTH, to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser) and the Swingline Purchaser, pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid Interest plus any amounts owed pursuant to Sections 2.2(d), 2.3(d) or 2.13(a), Program Fee, Commitment Fee and Breakage Costs, for the payment thereof;

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(v) FIFTH, to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser) and the Swingline Purchaser, if the Availability is less than zero, an amount necessary to increase the Availability to zero, pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser;

(vi) SIXTH, to the Administrative Agent, each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), the applicable Purchaser, the Collateral Administrator and Backup Collateral Manager, the Collateral Custodian, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amount owed to such Person under this SIXTH clause, all other amounts, including Increased Costs and amounts owed pursuant to Section 2.17 but other than Advances Outstanding, then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to their respective duties as Collateral Administrator, Backup Collateral Manager or Collateral Custodian hereunder, to the extent not paid pursuant to clause FIRST above in respect of which the Collateral Administrator, the Backup Collateral Manager or the Collateral Custodian, as applicable, has provided prior written notice to the Collateral Manager and the Administrative Agent, for the payment thereof;

(vii) SEVENTH, to the Collateral Manager, in an amount equal to the sum of (i) any unreimbursed Collateral Manager Advances, to the extent not paid pursuant to clause SECOND above, and (ii) any Nonrecoverable Advance for the payment thereof; and

(viii) EIGHTH, any remaining amount shall be distributed to the Seller, provided, that the Seller shall first reimburse the Fund for any unreimbursed amounts paid by the Fund pursuant to Section 2.16, Section 2.17 or Section 13.9 together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(b) On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Collateral Manager may, to the extent of any Principal Collections on deposit in the Principal Collections Account, withdraw such funds for the purpose of reinvesting in additional Eligible Assets and making reductions of Advances Outstanding pursuant to Section 2.5 hereof, provided the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.2(b) have been satisfied;

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(ii) the Collateral Manager provides same day written notice to the Administrative Agent and Collateral Administrator by facsimile (to be received no later than 1:00 p.m. on such day) of the request to withdraw Principal Collections and the amount thereof;

(iii) the notice required in clause (ii) above shall be accompanied by a Borrowing Notice in the form of Exhibit A-2 or Exhibit A-3, as applicable, and a Borrowing Base Certificate and the same are executed by the Seller and at least one Responsible Officer of the Collateral Manager;

(iv) the Collateral Administrator provides to the Administrative Agent by facsimile (to be received no later than 1:00 p.m. on that same date) a statement reflecting the total amount on deposit on such day in the Principal Collections Account; and

(v) upon the satisfaction of the conditions set forth in clauses (i) through (iv) above, the Collateral Administrator will release funds from the Principal Collections Account to the Collateral Manager in an amount not to exceed the lesser of (A) the amount requested by the Collateral Manager and (B) the amount on deposit in the Principal Collections Account on such day.

(c) During the Revolving Period, Subscription Collections will be deposited, applied and withdrawn as provided in Section 2.23.

Section 2.11 Settlement Procedures During the Amortization Period.

(a) On each Distribution Date during the Amortization Period, the Collateral Manager shall direct the Collateral Administrator to pay pursuant to the Collateral Manager Report (and the Collateral Administrator shall make payment, in reliance on the information set forth in such Collateral Manager Report) to the following Persons, from (i) the Collection Account, to the extent of Available Funds, and (ii) Collateral Manager Advances of Scheduled Payments, if any, received with respect to the immediately preceding Due Period, the following amounts in the following order of priority:

(i) FIRST, to the extent not paid for by the Collateral Manager, pro rata to the Collateral Administrator and Backup Collateral Manager and the Collateral Custodian, (2) in an amount equal to any accrued and unpaid Collateral Administrator and Collateral Custodian Fees, Backup Collateral Manager Fees and Transition Expenses, and (b) incurred but unreimbursed reasonable third-party, out-of-pocket expenses relating to their respective duties as Collateral Administrator, Backup Collateral Manager or Collateral Custodian hereunder, in respect of which the Collateral Administrator, the Backup Collateral Manager or the Collateral Custodian, as applicable, has provided prior written notice to the Collateral Manager and the Administrative Agent, for the payment thereof; provided,

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that amounts payable pursuant to clause (b) shall not exceed $5,000 for any Distribution Date;

(ii) SECOND, to the Collateral Manager, in an amount equal to any unreimbursed Collateral Manager Advances (but solely to the extent of Collections in respect of the Asset for which such Collateral Manager Advance was made), for the payment thereof;

(iii) THIRD, to the Collateral Manager, in an amount equal to any accrued and unpaid Collateral Manager Fees to the end of the preceding Due Period, for the payment thereof;

(iv) FOURTH, to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser) and the Swingline Purchaser, pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, in an amount equal to any accrued and unpaid Interest plus any amounts owed pursuant to Sections 2.2(d), 2.3(d) or 2.13(c), Program Fee, commitment Fee and Breakage Costs, for the payment thereof;

(v) FIFTH, to each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser) and the Swingline Purchaser, pro rata in accordance with the amount of Advances Outstanding hereunder for the account of the applicable Purchaser, in an amount necessary to reduce the Advances Outstanding and Aggregate Unpaids to zero;

(vi) SIXTH, to the Administrative Agent, each Purchaser Agent (or, at the direction of any Purchaser Agent, to such Purchaser Agent’s Purchaser), the applicable Purchaser, the Collateral Administrator and Backup Collateral Manager, the Collateral Custodian, the Affected Parties, the Indemnified Parties or the Secured Parties, pro rata in accordance with the amount owed to such Person under this SIXTH clause, all other amounts, including Increased Costs and amounts owed pursuant to Section 2.17 but other than Advances Outstanding, then due under this Agreement, and reasonable third-party out-of-pocket expenses relating to their respective duties as Collateral Administrator, Backup Collateral Manager or Collateral Custodian hereunder to the extent not paid pursuant to clause FIRST above in respect of which the Collateral Administrator, the Backup Collateral Manager or the Collateral Custodian, as applicable, has provided prior written notice to the Collateral Manager and the Administrative Agent, for the payment thereof;

(vii) SEVENTH, to the Collateral Manager, in an amount equal to the sum of (i) any unreimbursed Collateral Manager Advances, to the extent not paid pursuant to clause SECOND above, and (ii) any Nonrecoverable Advance for the payment thereof; and

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(viii) EIGHTH, any remaining amount shall be distributed to the Seller, provided, that the Seller shall first reimburse the Fund for any unreimbursed amounts paid by the Fund pursuant to Section 2.16, Section 2.17 or Section 13.9 together with interest thereon at a per annum rate of interest equal to LIBOR plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

(b) During the Amortization Period, Subscription Collections will be deposited, applied and withdrawn as provided in Section 2.23.

Section 2.12 Collections and Allocations.

(a) Collections. The Collateral Manager shall promptly identify (with the assistance of the Collateral Administrator, if necessary) any collections as being on account of Interest Collections, Principal Collections or other Collections, whether received by it or on deposit in the Custodial Account and shall transfer or cause to be transferred to the Collection Account, and the Collateral Manager, in its capacity as Concentration Account servicer under the Intercreditor Agreement shall transfer, or cause to be transferred, all Collections received directly by it or on deposit in the form of available funds in the Concentration Account to the Collection Account by the close of business on the second Business Day after such Collections are received. Upon the transfer of Collections to the Collection Account, and on the basis of information received from the Collateral Manager, the Collateral Administrator shall segregate Principal Collections and Interest Collections and transfer the same to the corresponding Principal Collections Account and Interest Collections Account, as applicable. The Collateral Administrator shall make such deposits or payments on the date indicated therein by wire transfer, in immediately available funds. The Collateral Administrator shall further provide a statement to the Collateral Manager as to the mount of Principal Collections and Interest Collections on deposit in the Collection Account as of the related Determination Date on each Reporting Date for inclusion in the Collateral Manager Report delivered pursuant to Section 6.13(c).

(b) Initial Deposits. On the Closing Date and on each Addition Date thereafter, the Collateral Manager will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-Off Date and through and including the Closing Date or Addition Date, as the case may be, in respect of Eligible Assets being transferred to and included as part of the Collateral on such date.

(c) Subscription Collections. Subscription Collections will be deposited, applied, withdrawn and released as provided in Section 2.23. Excluded Amounts within clause (vi) of the definition thereof will be withdrawn and released from the Subscription Account as provided in Section 2.23.

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(d) Excluded Amounts. With the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (a copy of which will be provided by the Collateral Manager to the Collateral Administrator), the Collateral Manager may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts (other than Excluded Amounts within clause (vi) of the definition thereof) if the Collateral Manager has, prior to such withdrawal and consent, delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator) a report setting forth the calculation of such Excluded Amounts in a form and substance satisfactory to the Administrative Agent and each Purchaser Agent in their sole discretion.

(e) Investment of Funds. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Collection Account on or before 3:00 p.m., all such amounts shall be invested in Permitted Investments selected by the Collateral Manager in written instructions delivered to the Collateral Administrator (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Distribution Date; to the extent that there are uninvested available funds deposited after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Collateral Manager in written instructions delivered to the Collateral Administrator (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Collection Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent in written instructions delivered to the Collateral Administrator (which may be in the form of standing instructions) that mature no later than the Business Day immediately preceding the next Distribution Date. Until the occurrence of a Termination Event, to the extent there are uninvested available amounts deposited in the Custodial Account after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Collateral Manager in written instructions delivered to the Collateral Administrator (which may be in the form of standing instructions). From and after the occurrence of a Termination Event, to the extent there are uninvested amounts in the Custodial Account (net of losses and investment expenses) after 3:00 p.m., all such amounts may be swept into the overnight funds investment which shall be a Permitted Investment selected by the Administrative Agent in written instructions delivered to the Collateral Administrator (which may be in the form of standing instructions). All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied pursuant to the provisions of Section 2.10 and Section 2.11. All investments shall be subject to availability. Until the occurrence of a Subscription Facility Termination Event, to the extent there are uninvested available amounts deposited in the Subscription Account on or before 3:00 p.m., all such amounts shall be invested in Permitted Investments selected by the Collateral Manager in written instructions delivered to the Collateral Administrator (which may be in the form of standing instructions); to the extent

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that there are uninvested available funds deposited after 3:00 p.m., such funds shall be swept into the overnight funds investment which shall be a Permitted Investment selected by the Collateral Manager in written instructions delivered to the Collateral Administrator (which may be in the form of standing instructions). From and after the occurrence of a Subscription Facility Termination Event, to the extent there are uninvested amounts in the Subscription Account (net of losses and investment expenses), all amounts may be invested in Permitted Investments selected by the Administrative Agent in written instructions delivered to the Collateral Administrator (which may be in the form of standing instructions). Absent receipt of instructions as contemplated herein, the Collateral Administrator shall have no obligation to invest any funds.

Section 2.13 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Seller or the Collateral Manager hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. on the day when due in lawful money of the United States in immediately available funds to the applicable Purchaser Agent’s Account or Swingline Purchaser’s Account and if not received before such time shall be deemed received on the next Business Day. The Seller shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, each applicable Purchaser. All computations of interest and all computations of Interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be. For avoidance of doubt, to the extent that Available Funds are insufficient on any Distribution Date to satisfy the full amount of any Increased Costs pursuant to clause SIXTH of Section 2.10(a) or clause SIXTH of Section 2.11 (a), such unpaid amounts shall remain due and owing and shall accrue Interest until repaid in full.

(c) If any Advance or Swingline Advance requested by the Seller and approved by the applicable Purchaser or Swingline Purchaser and the Purchaser Agents or, in the case of a Swingline Advance, the Administrative Agent, pursuant to Section 2.2 or 2.3 is not, for any reason made or effectuated, as the case may be, on the date specified therefor, the Seller shall indemnify the

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applicable Purchaser or the Swingline Purchaser against any reasonable loss, cost or expense incurred by the applicable Purchaser or the Swingline Purchaser including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by each Purchaser or the Swingline Purchaser, as applicable), cost or expense incurred by reason of the liquidation or reemployment of deposits or other has acquired by the applicable Purchaser or Swingline Purchaser to fund or maintain such Advance or Swingline Advance.

Section 2.14 Optional Repurchase.

At any time following the Termination Date when the Borrowing Base is less than 10% of the Borrowing Base as of the Termination Date, the Seller or the Collateral Manager may notice the Administrative Agent and each Purchaser Agent in writing of its intention to purchase all remaining Collateral. On the Distribution Date next succeeding any such notice, the Seller or the Collateral Manager, as applicable, shall purchase all such Collateral for a price equal to the Aggregate Unpaids and the proceeds of such purchase will be deposited into the Collection Account and paid in accordance with Section 2.11.

Section 2.15 Fees.

(a) The Collateral Manager on behalf of the Seller shall pay in accordance with Section 2.10(a)(iv) and Section 2.11(a)(iv), as applicable, to the applicable Purchaser Agent from the Collection Account to the extent funds are available on each Distribution Date, in arrears in respect of each Due Period, the applicable Program Fee and the applicable Commitment Fee agreed to between the Seller and such Purchaser Agent in the Purchaser Fee Letter.

(b) The Collateral Manager shall be entitled to receive a fee (the “Collateral Manager Fee”), in arrears in respect of each Due Period in accordance with Section 2.10(a)(iii) and Section 2.11(a)(iii], as applicable, which fee shall be equal to the product of (i) the Collateral Manager Fee Rate, (ii) average daily Principal Collateral Value during the immediately preceding Due Period (which, in the case of the first Due Period, shall commence as of the Closing Date) and (iii) the actual number of days in such Due Period divided by 360. The Collateral Manager Fee is payable to the Collateral Manager to compensate the Collateral Manager for performing its obligations as Collateral Manager hereunder.

(c) The Collateral Administrator and the Collateral Custodian shall be entitled to receive the Collateral Administrator and Collateral Custodian Fee and the Backup Collateral Manager shall be entitled to receive the Backup Collateral Manager Fee and such parties shall be entitled to receive reimbursement for Transition Expenses and certain expenses as described in, and in accordance with, Section 2.10(a)(i) and Section 2.11(a)(i), as applicable. The Seller shall pay within 30 days after receiving an invoice for such amounts the reasonable fees and expenses of counsel to the Collateral Administrator, the Collateral Custodian and the Backup Collateral Manager.

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(d) [Reserved].

(e) The Seller shall pay to Dechert LLP, on the Closing Date, its reasonable estimated fees and out-of-pocket expenses in immediately available funds and shall pay all additional reasonable fees and out-of-pocket expanses of Dechert LLP within 30 Business Days after receiving an invoice for such amounts.

Section 2.16 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance: by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any ownership interest in the Collateral, or any right to make Advances or Swingline Advances hereunder or payments under any Liquidity Agreement, or on any payment made hereunder or thereunder, (b) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting the ownership interest in the Collateral conveyed to the Purchasers hereunder or to a Liquidity Bank under a Liquidity Agreement or the Purchasers’ rights hereunder or Liquidity Bank’s rights thereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Collateral Manager shall direct the Collateral Administrator to pay pursuant to Section 2.10(a)(vi) or Section 2.1l(a)(vi), as applicable, (and to the extent that Available Funds are insufficient to make such payment the Fund shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital

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adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or under a Liquidity Agreement or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Collateral Manager shall direct the Collateral Administrator to pay pursuant to Section 2.10(a)(iv) or Section 2.11(a)(vi), as applicable, (and to the extent that Available Funds are insufficient to make such payment the Fund shall pay) directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if the issuance of Interpretation No. 46 by the Financial Accounting Standards Board or any other changed in accounting standards or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Fund or Seller with the assets and liabilities of the Administrative Agent, any Purchaser Agent, any Purchaser or any Liquidity Bank, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.16.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.16, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or under a Liquidity Agreement or the funding or maintenance of Advances or Swingline Advances hereunder or payments thereunder, then within ten days after demand by such Affected Party, the Collateral Manager shall direct the Collateral Administrator to pay (or to the extent that Available Funds are insufficient to make such payment the Fund shall pay) to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.16, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.16 shall submit to the Seller, the Fund and the Collateral Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) If the applicable Purchaser or Swingline Purchaser shall notify their respective Purchaser Agent (or, in the case of the Swingline Purchaser, the Administrative Agent) that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the applicable Purchaser Agent or the Administrative Agent shall in turn so notify

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the Seller and the Collateral Manager, whereupon all Advances Outstanding of the affected Purchaser or Swingline Purchaser in respect of which Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

Section 2.17 Taxes.

(a) All payments made by an Obligor in respect of an Asset and all payments made by the Seller or made by the Fund on behalf of the Seller under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Purchaser Agents, any Affected Party or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Purchasers, any Affected Party, the Administrative Agent or the Purchaser Agents, respectively, with respect to payments required to be made by the Seller or the Fund under this Agreement, by a taxing jurisdiction in which the Purchasers, any Affected Party, the Administrative Agent or the Purchaser Agents, are organized, conducts business or is paying taxes (as the case may be).

(b) The Seller will indemnify (and to the extent the indemnification provided by the Seller is insufficient the Fund will indemnify) each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten days from the date a written invoice therefor is delivered to the Seller and the Fund.

(c) Within 30 days after the date of any payment by the Seller or by the Fund on behalf of the Seller of any Taxes, the Seller or the Fund, as applicable, will furnish to the Administrative Agent and each of the Purchaser Agents at the applicable address set forth on Annex A to this Agreement, appropriate evidence of payment thereof.

(d) If a Purchaser is not created or organized under the laws of the United States or a political subdivision thereof, such Purchaser shall deliver to the Seller, with a copy to the Administrative Agent, (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or

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Applicable Laws), as appropriate, to permit the Seller to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.17(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Seller or the Fund to make payments hereunder for the account of such Purchaser without deduction or withholding of United States federal income or similar Taxes.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers or the Swingline Purchaser in connection with this Agreement or the funding or maintenance of Advances or Swingline Advances hereunder, the Purchasers or the Swingline Purchaser are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.17, then, within ten days after demand by the Purchasers, the Seller shall pay (or to the extent the Seller does not make such payment the Fund shall pay) to the Purchasers such additional amount or amounts as may be necessary to reimburse the Purchasers for any amounts paid by them.

(f) Without prejudice to the survival of any other agreement of the Seller and the Fund hereunder, the agreements and obligations of the Seller and the Fund contained in this Section 2.17 shall survive the termination of this Agreement.

Section 2.18 Assignment of the Sale Agreement.

The Seller hereby assigns to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Seller’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, the Seller hereby assigns to the Administrative Agent for the benefit of the Secured Parties its right to indemnification under Article IX of the Sale Agreement. The Seller confirms that the Administrative Agent on behalf of the Secured Parties shall have the sole right to enforce the Seller’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties.

Section 2.19 Substitution of Assets; Repurchase or Substitution of Warranty Assets; Repurchase of Charged-Off Loans.

(a) Substitution of Assets. On any day prior to the occurrence of a Termination Event (and after the Termination Date at the sole discretion of the Administrative Agent), the Seller may, subject to the conditions set forth in this Section 2.19 and subject to the other restrictions contained herein, replace any Asset (other than Subscription Collateral) with one or more Eligible Assets

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(each, a “Substitute Asset”); provided, that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i) the Seller has recommended to the Administrative Agent (with a copy to the Collateral Custodian) in writing that the Asset to be replaced should be replaced (each a “Replaced Asset”);

(ii) each Substitute Asset is an Eligible Asset on the date of substitution;

(iii) after giving effect to any such substitution, the Advances Outstanding do not exceed the lesser of (i) the Facility Amount and (ii) the Maximum Availability;

(iv) for purposes only of substitutions pursuant to Section 2.19(b) undertaken because an Asset has become a Warranty Asset, the sum of the Principal Balances of such Substitute Assets shall be equal to or greater than the sum of the Principal Balances of the Replaced Assets;

(v) for purposes only of substitutions pursuant to Section 2.19(b) undertaken because an Asset has become a Warranty Asset, such Substitute Assets, at the time of substitution by the Seller, shall have no greater Weighted Average Life than the Replaced Assets;

(vi) all representations and warranties of the Seller contained in Section 4.1 and Section 4.2 shall be true and correct as of the date of substitution of any such Substitute Asset;

(vii) the substitution of any Substitute Asset does not cause a Termination Event or Unmatured Termination Event to occur;

(viii) the sum of (1) the Principal Balances of all Assets that are Substitute Assets plus (2) the Principal Balances of all Assets that have been sold pursuant to Discretionary Sales does not exceed 15% of the highest Principal Collateral Value of any month during the 12 month period immediately preceding such date of determination;

(ix) the sum of the Principal Balances of all Substitute Assets substituted for Delinquent Loans, Charged-Off Loans and Warranty Assets shall not exceed 10% of the highest Principal Collateral Value of any month during the 12 month period immediately preceding such date of determination;

(x) the Seller shall deliver to the Administrative Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date; and

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(xi) each Asset that is replaced pursuant to the terms of this Section 2.19 shall be substituted only with another Asset that meets the foregoing conditions.

In addition, the Seller shall in connection with such substitution deliver the related Required Loan Documents to the Collateral Custodian and the related Servicing File to the Collateral Manager. In connection with any such substitution, the Administrative Agent, as agent for the Secured Parties, shall, automatically and without further action, be deemed to transfer to the Seller, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Administrative Agent, as agent for the Secured Parties, in, to and under such Replaced Asset, but without any other representation and warranty of any kind, express or implied.

(b) Repurchase or Substitution of Warranty Assets. If on any day an Asset (other than Subscription Collateral) is (or becomes) a Warranty Asset, no later than 30 Business Days following the earlier of knowledge by the Seller of such Asset becoming a Warranty Asset or receipt by the Seller from the Administrative Agent or the Collateral Manager of written notice thereof, the Seller shall either: (i) make a deposit to the Collection Account (for allocation pursuant to Section 2.10 or Section 2.11, as applicable) in immediately available funds in an amount equal to the sum of (a) the Principal Balance of such Asset, (b) any outstanding Collateral Manager Advance thereon, (c) any accrued and unpaid interest thereon and (d) any costs and damages incurred by the Administrative Agent or by any Purchaser in connection with any violation by such Asset of any predatory-or abusive-lending law which is an Applicable Law (collectively, the “Retransfer Price”); or (ii) subject to the satisfaction of the conditions in Section 2.19(a), substitute for such Warranty Asset a Substitute Asset. In either of the foregoing instances, the Seller may (in its discretion) accept retransfer of each such Warranty Asset and any Related Property and, other than with respect to Subscription Collateral, the Borrowing Base shall be reduced by the Principal Balance of each such Warranty Asset and, if applicable, increased by the Principal Balance of each Substitute Asset. Upon confirmation of the deposit of such Retransfer Price into the Collection Account or the delivery by the Seller of a Substitute Asset for each Warranty Asset (the “Retransfer Date”), such Warranty Asset shall not be included in the Borrowing Base (and, if and when the Seller elects to accept the retransfer of such Warranty Asset and Related Property) and, as applicable, the Substitute Asset shall be included in the Collateral. Upon the Retransfer Date of each Warranty Asset, the Administrative Agent, as agent for the Secured Parties, shall (if and when the Seller elects to accept the retransfer of such Warranty Asset) automatically and without further action be deemed to transfer, assign and set-over to the Seller, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent, as agent for the Secured Parties in, to and under such Warranty Asset and all future monies due or to become due with respect thereto, the Related Property, all Proceeds of such Warranty Asset, and Recoveries relating thereto, all rights to security for any such Warranty Asset, and all Proceeds and products of the foregoing. The Administrative Agent, as agent for

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the Secured Parties, shall (if and when the Seller elects to accept the retransfer of such Warranty Asset), at the sole expense of the Collateral Manager, execute such documents and instruments of transfer as may be prepared by the Collateral Manager on behalf of the Seller and take other such actions as shall reasonably be requested by the Seller to effect the transfer of such Warranty Asset pursuant to this Section 2.19.

(c) Repurchase of Charged-Off Loans.

(i) In the event a Loan becomes a Charged-Off Loan, on the immediately following Distribution Date, the Collateral Manager is hereby granted an assignable option (a “Purchase Option”) to purchase such Charged-Off Loan at a price (the “Option Price”) equal to the Fair Market Value thereof. The Collateral Manager may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Charged-Off Loan to any party at any time after the related Loan becomes a Charged-Off Loan. The Collateral Manager shall notify the Collateral Administrator, the Collateral Custodian, the Administrative Agent and the Purchaser Agents of such transfer and such notice shall include the transferee’s name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. If not exercised earlier, the Purchase Option with respect to any Charged-Off Loan. shall automatically terminate (i) once the related Charged-Off Loan is no longer a Charged-Off Loan; provided, however, that if such Loan subsequently becomes a Charged-Off Loan, the related Purchase Option shall again be exercisable, (ii) upon the acquisition, by or on behalf of the Seller, of title to the Related Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Charged-Off Loan in connection with a workout, (iv) upon a repurchase of a Charged-Off Loan by the Fund due to the Fund’s breach of a representation with respect to such Charged-Off Loan in the Sale Agreement or (v) on the Business Day immediately preceding the last day of the next calendar quarter after the Distribution Date upon which the related Purchase Option was triggered. The sum of the Principal Balances of Loans with respect to which the Collateral Manager may exercise its Purchase Option on any date of determination before the Termination Date shall not exceed 10% of the highest Principal Collateral Value of any month during the 12 month period immediately preceding such date of determination.

(ii) Upon a Loan becoming a Charged-Off Loan, the Collateral Manager or its assignee, as applicable, may exercise the Purchase Option by providing the Collateral Administrator, the Administrative Agent and the Purchaser Agents at least five days prior written notice thereof (the “Purchase Option Notice”), which notice shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 2.19(c)(i). The exercise of any Purchase Option pursuant to this clause (ii) shall be irrevocable.

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(iii) Unless and until the Purchase Option with respect to a Charged-Off Loan is exercised, the Collateral Manager shall pursue such other resolution strategies available hereunder with respect to such Charged-Off Loan, including, without limitation, workout and foreclosure, as the Collateral Manager may deem appropriate and consistent with the Collateral Management Standard, in each case with a view towards the maximization of the recovery on such Loan to the Secured Parties (as a collective whole) on a present value basis.

(iv) The Collateral Manager shall act on behalf of the Secured Parties in negotiating and taking any other action necessary or appropriate in connection with the exercise of a Purchase Option, including the collection of all amounts payable in connection therewith. Any sale of a Charged-Off Loan (pursuant to a Purchase Option) shall be without recourse to, or representation or warranty by, the Collateral Custodian, the Collateral Administrator, the Fund, the Collateral Manager or the Seller.

(v) Upon exercise of a Purchase Option, the Collateral Manager or its assignee, as applicable, shall be required to pay the Option Price on the Distribution Date immediately following the date the Collateral Manager or its assignee, as applicable, exercises its Purchase Option, and the Option Price shall be deposited into the Collection Account. Upon receipt of an Officers’ Certificate from the Collateral Manager to the effect that such deposit has been made, the Administrative Agent shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Collateral Manager or its assignee, as applicable, ownership of the Charged-Off Loan. Upon receipt of a request for release and receipt of documents in the form of Exhibit H, the party then holding the related Loan File shall release or cause to be released to the Collateral Manager or its assignee, as applicable, the related Loan File.

(vi) The Collateral Manager may sell or purchase, or permit the sale or purchase of, a Charged-Off Loan only on the terms and subject to the conditions set forth in this Section 2.19.

Section 2.20 Optional Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on the Optional Sale Date, the Seller shall have the right to prepay all of the Advances Outstanding in connection with the sale and assignment to the Seller by the Administrative Agent, on behalf of the Secured Parties, of the Collateral (an “Optional Sale”), subject to the following terms and conditions:

(i) The Seller shall have given the Administrative Agent at least 45 Business Days’ prior written notice of its intent to effect an Optional Sale, unless such notice is waived or reduced by the Administrative Agent;

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(ii) An Optional Sale shall be in connection with a Term Securitization;

(iii) Unless an Optional Sale is to be effected on a Distribution Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Collateral Manager Report), the Collateral Manager shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the Administrative Agent (which evidence may consist solely of a certificate from the Collateral Manager) that the Seller shall have sufficient funds on the Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Seller may use the Proceeds of sales of the Collateral;

(iv) After giving effect to the Optional Sale and the assignment to the Seller of the Collateral on the Optional Sale Date, (a) the Aggregate Unpaids shall be zero, (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted; and

(v) On the Optional Sale Date, the Seller shall pay to the Administrative Agent, in immediately available funds, an amount equal to the Aggregate Unpaids on such date, which amount shall be applied in accordance with the provisions of Section 2.11 hereof; provided, that the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Optional Sale Date is sufficient to satisfy the requirements of clauses (iii), (iv) and (v) and is sufficient to reduce the Aggregate Unpaids to zero.

(b) In connection with any Optional Sale, following receipt by the Purchaser Agents of the amounts referred to in clause (v) above, there shall be sold and assigned to the Seller without recourse, representation or warranty all of the right, title and interest of the Administrative Agent, the Purchaser Agents, the Purchasers and the Secured Parties in, to and under the Collateral and the Collateral so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clause (iv) above).

(c) The Seller hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, each Purchaser Agent and the Secured Parties in connection with an Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Secured Parties and any other party having an interest in the Collateral in connection with such Optional Sale).

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(d) In connection with an Optional Sale, on the Optional Sale Date, the Administrative Agent, on behalf of the Secured Parties, shall, at the expense of the Seller (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Seller, in recordable form if necessary, in favor of the Seller as the Seller may reasonably request, (ii) deliver the Collateral in its possession to the Seller and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent and the Secured Parties on the Collateral and release and deliver to the Seller the Collateral.

Section 2.21 Discretionary Sales.

(a) Prior to the occurrence of an Unmatured Termination Event or a Termination Event, on any Discretionary Sale Date, the Seller shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment to the Seller by the Administrative Agent, on behalf of the Secured Parties, of all or a portion of the Collateral other than Subscription Collateral (each, an “Discretionary Sale”), subject to the following terms and conditions:

(i) At least one Business Day prior to each Discretionary Sale Date, the Seller shall have given the Administrative Agent written notice of its intent to effect a Discretionary Sale (each such notice a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Assets to be sold and assigned pursuant to such Discretionary Sale;

(ii) Any Discretionary Sale shall be made by the Seller to a purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which the Seller makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale; provided, however, that if a Discretionary Sale is to be made to an Affiliate of the Seller, the Seller shall obtain bids for such Collateral from three unaffiliated bond and/or loan market participants, as applicable (or, if the Seller is unable to obtain bids from three such participants, then such lesser number of unaffiliated bond and/or loan market participants, as applicable, from which the Collateral Manager can obtain bids using efforts consistent with the Collateral Management Standard), and the Seller may sell such Collateral to the Affiliate of the Seller only if such Affiliate acquires such Collateral for a price at least equal to the highest bid provided by an unaffiliated bond and/or loan market participant, as applicable;

(iii) No Discretionary Sale shall be made unless the Principal Collateral Value is greater than $150,000,000 at such date of determination;

(iv) The Collateral Manager shall deliver to the Administrative Agent a certificate and evidence to the reasonable satisfaction of the

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Administrative Agent (which evidence may consist solely of a certificate from the Collateral Manager) that (x) the Seller shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless an Discretionary Sale is to be effected on a Distribution Date (in which case the relevant calculations with respect to such Discretionary Sale shall be reflected on the applicable Collateral Manager Report)), and (y) the aggregate Principal Balance of the Asset or Assets which are the subject of the proposed Discretionary Sale, together with the aggregate Principal Balance of the Asset or Assets sold in all other Discretionary Sales made in the preceding 12 month period, shall not exceed 7.5% of the highest Principal Collateral Value of any month during the 12 month period immediately preceding such date of determination. In effecting an Discretionary Sale, the Seller may use the Proceeds of sales of the Collateral to satisfy its remittance obligations hereunder;

(v) After giving effect to the Discretionary Sale and the assignment to the Seller of the Collateral on any Discretionary Sale Date, (a) the remaining Advances Outstanding shall not exceed the lesser of the Facility Amount and the Maximum Availability, (b) the Subscription Advances outstanding do not exceed the Subscription Advance Availability, (c) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (d) neither an Unmatured Termination Event nor a Termination Event shall have resulted;

(vi) After giving effect to the Discretionary Sale, the Average Pool Delinquency Ratio shall not exceed 2.5%, the Average Pool Charged-Off Ratio shall not exceed 1.5%, and the Average Portfolio Charged-Off Ratio shall not exceed 1.75%; and

(vii) On the related Discretionary Sale Date, the Administrative Agent, the Swingline Purchaser, each Purchaser Agent, on behalf of the applicable Purchaser, shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Seller pursuant to this Section 2.21 plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Purchaser Agents to be attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Collateral Custodian, the Collateral Administrator and Backup Collateral Manager, the Purchaser Agents, the applicable Purchaser and the Affected Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Distribution Date (including, without limitation, Breakage Costs, in each case, to the extent

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attributable to the Collateral to be sold by the Seller pursuant to this Section 2.21; provided, that the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Seller on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (iii), (iv) and (v) and is sufficient to reduce the Advances Outstanding to the extent requested by the Seller in connection with the Discretionary Sale.

(b) In connection with any Discretionary Sale, following receipt by the Purchaser Agents of the amounts referred to in clause (vii) above, there shall be sold and assigned to the Seller without recourse, representation or warranty all of the right, title and interest of the Administrative Agent, the Purchaser Agents, the Purchasers and the Secured Parties in, to and under the portion of the Collateral so retransferred and such portion of the Collateral so retransferred shall be released from the Lien of this Agreement (subject to the requirements of clauses (iii), (iv), (v) and (vi) above).

(c) The Seller hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, each Purchaser Agent, the Collateral Custodian and the Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Secured Parties and any other party having an interest in the Collateral in connection with such Discretionary Sale).

(d) In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Administrative Agent, on behalf of the Secured Parties, shall, at the expense of the Seller (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Seller, in recordable form if necessary, in favor of the Seller as the Seller may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Seller in its possession to the Seller and (iii) otherwise take such actions, and cause or permit the Collateral Custodian to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent and the Secured Parties on the portion of the Collateral to be retransferred to the Seller and release and deliver to the Seller such portion of the Collateral to be retransferred to the Seller.

Section 2.22 Subscription Collateral.

(a) Capital Commitments and Capital Calls. To further secure the repayment and performance of the Subscription Advances (and, for the avoidance of doubt, not to secure any other Aggregate Unpaids): (i) the Seller hereby assigns to the Administrative Agent, as agent for the Secured Parties, its rights under each Subscription Agreement, (ii) the Seller hereby grants to Administrative Agent, as agent for the Secured Parties, an exclusive, perfected, first priority security interest and Lien in and to the Subscription Account pursuant to an Assignment of Account for the Subscription Account; and (iii) the

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Seller, to the extent of its interest therein, hereby grants to the Administrative Agent, as agent for the Secured Parties, an exclusive, perfected, first priority security interest and Lien in and to the Subscription Agreements, Capital Calls, Capital Commitments, and Capital Contributions, including, without limitation, any rights to make Capital Calls as expressly set forth in this Section 2.22(a) (and subject to Section 10.2), receive payment of Capital Commitments with respect thereto and enforce the payment thereof, and to enforce the payment thereof or any guarantees thereof now existing or hereafter arising with respect thereto (the collateral in clauses (i), (ii) and (iii) of this Section 2.22(a) being, collectively, the “Subscription Collateral”). Prior to the occurrence of a Termination Date or a Subscription Facility Termination Event and thereafter at any time the outstanding Subscription Advances have been paid in full, the Seller hereby irrevocably (i) appoints the Fund as subscription agent and the sole party entitled in the name of the Fund to make any Capital Calls upon Investors pursuant to the terms of the applicable Subscription Agreements and the Constituent Documents of the Fund, (ii) directs that all Capital Call Notices issued by the Fund as its subscription agent require the Capital Contributions to be made thereunder to be deposited directly into the Subscription Account and (iii) agrees that such Capital Contributions shall first be applied to the repayment of any outstanding Subscription Advances then required to be repaid under this Agreement. On and after the occurrence of a Termination Event or a Subscription Facility Termination Event, in order to secure further the repayment and performance of the Subscription Advances and to effect the Purchasers’ right of setoff solely with respect thereto, until all outstanding Subscription Advances are paid in full, the Seller hereby irrevocably appoints the Administrative Agent as subscription agent and the sole party entitled in the name of the Fund upon the occurrence and during the continuance of a Termination Event or a Subscription Facility Termination Event, to make any Capital Calls upon the Investors pursuant to the terms of the applicable Subscription Agreements and the Constituent Documents of the Fund and to apply the Subscription Collateral received thereunder first to the repayment of all outstanding Subscription Advances then required to be repaid under this Agreement and to release any excess Capital Contributions in accordance with Section 2.23(d).

(b) Investor Letters. At closing, and thereafter to the extent required under Section 5.3(c), each Investor shall execute, in favor of Administrative Agent for the benefit of Secured Parties, an agreement in substantially the form attached hereto as Exhibit O (an “Investor Letter”).

(c) Release of Subscription Collateral. Any Capital Contributions which are permitted to be released from the Subscription Account as the Seller or the Fund may direct pursuant to Section 2.23(d) shall be, and hereby are, without necessity of further act, sold, assigned and transferred by the Administrative Agent, on behalf of the Purchasers, to the Seller and released by the Administrative Agent, as agent of the Secured Parties, from the Lien hereof. Upon or after the occurrence of any Subscription Facility Termination Date at

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such time as the Subscription Advances outstanding are zero, the Subscription Collateral shall be, and hereby is, without necessity of further act, hereby sold, assigned and transferred by the Administrative Agent, on behalf of the Purchasers, to the Seller and released by the Administrative Agent, as agent on behalf of the Secured Parties, from the Lien hereof. The Administrative Agent as agent for the Secured Parties will, to the extent requested by the Seller or the Fund, at the sole expense of the Seller or the Fund, execute and deliver to the Person so requesting any assignments, bills of sale, termination statements and any other releases and instruments as the Person so requesting may reasonably request in order to effect the release and transfer of such Subscription Collateral and shall notify each Investor which has delivered an Investor Letter that the Subscription Facility has been terminated.

Section 2.23 Subscription Accounts; Capital Calls.

(a) Subscription Accounts. The Seller and the Fund shall require that all Investors wire-transfer to U.S. Bank National Association, ABA # 091 000 022, for further credit to Account No. 1731 0332 2389, reference “Subscription Account” (the “Subscription Account”), all monies or sums paid or to be paid by any Investor to the capital of the Fund as Capital Contributions as and when Capital Contributions are called pursuant to the Capital Call Notices. In addition, the Fund shall, upon receipt, deposit in the Subscription Account any payments and monies that the Fund receives directly from its Investors as Capital Contributions; provided, that, if there are any Subscription Advances outstanding at the time of the receipt of any Capital Contributions, such funds shall be applied first to reduce the Subscription Advances then outstanding so that they do not exceed the Subscription Advance Availability prior to the Fund or the Seller being entitled to request and receive any other disbursement of funds from the Subscription Account pursuant to Section 2.23(d).

(b) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor any Secured Party undertakes any duties, responsibilities, or liabilities with respect to Capital Calls. None of them shall be required to refer to the Constituent Documents of the Fund or take any other action with respect to any other matter which might arise in connection with such Constituent Documents or the Subscription Agreements, or any Capital Call. None of them shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Seller, the Fund or any Investor. None of them has any duty to inquire into the use, purpose, or reasons for the making of any Capital Call or with respect to the investment or the use of the proceeds thereof.

(c) Capital Calls. In order that the Secured Parties may monitor the Subscription Collateral and the Capital Commitments, until such time, if any, as the Subscription Collateral is transferred and released back to the Seller pursuant to Section 2.22(c) hereof, neither the Seller nor the Fund shall issue any Capital

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Call Notice or otherwise request, notify, or demand that any Investor make any Capital Contribution, without delivering to the Administrative Agent and each Purchaser (which delivery may be via facsimile) simultaneously with delivery of the Capital Call Notices to any Investors, copies of the Capital Call Notice for each Investor from whom a Capital Contribution is being sought together with a calculation of the Subscription Advance Availability.

(d) Use of Account: Capital Calls by Administrative Agent. Subject to the proviso to Section 2.23 (a), the Seller or the Fund may request that the Collateral Administrator or the Administrative Agent withdraw funds from the Subscription Account at any time or from time to time and disburse such funds as the Seller or the Fund may direct, and shall be entitled to receive such requested funds (x) on the date the request is made if the request is made prior to 4:30 p.m. or such later time as the Collateral Administrator may agree and (y) on the next succeeding Business Day if the request is made after 4:30 p.m., or such later time as the Collateral Administrator may agree, on any day, so long as at the time of such withdrawal or disbursement and after giving effect thereto: (i) there does not exist a Termination Event or Subscription Facility Termination Event; (ii) the Subscription Advances outstanding do not exceed the Subscription Advance Availability (unless, in such case, the Seller or the Fund has directed that such funds first be paid to the Administrative Agent to repay such excess in full), and (iii) the Advances outstanding do not exceed the lesser of (A) the Facility Amount and (B) the Maximum Availability (unless, in such case, the Seller or the Fund has directed that such funds first be paid to the Administrative Agent to repay such excess in full). Any request by the Seller or the Fund for withdrawal from the Subscription Account shall be deemed a representation and warranty that the conditions set forth in the foregoing clauses (i), (ii) and (iii) have been satisfied. The Secured Parties authorize the Collateral Administrator and the Administrative Agent to make such withdrawals and disbursements. The Seller or the Fund hereby irrevocably authorizes and directs the Secured Parties, acting through the Administrative Agent, to charge from time to time the Subscription Account for Subscription Advances not paid when due hereunder. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of Secured Parties or the name of the Seller or the Fund, at any time or from time to time upon the occurrence and while a Termination Event or Subscription Facility Termination Event exists, to the extent provided in Section 2.22(a), to notify any or all parties obligated to the Fund with respect to the Capital Commitments to make all payments due or to become due thereon directly to the Administrative Agent on behalf of the Secured Parties, at a different account number, or to initiate one or more Capital Call Notices in order to pay the Subscription Advances outstanding. With or without such general notification, when a Termination Event or Subscription Facility Termination Event exists, to the extent provided in Section 2.22(a), the Administrative Agent, on behalf of the Secured Parties may: (i) make Capital Calls in the name of the Seller or the Fund; (ii) take or bring in the Seller’s or the Fund’s name or that of the Secured Parties all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect

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collection of Capital Commitments; (iii) take such actions with respect to the Capital Commitments as are necessary in order to pay the Subscription Advances outstanding, and to perform the Subscription Agreements and the Constituent Documents of the Fund to the extent required to effect such actions; (iv) issue credit in its own name or the name of the Seller or the Fund to the extent necessary to reflect the making of a Capital Contribution to the Fund that is not otherwise reflected in the capital accounts of the Fund; or (v) exercise any right, privilege, power, or remedy provided to the Fund under its Constituent Documents or the Subscription Agreements relating to the right to call for and to receive such Capital Contributions. Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, none of the Administrative Agent or the Secured Parties shall ever be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Call Notices, Capital Commitments, or any Capital Contributions, or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Capital Call Notices, Capital Commitments or any Capital Contributions except as set forth in Section 2.22(c).

(e) Termination Event. During the existence of a Termination Event or Subscription Facility Termination Event, issuance by the Administrative Agent on behalf of the Secured Parties of a receipt to any Person obligated to pay any Capital Contribution to the Fund shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to the Administrative Agent for the benefit of the Secured Parties, so long as such amount shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act or code, state or federal law, common law or equitable doctrine. The Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, during the existence of a Termination Event or Subscription Facility Termination Event, on behalf of the Seller or the Fund, to endorse the name of the Seller or the Fund upon any check, draft, instrument, receipt, instruction, or other document, agreement or item, including, but not limited to, any item evidencing payment upon a Capital Contribution of any Person to the Fund coming into the Administrative Agent’s or any Secured Party’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. The Administrative Agent on behalf of the Secured Parties is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of the Seller or the Fund, either before or after demand of repayment of the Subscription Advances outstanding but only during the existence of a Termination Event or Subscription Facility Termination Event, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent, to preserve the security interests and Liens in the Capital Commitments or to secure the repayment of the Subscription Advances outstanding, and neither the

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Administrative Agent nor the Secured Parties shall incur any liability, in the absence of gross negligence or willful misconduct, in connection with or arising from its exercise of such power of attorney.

(f) No Representations. Neither the Administrative Agent nor the Secured Parties shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call Notice nor shall the Administrative Agent or the Secured Parties be accountable for the Seller’s or the Fund’s use of the proceeds of any Capital Call Notice.

Section 2.24 Termination of Subscription Facility.

In the event that the Subscription Advances outstanding are zero, the Seller may terminate the Subscription Facility by giving two Business Days prior written notice to the Administrative Agent.

ARTICLE III

CONDITIONS TO ADVANCES AND

SWINGLINE ADVANCES

Section 3.1 Conditions to Closing and Initial Advance.

The Purchasers shall not be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Purchaser, Administrative Agent, the Purchaser Agents, the Collateral Administrator and the Backup Collateral Manager and the Collateral Custodian be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Administrative Agent and each Purchaser Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties thereto, and the Administrative Agent and each Purchaser Agent shall have received such other documents, instruments, agreements and legal opinions as the Administrative Agent and each Purchaser Agent shall reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, all those specified in the Schedule of Documents attached hereto as Schedule I, each in form and substance satisfactory to the Administrative Agent and each Purchaser Agent;

(b) The Seller, the Collateral Manager and the Fund shall each be in compliance in all material respects with all Applicable Laws and shall have delivered to the Administrative Agent and each Purchaser Agent as to this and other closing matters a certification in the form of Exhibits F-1, F-2 or F-3, as applicable;

(c) The Seller and the Fund shall have delivered to the Administrative Agent and each Purchaser Agent duly executed Powers of Attorney in the form of Exhibits G-1 and G-2;

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(d) The Seller and the Fund shall each have delivered to the Administrative Agent and each Purchaser Agent a certificate as to Solvency in the form of Exhibits E-1 and E-2.

(e) The Fund shall have delivered to the Documentation Agent such documents and materials as the Purchasers shall have requested with respect to the $150,000,000 in Capital Commitments from the Investors for Newstar Credit Opportunities Fund, Ltd., including, without limitation, the Investor Documents with respect to each Investor.

Section 3.2 Conditions Precedent to All Advances and Swingline Advances.

Each Advance or Swingline Advance to the Seller by the applicable Purchaser (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) (i) With respect to any Advance (including the Initial Advance) or Swingline Advance, the Collateral Manager shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator), (x) in the case of an Advance, no later than 2:00 p.m., one Business Day prior to the related Funding Date, and (y) in the case of a Swingline Advance, no later than 12:00 p.m. on the related Funding Date, in a form and substance satisfactory to the Administrative Agent and each Purchaser Agent, a Borrowing Notice (Exhibit A-1 or A-1-S, as applicable) and Borrowing Base Certificate (which includes a recalculation of the Availability, an Asset List and a Certificate of Assignment (Exhibit A to the Sale Agreement including Schedule I, thereto)) (Exhibit A-4), and containing such additional information as may be reasonably requested by the Administrative Agent and each Purchaser Agent, and (ii) with respect to any reduction in Advances Outstanding pursuant to Section 2.5(b) or any reinvestment of Principal Collections permitted by Section 2.10(b), the Collateral Manager shall have delivered to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator) at least one Business Day prior to any reduction of Advances Outstanding or same day notice no later than 1:00 p.m. on such day a Borrowing Notice (Exhibit A-2) or for any reinvestment of Principal Collections a Borrowing Notice (Exhibit A-3) and a Borrowing Base Certificate (Exhibit A-4) executed by the Collateral Manager and the Seller;

(b) On the date of such Transaction the following statements shall be true and the Seller shall be deemed to have certified that:

(i) The representations and warranties contained in Section 4.1, Section 4.2 and Section 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) No event has occurred and is continuing, or would result from such Transaction, that constitutes a Termination Event or Unmatured Termination Event;

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(iii) On and as of such day, after giving effect to such Transaction, (1) the Advances Outstanding shall not exceed the lesser of (x) the Facility Amount and (y) the Maximum Availability, and (2) the Subscription Advances outstanding do not exceed the Subscription Advance Availability, and, if such Transaction involves a Swingline Advance, the aggregate amount of Swingline Advances outstanding does not exceed $25,000,000;

(iv) On and as of such day, the Seller and the Collateral Manager each has performed all of the covenants and agreements contained in this Agreement to be performed by such person at or prior to such day;

(v) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advance, incremental Advance or Swingline Advance by the Purchaser or the Swingline Purchaser in accordance with the provisions hereof, the reduction of Advances Outstanding, the reinvestment of Principal Collections or any other transaction contemplated herein;

(c) The Seller shall cause any assignment or Transfer Document for any Loan to be in the possession of the Collateral Custodian within two Business Days after any related Funding Date and all other Required Loan Documents (including any UCCs included in the Required Loan Documents) to be in the possession of the Collateral Custodian within the earlier of two Business Days after the date specified for delivery of such Required Loan Documents to the Fund or the Seller, as applicable, in the Underlying Instruments or seven Business Days after any related Funding Date as to any Additional Assets;

(d) The Seller shall not have requested the Termination Date to occur;

(e) The Termination Date shall not have occurred;

(f) The Administrative Agent shall not have notified the Collateral Manager of its disagreement with all or any part of its calculation of the Availability;

(g) On the date of such Transaction, the Administrative Agent and each Purchaser Agent shall have received such other approvals, opinions or documents as the Administrative Agent and each Purchaser Agent may reasonably require;

(h) The Administrative Agent shall have received from the Seller all hedging confirms relating thereto, if any are then required hereunder;

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(i) The Seller and Collateral Manager shall have delivered (or caused to be delivered) to the Administrative Agent and each Purchaser Agent all reports required to be delivered as of the date of such Transaction including, without limitation, all deliveries required by Section 2.2 or 2.3, as applicable;

(j) The Seller shall have paid all fees required to be paid, including all fees required hereunder and under any Purchaser Fee Letter and shall have reimbursed the Purchasers, the Administrative Agent and each Purchaser Agent for all reasonable fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Purchasers, the Administrative Agent and each Purchaser Agent;

(k) In the case of each Swingline Advance, the Administrative Agent shall have consented to such Swingline Advance; and

(l) The Seller shall have delivered to the Administrative Agent and each Purchaser Agent an Officer’s Certificate (which may be part of the Borrowing Notice) in form and substance reasonably satisfactory to the Administrative Agent and each Purchaser Agent certifying that each of the foregoing conditions precedent has been satisfied.

The failure of the Seller to satisfy any of the foregoing conditions precedent in respect of any Advance or Swingline Advance shall give rise to a right of the Administrative Agent and the applicable Purchaser Agent (or, in the case of a Swingline Advance, the Administrative Agent), which right may be exercised at any time on the demand of the applicable Purchaser Agent (or, in the case of a Swingline Advance, the Administrative Agent), to rescind the related Advance or Swingline Advance and direct the Collateral Administrator to pay from Available Funds or the Holding Account if sufficient funds are available therein to the Administrative Agent for the benefit of the applicable Purchaser or Swingline Purchaser an amount equal to the Advances or Swingline Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.3 Custodianship; Transfer of Loans, Bonds and Permitted Investments.

(a) The Collateral Custodian shall hold all Certificated Securities (whether Loans, Bonds or Permitted Investments) and Instruments in physical form at the office of the Collateral Custodian in Boston, Massachusetts or the office of the Collateral Custodian in Florence, South Carolina at the addresses specified in Schedule III hereto. Any successor Collateral Custodian shall be a state or national bank or trust company which is not an Affiliate of the Seller and which is a Qualified Institution.

(i) Each time that the Seller shall direct or cause the acquisition of any Bond or Permitted Investment, the Seller shall, if such Bond or Permitted Investment has not already been transferred in accordance with

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its Underlying Instruments (including obtaining any necessary consents) to the Custodial Account or Collection Account (with respect to Permitted Investments), cause the transfer of such Bond or Permitted Investment) in accordance with its Underlying Instruments (including obtaining any necessary consents) to the Collateral Custodian to be held in the Custodial Account or Collection Account, as applicable for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The security interest of the Administrative Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Administrative Agent, be released. The security interest of the Administrative Agent shall nevertheless come into existence and continue in the Bond or Permitted Investment so acquired, including all rights of the Seller in and to any contracts related to and proceeds of such Bond or Permitted Investment.

The Seller shall cause all Bonds acquired by the Seller to be transferred to the Collateral Custodian for credit to the Custodial Account and Permitted Investments to be credited to the appropriate Account, in each case for the benefit of the Administrative Agent, and shall cause all Loans acquired by the Seller to be delivered to the Collateral Custodian for the benefit of the Administrative Agent by one of the following means (and shall take any and all other actions necessary to create in favor of the Administrative Agent a valid, perfected, first priority security interest in each Loan, Bond and Permitted Investment granted to the Administrative Agent under laws and regulations (including without limitation Articles 8 and 9 of the UCC, as applicable) in effect at the time of such grant):

(ii) in the case of an Instrument or a Certificated Security represented by a Security Certificate in registered form by having it specially Indorsed to the Administrative Agent or in blank by an effective Indorsement or registered in the name of the Administrative Agent and by (A) delivering such Instrument or Security Certificate to the Collateral Custodian in the Commonwealth of Massachusetts or the State of South Carolina and (B) causing the Collateral Custodian to maintain (on behalf of the Administrative Agent) continuous possession of such Instrument or Security Certificate in the Commonwealth of Massachusetts or the State of South Carolina;

(iii) in the case of an Uncertificated Security, by (A) causing the Administrative Agent to become the registered owner of such Uncertificated Security and (B) causing such registration to remain effective;

(iv) in the case of any Security Entitlement, by causing the Administrative Agent to become the Entitlement Holder of such Security Entitlement;

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(v) in the case of general intangibles (including any loan not evidenced by an Instrument and any Participation in which neither the Participation nor the underlying debt are evidenced by any Instrument) by (A) notifying the Obligor (and, in the case of Participation, both the institution which has sold the Participation and the Obligor of the debt underlying the Participation) thereunder of the transfer and (B) filing, maintaining and continuing the effectiveness of, a financing statement naming the Seller as debtor and the Administrative Agent as secured party and describing the Loan, Bond or Permitted Investment (as the case may be) as the collateral at the filing office of the District of Columbia Recorder of Deeds and UCC Records;

(vi) in the case of a Participation which represents 100%, of the beneficial ownership of the underlying debt and in which the underlying debt is evidenced by an Instrument which is delivered to the Collateral Custodian by taking the actions specified in clause (i) with respect to such Instrument;

(vii) in the case of a Participation which represents 100% of the beneficial ownership of the underlying debt and in which the underlying debt is evidenced by an Instrument which is not delivered to the Collateral Custodian, by causing the Selling Institution to authenticate a record (within the meaning of Section 9-313(c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Administrative Agent; and

(viii) in the case of a Participation which represents less than 100% of the beneficial ownership of the underlying debt, (A) if the underlying debt is evidenced by an Instrument which is delivered to the Collateral Custodian, by taking the actions specified in clause (i) (with the Instrument to be Indorsed in blank) and by causing the Collateral Custodian to authenticate a record (within the meaning of Section 9-313(c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Administrative Agent (to the extent of the Participation) and for the benefit of the other beneficial owners thereof, and (B) if the underlying debt is evidenced by an Instrument which is not delivered to the Collateral Custodian, by causing the Selling Institution to authenticate a record (within the meaning of Section 9-313 (c) of the UCC) acknowledging that it holds possession of such Instrument for the benefit of the Administrative Agent (to the extent of the Participation) and for the other beneficial owners thereof.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Seller.

The Seller represents and warrants as follows as of the Closing Date, each Funding Date, and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Seller is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands, with full power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b) Due Qualification. The Seller is duly qualified to do business and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary organizational power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, (c) sell and assign an ownership interest in the Collateral, and (d) receive Advances and Swingline Advances and sell the Collateral on the terms and conditions provided herein and (ii) has duly authorized by all necessary organizational action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the sale and assignment of an ownership interest in the Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Seller is a party have been duly executed and delivered by the Seller.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Seller is a party constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or

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constitute (with or without notice or lapse of time or both) a default under, the Seller’s Constituent Documents or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Seller is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require compliance with any “bulk sales” act or similar law by Seller.

(i) Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The transactions under this Agreement and any other Transaction Document to which the Seller is a party do not and will not render the Seller not Solvent and the Seller shall deliver to the Administrative Agent and each Purchaser Agent on the Closing Date a certification in the form of Exhibit E-1.

(j) Selection Procedures. No procedures believed by the Seller to be adverse to the interests of the Purchaser were utilized by the Seller in identifying and/or selecting the Assets in the Collateral. In addition, each Loan shall have been reunderwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Fund and is then in effect.

(k) Taxes. The Seller has filed or caused to be filed all tax returns that are required to be filed by it. The Seller has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller), and no tax lien has been filed and, to the Seller’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

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(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter 11. The Seller does not own or intend to carry or purchase, and no proceeds from the Advances or the Swingline Advances or Swingline Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(m) Security Interest.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Seller;

(ii) the Collateral is comprised of “instruments”, “security entitlements”, “general intangibles”, “tangible chattel paper”, “accounts”, “certificated securities”, “uncertificated securities”, “deposit accounts” or “securities accounts” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Seller has complied with its obligations under Section 4.1(m));

(iii) with respect to Collateral that constitute “security entitlements”:

(1) all of such security entitlements have been credited to one of the Accounts (other than the Subscription Account) and the securities intermediary for each Account (other than the Subscription Account) has agreed to treat all assets credited to such Account as “financial assets” within the meaning of the applicable UCC;

(2) the Seller has taken all steps necessary to cause the securities intermediary to identify in its records the Administrative Agent as the Person having a security entitlement against the securities intermediary in each of the Accounts (other than the Subscription Account); and

(3) the Accounts (other than the Subscription Account) are not in the name of any Person other than the Seller, subject to the Lien of the Administrative Agent. The Seller has not authorized or allowed the securities intermediary of any Account (other than the Subscription

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Account) to comply with the entitlement order of any Person other than the Administrative Agent; provided, that until the Administrative Agent delivers a notice of exclusive control under the Securities Account Control Agreement, the Seller and the Collateral Manager may cause cash in the Accounts (other than the Subscription Account) to be invested in Permitted Investments.

(iv) with respect to the Subscription Account:

(1) the Seller has taken all steps necessary to cause the depository to identify in its records the Administrative Agent as the designated owner of the Subscription Account; and

(2) the Subscription Account is in the name of the Fund, subject to the assignment to the Seller pursuant to the Sale and Contribution Agreement, and to the Lien and the control of the Administrative Agent. The Seller has not authorized or allowed the depository of the Subscription Account to comply with the instructions of any Person other than the Administrative Agent.

(v) all Accounts (other than the Subscription Account) constitute “securities accounts” as defined in the applicable UCC; the Subscription Account constitutes a “deposit account” as defined in the applicable UCC;

(vi) the Seller owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens), claim or encumbrance of any Person;

(vii) the Seller has received all consents and approvals required by the terms of any Asset to the granting of a security interest in the Assets hereunder to the Administrative Agent, on behalf of the Secured Parties;

(viii) the Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement;

(ix) other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral. The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the Collateral other than any

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financing statement (A) relating to the security interest granted to the Seller under the Sale Agreement, (B) relating to the closing of a Term Securitization contemplated by Section 2.20, or (C) that has been terminated. The Seller is not aware of the filing of any judgment or tax lien filings against the Seller;

(x) all original executed copies of each underlying promissory note that constitute or evidence each Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(xi) other than in the case of Noteless Loans, with respect to Loans acquired by the Fund which are sold by the Fund to the Seller, the Seller has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding the underlying promissory notes that constitute or evidence the Loans solely on behalf of and for the benefit of the Secured Parties;

(xii) none of the underlying promissory notes, if any, that constitute or evidence the Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties;

(xiii) with respect to Collateral that constitutes a “certificated security,” such certificated security has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian on behalf of the Administrative Agent and, if in registered form, has been or, subject to the delivery requirements contained herein, will be, specially indorsed to the Administrative Agent or in blank by an effective indorsement or has been, or subject to the delivery requirements contained herein, will be registered in the name of the Administrative Agent upon registration of transfer by the Seller of such certificated security;

(xiv) with respect to Collateral that constitutes an “uncertificated security”, such uncertificated security has been, or subject to the delivery requirements contained herein, will be registered the Administrative Agent as the registered owner of such uncertificated security upon registration of transfer by the Seller of such uncertificated security; and

(xv) the Subscription Security Documents create valid and enforceable, first priority security interests in and Liens on all of the Subscription Collateral in which the Fund has any right, title or interest, in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens, except as enforceability maybe limited by debtor relief laws and equitable principles.

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(n) Reports Accurate. All Collateral Manager Reports (if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Seller to the Administrative Agent, each Purchaser Agent or any Purchaser in connection with this Agreement are true, complete and correct.

(o) Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is the District of Columbia. The office where the Seller keeps all the Records is at the address of the Seller referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied). The Seller has not changed its name, whether by amendment of its Constituent Documents, by reorganization or otherwise, and has not changed its location within the four months preceding the Closing Date.

(p) Concentration Account. The name and address of the Concentration Account Bank, together with the account number of the Concentration Account of the Seller at such Concentration Account Bank is specified in Schedule II. The Concentration Account and the Custodial Account are the only accounts to which Collections on the Collateral are sent. Except as contemplated by the Intercreditor Agreement, the Seller has not granted any Person other than the Administrative Agent and Collateral Administrator an interest in the Concentration Account at a future time or upon the occurrence of a future event.

(q) Tradenames. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(r) Sale Agreement. The Sale Agreement together with the Transfer Documents are the only agreements pursuant to which the Seller purchases or otherwise acquires Collateral.

(s) Value Given. The Seller shall have given reasonably equivalent value to the Fund or the applicable third party transferor of Collateral in consideration for the transfer to the Seller of such Collateral, no such transfer shall have been made for or on account of an antecedent debt, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(t) Accounting. The Seller accounts for the transfers to it from the Fund of interests in Collateral under the Sale Agreement as financings of such Collateral for consolidated accounting purposes (with a notation that it is treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein).

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(u) Special Purpose Entity. The Seller has not and shall not:

(i) engage in any business or activity other than the purchase and receipt of Collateral and related assets, the sale of Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (a) the Collateral and related assets, (b) the ownership interests in any REO Affiliate and (c) incidental property as may be necessary for the operation of the Seller;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent and each Purchaser Agent;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent and each Purchaser Agent, amend, modify, terminate or fail to comply with the provisions of its memorandum of association and Articles 8, 12 and 149 of its articles of association and any of the defined terms relating thereto that are contained in any of the above-mentioned sections thereof, or fail to observe organizational formalities;

(v) own any Subsidiary or make any investment in any Person other than an REO Affiliate without the consent of the Administrative Agent and each Purchaser Agent;

(vi) except as permitted by this Agreement and the Intercreditor Agreement, commingle its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances or Swingline Advances owed to the Purchasers or the Swingline Purchaser, except for trade payables in the ordinary course of its business; provided, that such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any Affiliate,

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except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with unrelated third parties;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of Seller and the Fund or any principal or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Assets, Cash and Permitted Investments);

(xv) fail to file its own separate tax return, if any is required to be filed by the Seller;

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(xix) except as may be required by Applicable Law, share any common logo with or hold itself out as or be considered as a department or division of (a) any of its principals or affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xx) permit any transfer (whether in any one or more transactions) of any direct ownership interest in the Seller to the extent it has the ability to control the same unless the Seller delivers to the Administrative Agent and each Purchaser Agent an acceptable non-consolidation opinion and the Administrative Agent consents to such transfer;

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(xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Company may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements);

(xxii) fail to pay its own liabilities and expenses only out of its own funds;

(xxiii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiv) acquire the obligations or securities of its Affiliates or stockholders other than the Collateral;

(xxv) guarantee any obligation of any person, including an Affiliate (other than any REO Subsidiary);

(xxvi) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxvii) fail to use separate invoices and checks bearing its own name;

(xxviii) pledge or permit the pledge of its assets for the benefit of any other Person, other than with respect to the payment of the indebtedness to the Secured Parties hereunder;

(xxix) fail at any time to have at least one independent director (an “Independent Director”) who is not currently a director, officer, employee, trade creditor, shareholder, manager or member (or spouse, parent, sibling or child of the foregoing) of (a) the Fund, (b) the Seller, (c) the Company, (d) any Investor in the Fund, (e) any Affiliate of the Fund, or (f) any Affiliate of any Investor in the Fund; provided, however, such Independent Director may be an independent director or an independent director of another special purpose entity affiliated with the Fund;

(xxx) fail to provide that the unanimous consent of all its directors (including the consent of the Independent Director) and all of its shareholders (including the holder of the Management Share) is required for the Seller to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee,

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sequestrator, custodian or any similar official for the Seller, (e) make any assignment for the benefit of the Seller’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing;

(xxxi) permit any Management Shares of the Seller to be held at any time by any Person other than an independent trust whose trustee is not a member, manager, director, officer, employee, creditor or shareholder of the Seller, the Fund, the Company or any Affiliate of the Fund;

(xxxii) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Walkers, dated as of the date hereof, upon which the conclusions expressed therein are based.

(v) Confirmation from the Fund. The Seller has received in writing from the Fund confirmation that the Fund will not cause the Seller to file a voluntary petition under the Bankruptcy Code or Insolvency Laws. Each of the Seller and the Fund is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Collateral or any other assets of the Seller available to satisfy claims of the creditors of the Fund would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(w) Investment Company Act. The Seller is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act or is exempt from the provisions of the 1940 Act.

(x) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Seller, or in which employees of the Seller are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Seller to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(y) PUHCA. The Seller is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.

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(z) Compliance with Law. The Seller has complied in all respects with all Applicable Laws to which it may be subject, and no item of Collateral contravenes any Applicable Laws (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(aa) Credit and Collection Policy. The Seller has complied in all material respects with all provisions applicable to it under the Credit and Collection Policy with respect to all of the Collateral.

(bb) Collections. The Seller acknowledges that all Collections received by it with respect to the Collateral sold hereunder are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(cc) Set-Off. etc. No Collateral has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Seller, or, to the best of the Seller’s knowledge, by the Fund or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Seller:, or, to the best of the Seller’s knowledge, by the Fund or the Obligor with respect thereto, except for amendments, extensions and modifications, if any, to such Collateral otherwise permitted under Section 6.4(a) of this Agreement and in accordance with the Credit and Collection Policy and the Collateral Management Standard.

(dd) Full Payment. As of the Funding Date thereof, the Seller has no knowledge of any fact which should lead it to expect that any Collateral will not be paid in full.

(ee) Accuracy of Representations and Warranties. Each representation or warranty by the Seller contained herein or in any certificate or other document finished by the Seller pursuant hereto or in connection herewith is true and correct in all material respects.

(ff) Representations and Warranties in Sale Agreement. The representations and warranties made by the Fund to the Seller in the Sale Agreement are hereby remade by the Seller on each date to which they speak in the Sale Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(ff), such representations and warranties are incorporated herein by reference as if made by the Seller to the Administrative Agent, each Purchaser Agent and each of the Secured Parties under the terms hereof mutatis mutandis.

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(gg) Reaffirmation of Representations and Warranties by the Seller. On each day that any Advance or Swingline Advance is made hereunder, the Seller shall be deemed to have certified that all representations and warranties described in Section 4.1 hereof are correct on and as of such day as though made on and as of such day, except for any such representations or warranties which are made as of a specific date.

(hh) Participations. The participation interests created with respect to the Participations do not violate any provisions of the underlying Required Loan Documents.

(ii) Environmental.

(i) No Hazardous Materials are present on such Mortgaged Property such that (A) the value, use or operation of such Mortgaged Property is materially and adversely affected or (B) under Applicable Law, (1) such Hazardous Materials could be required to be eliminated at a cost materially and adversely affecting the value of the Mortgaged Property before such Mortgaged Property could be altered, renovated, demolished or transferred or (2) the presence of such Hazardous Materials could (upon action by the appropriate Governmental Authorities) subject the owner of such Mortgaged Property, or the holders of a security interest therein, to liability for the cost of eliminating such Hazardous Materials or the hazard created thereby at a cost materially and adversely affecting the value of the Mortgaged Property, and (ii) such Mortgaged Property is in material compliance with all Applicable Laws pertaining to Hazardous Materials or environmental hazards, any noncompliance with such laws does not have a material adverse effect on the value of such Mortgaged Property and neither the Seller nor, to the Seller’s knowledge, the related Mortgagor or any current tenant thereon, has received any notice of violation or potential violation of any such law.

(jj) USA PATRIOT Act. The Seller is not (i) a country, territory, organization, person or entity named on an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a ‘Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

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(kk) Capital Commitments. The Capital Commitment of each Investor is as set forth on Schedule X.

(ll) Capital Commitments and Contributions. The aggregate amount of the Unfunded Capital Commitments of all Investors as of the Closing Date is $108,000,000. There are no Capital Call Notices outstanding except as otherwise disclosed in writing to the Administrative Agent. To the knowledge of the Seller, no Investor is in default under the Constituent Documents of the Fund or such Investor’s Subscription Agreement. Prior to the date hererof, the Fund has satisfied all conditions to its right to make a Capital Call, including any and all conditions relating thereto contained in its Constituent Documents; or the Subscription Agreements.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto.

Section 4.2 Representations and Warranties of the Seller Relating to the Agreement and the Collateral.

The Seller hereby represents and warrants, as of the Closing Date and as of each Addition Date:

(a) Binding Obligation, Valid Transfer and Security Interest.

(i) This Agreement and each other Transaction Document to which the Seller is a party each constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ii) This Agreement constitutes a valid transfer to the Administrative Agent, as agent for the Secured Parties, of all right, title and interest of the Seller in, to and under all of the Collateral, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens. If the conveyances contemplated by this Agreement are determined to be transfer for security, then this Agreement constitutes a grant of a security interest in all of the Collateral to the Administrative Agent, as agent for the Secured Parties, which upon the delivery of the Required Loan Documents to the Collateral Custodian, the crediting of Assets to the Accounts and the filing of the financing statements described in Section 4.l(m) and, in the case of Additional Assets on the applicable Addition Date, shall be a valid and first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Seller nor any Person claiming through or under Seller shall have any claim to or interest in the Collection Account or any other Account and, if

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this Agreement constitutes the grant of a security interest in such property, except for the interest of Seller in such property as a debtor for purposes of the UCC.

(b) Eligibility of Collateral. As of the Closing Date and each Addition Date, as applicable, (i) the Asset List and the information contained in the Borrowing Notice delivered pursuant to Section 2.2 or Section 2.3, as applicable, is an accurate and complete listing of all Collateral (other than the Subscription Collateral) as of the Cut-Off Date and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each such Asset that is part of the Borrowing Base is an Eligible Asset, (iii) each such item of Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws, (iv) with respect to each such item of Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Seller in connection with the transfer of an ownership interest in such Collateral to the Administrative Agent as agent for the Secured Parties have been duly obtained, effected or given and are in full force and effect, and (v) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each item of Collateral.

(c) No Fraud. Each Loan was acquired without any fraud or material misrepresentation by the Fund or, to the best of the Seller’s knowledge, on the part of the Obligor.

Section 4.3 Representations and Warranties of the Collateral Manager.

The Collateral Manager represents and warrants as follows as of the Closing Date, each Funding Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Collateral Manager has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Collateral Manager is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.

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(c) Power and Authority; Due Authorization; Execution and Delivery. The Collateral Manager (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Collateral Manager is a party have been duly executed and delivered by the Collateral Manager.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Collateral Manager is a party constitutes a legal, valid and binding obligation of the Collateral Manager enforceable against the Collateral Manager in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Collateral Manager’s certificate of incorporation or by-laws or any Contractual Obligation of the Collateral Manager, (ii) result in the creation or imposition of any Lien upon any of the Collateral Manager’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Collateral Manager, threatened against the Collateral Manager, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Collateral Manager is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Collateral Manager is a party or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Collateral Manager of this Agreement and any other Transaction Document to which the Collateral Manager is a party have been obtained.

(h) Reports Accurate. All Collateral Manager Certificates and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Collateral Manager to the Administrative Agent, each Purchaser Agent or any Purchaser in connection with this Agreement are accurate, true and correct.

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(i) Credit and Collection Policy. The Collateral Manager has complied in all material respects with the Credit and Collection Policy with regard to the reunderwriting and servicing of the Assets.

(j) Collections. The Collateral Manager acknowledges that all Collections received by it or its Affiliates with respect to the Collateral sold be are held shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(k) Solvency. The Collateral Manager is not the subject of any Insolvency Proceedings or Insolvency Event.

(l) Taxes. The Collateral Manager has filed or caused to be filed all tax returns that are required to be filed by it. The Collateral Manager has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Collateral Manager), and no tax lien has been filed and, to the Collateral Manager’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(m) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the Proceeds from the sale of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Collateral Manager does not intend to cause the Fund or the Sellers to carry or purchase, and no proceeds from the Advances or Swingline Advances will be used by the Collateral Manager to cause the Fund or the Seller to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(n) Security Interest. The Collateral Manager will take all steps necessary to ensure that the Seller has granted a security interest (as defined in the UCC) to the Administrative Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements (i) naming the Fund, as debtor, and the Administrative Agent on behalf of the Secured Parties, as total assignee of the secured party, and (ii) naming the Seller, as debtor, and the Administrative Agent on behalf of the Secured Parties, as secured party, the Administrative Agent, as agent on behalf of the Secured Parties, shall have a valid and perfected first priority security

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interest in the Collateral (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary for the perfection of the Secured Parties’ security interest in the Collateral have been (or prior to the date of the applicable Advance or Swingline Advance will be) made.

(o) ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Collateral Manager, or in which employees of the Collateral Manager are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Collateral Manager to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(p) Investment Company Act. The Collateral Manager is not, and is not controlled by, an “investment company” within the meaning of the 1940 Act, as amended, or is exempt from the provisions of the 1940 Act.

(q) USA PATRIOT Act. The Collateral Manager is not (i) a country, territory, organization, person or entity named on an OFAC list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

(r) Environmental. (i) No Hazardous Materials are present on such Mortgaged Property such that (A) the value, use or operation of such Mortgaged Property is materially and adversely affected or (B) under Applicable Law, (1) such Hazardous Materials could be required to be eliminated at a cost materially and adversely affecting the value of the Mortgaged Property before such Mortgaged Property could be altered, renovated, demolished or transferred or (2) the presence of such Hazardous Materials could (upon action by the appropriate

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Governmental Authorities) subject the owner of such Mortgaged Property, or the holders of a security interest therein, to liability for the cost of eliminating such Hazardous Materials or the hazard created thereby at a cost materially and adversely affecting the value of the Mortgaged Property, and (ii) such Mortgaged Property is in material compliance with all Applicable Laws pertaining to Hazardous Materials or environmental hazards, any noncompliance with such laws does not have a material adverse effect on the value of such Mortgaged Property and neither the Collateral Manager nor, to the Collateral Manager’s knowledge, the related mortgagor or any current tenant thereon, has received any notice of violation or potential violation of any such law.

Section 4.4 Representations and Warranties of the Collateral Administrator and Collateral Custodian.

Each of the Collateral Administrator and Collateral Custodian in its individual capacity and as Collateral Administrator and Collateral Custodian represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Collateral Administrator and Collateral Custodian under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Collateral Administrator and Collateral Custodian, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Collateral Administrator and Collateral Custodian is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Administrator and Collateral Custodian, required in connection with the execution and delivery of this Agreement, the performance by the Collateral Administrator and Collateral Custodian of the transactions

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contemplated hereby and the fulfillment by the Collateral Administrator and Collateral Custodian of the terms hereof have been obtained.

(f) Validity, Etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Administrator and Collateral Custodian, enforceable against the Collateral Administrator and Collateral Custodian in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws or general principles of equity (whether considered in a suit at law or in equity).

Section 4.5 Representations and Warranties of the Backup Collateral Manager.

The Backup Collateral Manager in its individual capacity and as Backup Collateral Manager represents and warrants as follows:

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the laws of the United States. It has full corporate power, authority and legal right to execute, deliver and perform its obligations as Backup Collateral Manager under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary association action on its part, either in its individual capacity or as Backup Collateral Manager, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which the Backup Collateral Manager is a party or by which it or any of its property is bound.

(d) No Violation. The execution and delivery of this Agreement, the performance of the Transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Backup Collateral Manager, required in connection with the execution and delivery of this Agreement, the performance by the Backup Collateral Manager of the transactions contemplated hereby and the fulfillment by the Backup Collateral Manager of the terms hereof have been obtained.

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(f) Validity, Etc. The Agreement constitutes the legal, valid and binding obligation of the Backup Collateral Manager, enforceable against the Backup Collateral Manager in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Seller.

From the date hereof until the Collection Date:

(a) Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Seller will preserve and maintain its organizational existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Collateral. The Seller will, at its expense, timely and fully perform and comply (or cause the Fund to perform and comply pursuant to the Sale Agreement) with all provisions, covenants and other promises required to be observed by it under the Collateral and all other agreements related to such Collateral.

(d) Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all or any portion of the Collateral.

(e) Fund’s Collateral. With respect to the Collateral acquired by the Seller, the Seller will (i) acquire such Collateral pursuant to and in accordance with the terms of the Sale Agreement and the Transfer Documents, (ii) (at the Collateral Manager’s expense) take all action necessary to perfect, protect and more fully evidence the Seller’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) filing and maintaining (at the Collateral Manager’s expense), effective financing statements against the Fund in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or

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appropriate, (iii) permit the Administrative Agent, each Purchaser Agent or their respective agents or representatives to visit the offices of the Seller during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and discuss matters related thereto with any of the Responsible Officers of the Seller having knowledge of such matters, and (iv) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(f) Delivery of Collections. The Seller will pay to the Collateral Manager promptly (but in no event later than two Business Days after receipt) all Collections received by Seller in respect of the Collateral and cause the same to be promptly deposited into the Collection Account by the Collateral Manager in accordance with Section 5.4(l). The Seller will direct that all Capital Call Notices issued by the Fund as its subscription agent be deposited directly into the Subscription Account.

(g) Separate Existence. The Seller shall be in compliance with the Special Purpose Entity requirements set forth in Section 4.1(u).

(h) Credit and Collection Policy. The Seller will (a) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (b) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt written notice of any material changes in the Credit and Collection Policy. The Seller will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Purchaser Agent; provided, that no consent shall be required from the Administrative Agent or any Purchaser Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Purchaser Agent.

(i) Termination Events. The Seller will provide the Administrative Agent and each Purchaser Agent (with copy to the Collateral Administrator and the Backup Collateral Manager) with immediate written notice of the occurrence of each Termination Event and each Unmatured Termination Event of which the Seller has knowledge or has received notice. In addition, no later than five Business Days following the Seller’s knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event, the Seller will provide to the Administrative Agent and each Purchaser Agent (with copy to the Collateral Administrator and the Backup Collateral Manager) a written statement of the Responsible Officer handling such matters on behalf of the Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.

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(j) Taxes. The Seller will file and pay any and all Taxes required to meet its obligations with respect thereto under the Transaction Documents.

(k) Use of Proceeds. The Seller will use the proceeds of the Advances or Swingline Advances only to acquire Collateral or to make distributions to its shareholders in accordance with the terms hereof.

(l) Obligor Notification Forms. The Seller shall furnish the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion after the occurrence of a Termination Event or an Unmatured Termination Event) Obligor notification forms to give notice to the Obligors and/or any appropriate agent with respect to any Agented Loan or Third Party Serviced Loan of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(m) Adverse Claims. The Seller will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Concentration Account other than in accordance with the terms of the Intercreditor Agreement.

(n) Seller’s Collateral. With respect to each item of Collateral acquired by the Administrative Agent on behalf of the Secured Parties, the Seller will (i) take all action necessary to perfect, protect and more fully evidence the interests in such Collateral of the Administrative Agent on behalf of the Secured Parties, including, without limitation, (a) filing and maintaining (at the Collateral Manager’s expense), effective financing statements against the Seller in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (b) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in such Collateral.

(o) Notices. The Seller will furnish to the Administrative Agent and each Purchaser Agent (and in the case of items (iv), (vi) and (vii) below, to the Backup Collateral Manager):

(i) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Fund or the Seller which equal or exceed $1,000,000 in the aggregate, telephonic, facsimile or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof;

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(ii) Auditors’ Management Letters. Promptly after the receipt thereof, any auditors’ management letters are received by the Seller or by its accountants;

(iii) Representations. Forthwith upon receiving knowledge of the same, the Seller shall notify the Administrative Agent and each Purchaser Agent if any representation or warranty set forth in Section 4.1 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent and each Purchaser Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Administrative Agent and each Purchaser Agent in the manner set forth in the preceding sentence before any Funding Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iv) ERISA. Promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Seller (or any Affiliate thereof), a copy of such notice;

(v) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Seller receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Seller, the Collateral Manager or the Fund; provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Seller, the Collateral Manager or the Fund in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5.1(o); and

(vi) Ratings Trigger Event. Promptly upon becoming aware thereof, notice of the occurrence of a Ratings Trigger Event with respect to any Investor;

(vii) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Seller, is likely to have a Material Adverse Effect.

(p) Change in Accounting Policies. The Seller will provide the Administrative Agent and each Purchaser Agent (with a copy to the Collateral

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Administrator and the Backup Collateral Manager) with written notice of any material proposed change in its accounting policies (other than due to changes in GAAP) relating to the Collateral or the transactions contemplated by the Transaction Documents within ten Business Days after the chief financial officer (or other individual managing such function) of the Seller has determined to implement such change.

(q) Compliance with Investment Guidelines and Restrictions. The Seller will effect all transactions in or related to the Assets subject to and in accordance with the Investment Guidelines and Restrictions attached hereto as Exhibit Q.

(r) Seller Management Agreement. The Seller and the Collateral Manager agree that so long as the Collateral Manager acts as both manager under the Seller Management Agreement and as Collateral Manager hereunder and provided that the Collection Date has not occurred, (i) to the extent that any of the manager’s obligations under the Seller Management Agreement conflict with the obligations of the Collateral Manager under the Transaction Documents, the provisions of the Transaction Documents shall control and (ii) they will not amend the provision to this effect in the Seller Management Agreement without the prior written consent of the Administrative Agent.

(s) Other. The Seller will furnish to the Administrative Agent and each Purchaser Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Seller as the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Purchaser Agent or the Secured Parties under or as contemplated by this Agreement.

Section 5.2 Negative Covenants of the Seller.

From the date hereof until the Collection Date:

(a) Other Business. The Seller will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or (iii) form any Subsidiary other than any REO Affiliate or make any Investments in any other Person.

(b) Assets Not to be Evidenced by Instruments. The Seller will take no action to cause any Asset that is not, as of the Closing Date or the related Addition Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Asset.

(c) Security Interests. Except as otherwise permitted herein and in respect of any ,Optional Sale, Discretionary Sale or Term Securitization, the Seller will not sell, pledge, assign or transfer to any other Person, or grant,

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create, incur, assume or suffer to exist any Lien on any Collateral, including without limitation, any Subscription Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Seller will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Seller will promptly notify the Administrative Agent and each Purchaser Agent of the existence of any Lien on any Collateral and the Seller shall defend the right, title and interest of the Administrative Agent as agent for the Secured Parties in, to and under the Collateral against all claims of third parties; provided, however, that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Seller from suffering to exist Permitted Liens upon any of the Collateral.

(d) Mergers, Acquisitions, Sales, etc. The Seller will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, other than any REO Affiliate or in connection with the exercise of remedies in connection with a Loan, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than as permitted pursuant to this Agreement or to the Sale Agreement).

(e) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Seller will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account Cash or Cash proceeds other than Collections in respect of the Collateral.

(f) Restricted Payments. The Seller shall not make any Restricted Junior Payment, except that, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Seller may declare and make distributions to its shareholders on their shares and, in any event, distributions may be made with respect to Capital Contributions as provided in Section 2.23(d).

(g) Change of Name or Location of Loan Files. The Seller shall not (x) change its name, move the location of its principal place of business and chief executive office, or change the offices where it keeps the records from the location referred to in Section 13.2 in such a manner which would require a filing under the Uniform Commercial Code, or change the jurisdiction of its formation, or (y) move, or consent to the Collateral Custodian or the Collateral Manager moving, the Required Loan Documents and the Loan Files from the location thereof on the Closing Date, unless the Seller has given at least ten days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral. Subject to the first sentence of this Section 5.2(g), the Seller shall provide written notice to the Administrative Agent of any change in the location of its principal place of business and chief executive

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office, or change in the offices where it keeps the records from the location referred to in Section 13.2 within 30 days of any such change.

(h) Accounting of Purchases. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a sale of the Collateral by the Seller to the Secured Parties. Other than for tax and consolidated accounting purposes, the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Sale Agreement in any manner other than as a sale of the Collateral by the Fund to the Seller.

(i) ERISA Matters. The Seller will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiernployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Benefit Plan so as to result in any liability, or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(j) Constituent Documents; Sale Agreement. The Seller will not amend, modify, terminate or fail to comply with the provisions of its memorandum of association and Articles 8, 12 and 149 of its articles of association and any of the defined terms relating thereto that are contained in any of the above-mentioned sections thereof, or of the Sale Agreement without the prior written consent of the Administrative Agent and each Purchaser Agent.

(k) Changes in Payment Instructions to Obligors. The Seller will not add or terminate the Concentration Account Bank or the Concentration Account listed in Schedule II or make any change, or permit the Collateral Manager to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of the Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(l) Extension or Amendment of Collateral. The Seller will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Collateral Manager to extend, amend or otherwise modify, the terms of any Collateral (including the Related Security).

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(m) Credit and Collection Policy. The Seller will cause the Collateral Manager to furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, written notice of any material changes in the Credit and Collection Policy. The Seller will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Purchaser Agent; provided, that no consent shall be required from the Administrative Agent or any Purchaser Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Purchaser Agent.

(n) Taxable Mortgage Pool Matters. The sum of the Principal Balances of all Assets owned by the Seller and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 301.7701(i)-1(d)(3)) shall not at any time exceed 40% of the Principal Collateral Value.

Section 5.3 Covenants Relating to the Subscription Collateral.

From the date hereof until the earlier of (i) the Subscription Facility Termination Date provided that the Subscription Advances outstanding are zero on such date or (ii) the Collection Date:

(a) Constituent Documents. Without the prior written consent of the Administrative Agent consistent with this Section, neither the Seller nor the Fund shall alter, amend, modify, terminate, or change any provision of its Constituent Documents or the Subscription Agreements affecting the Investors’ debts, duties, obligations, and liabilities, and the rights, titles, security interests, Liens, powers and privileges of the Fund, the Administrative Agent or the Purchasers, in each case relating to Capital Call Notices, Capital Commitments, Capital Contributions or Unfunded Capital Commitments (each a “Material Amendment”). With respect to any such proposed Material Amendment the Seller and the Fund shall notify the Administrative Agent of such proposed. The Administrative Agent shall determine in its sole discretion whether such proposed Material Amendment will materially, adversely affect the obligation of the Investors to make Capital Contributions or the Subscription Collateral (each a “Purchaser Approval Amendment”), and shall use reasonable efforts to notify the Seller and the Fund of its determination within ten (10) Business Days of the date on which it is deemed to have received such notification pursuant to Section 13.2 hereof. If the Administrative Agent determines that the proposed Material Amendment is a Purchaser Approval Amendment, the prior written consent of the Purchasers and the Administrative Agent will be required, which consent shall be granted or withheld in each party’s sole and absolute discretion and the Administrative Agent shall promptly notify the Purchasers of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by the Seller and the Fund. The Administrative Agent shall be entitled to obtain and rely upon an opinion of

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counsel in determining whether a proposed alteration, amendment, modification, termination or change of the Seller’s or the Fund’s, as applicable, Constituent Documents or the Subscription Agreements is a Material Amendment and the costs and expenses of obtaining such an opinion of counsel shall be reimbursed to the Administrative Agent in accordance with Section 13.9. If the Administrative Agent determines that the proposed Material Amendment is not a Purchaser Approval Amendment, the prior written consent of the Administrative Agent shall be required, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, without the consent of the Administrative Agent or the Purchasers, the Fund may amend its Constituent Documents or any Subscription Agreement: (i) to admit new Investors to the extent not prohibited by this Agreement; (ii) to reflect transfers of interests not prohibited by this Agreement; and (iii) to reduce the Unfunded Capital Commitments of the Investors so long as no Subscription Advances are outstanding; provided, however, that the aggregate Capital Commitments may not be so reduced below $100,000,000.

(b) [Reserved].

(c) Assignment by, or Admission of, Investors. The provisions of this Section 5.3(c) shall apply at any time a Subscription Advance is outstanding. If a transfer, assignment or admission which would otherwise have been subject to this Section 5.3(c) occurs while no Subscription Advance is outstanding and prior to the Subscription Facility Termination Date, the Fund will give prompt written notice thereof to the Seller, the Collateral Manager, the Administrative Agent and each Purchaser Agent, and neither the Seller nor the Collateral Manager will request any further Subscription Advance hereunder without first obtaining the consents required by, and otherwise satisfying, the provisions of this Section 5.3(c) as if such transfer, assignment or admission were occurring while a Subscription Advance was outstanding. If a Subscription Advance is outstanding and any Investor desires to make a transfer or assignment which would not be subject to this Section 5.3(c), such Investor may so notify the Fund and the Seller and the Seller shall use its commercially reasonable efforts (so long as such efforts do not cause a Termination Event, Unmatured Termination Event or Subscription Facility Termination Event to occur) to pay the Subscription Advance in full so no Subscription Advance is outstanding including, without limitation, by instructing the Fund, as its subscription agent, to make a Capital Call pursuant to Section 2.22(a) but in no event shall such Investor make any such transfer or assignment so long as a Subscription Advance is outstanding unless the requirements of this Section 5.3(c) are in fact satisfied.

(i) Assignment of Subscription Agreement by Investors. So long as any Subscription Advance is outstanding, the Fund shall not permit the assignment of the Subscription Agreement by any Investor without the prior written consent of the Administrative Agent. Any such assignee (or any Person providing satisfactory credit support with respect thereto) shall

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have a long-term senior unsecured debt rating of A or better or A2 or better by either S&P or Moody’s respectively, unless the assigning Investor enters into a written agreement for the benefit of the Administrative Agent, on behalf of the Secured Parties, providing that it will remain primarily liable as a principal, and not as a guarantor or a surety, to fund its Capital Commitments when called in accordance with the applicable provisions of the Constituent Documents, the Investor’s Subscription Agreement and the other Investor Documents entered into by such Investor.

(ii) Admission of Investors. The Fund may admit any Person as an additional Investor provided that, so long as any Subscription Advance is outstanding, the Fund has satisfied the criteria listed in the definition of “Investor”.

(iii) Documentation Requirements. So long as any Subscription Advance is outstanding, the Fund shall require that: (i) any Person admitted as a substitute or new Investor (whether due to a transfer by an existing Investor or otherwise) shall, as a condition to such admission, deliver an Investor Letter and provide any other documentation substantially similar to that provided by the existing Investors required by the Administrative Agent in its reasonable discretion; and (ii) any existing Investor that is a transferee from another Investor shall provide confirmation of its obligations under its Investor Letter with respect to any increase in its Capital Commitment relating to such transfer, and, to the extent not addressed in the documentation previously delivered by such Investor, evidence of its authority to assume such increased Capital Commitment, all as satisfactory to the Administrative Agent in its reasonable discretion. In the event any Person is admitted as an additional or substitute Investor, the Fund will promptly deliver to Administrative Agent a revised Schedule X to this Agreement, containing the names and addresses of each Investor and the Capital Commitments of each such Investor.

(iv) Funding Requirements. So long as any Subscription Advance is outstanding, prior to the effectiveness of any transfer by an Investor, the Fund shall calculate whether, taking into account the Capital Commitments of the Investors as if such transfer had occurred, the transfer would cause the Subscription Advances outstanding to exceed the Subscription Advance Availability, and shall make any Capital Calls required to make any payment so that the Subscription Advances do not exceed the Subscription Advance Availability.

(d) Capital Commitments. The Fund shall not: (a) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, cancel, reduce, excuse, suspend or defer the Capital Commitment of any Investor so long as any Subscription Advance is outstanding, and (b) without the prior written approval of the Administrative Agent and all Purchasers: (i) issue any Capital Call Notices other than as

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contemplated by Section 2.23(c) hereof, or (ii) cancel, reduce, excuse, suspend or defer the Capital Commitment of any Investor if the proceeds from the related Capital Call Notice are to be applied to the Subscription Advances outstanding hereunder, provided, however, that in the event the Capital Commitments of any Investor are cancelled, reduced, excused, suspended or deferred, the Purchasers may elect to reduce the Subscription Sublimit proportionately based on the cancellation, reduction, excuse, suspension or deferral of such Capital Commitments.

(e) Limitations on Dividends and Distributions. The Fund shall not declare or pay any dividends or distributions except as permitted under its Constituent Documents.

Section 5.4 Affirmative Covenants of the Collateral Manager.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Collateral Manager will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof.

(b) Preservation of Company Existence. The Collateral Manager will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Collateral. The Collateral Manager will duly fulfill and comply with all obligations on the part of the Seller to be fulfilled or complied with under or in connection with each Collateral and will do nothing to impair the rights of the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral.

(d) Keeping of Records and Books of Account.

(i) The Collateral Manager will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral and the identification of the Collateral.

(ii) The Collateral Manager shall permit the Administrative Agent, each Purchaser Agent or their respective agents or representatives, to visit the offices of the Collateral Manager during normal office hours and upon reasonable notice and examine and make copies of all documents, books, records and other information concerning the Collateral and discuss

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matters related thereto with any of the Responsible Officers of the Collateral Manager having knowledge of such matters.

(iii) The Collateral Manager will, on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral with a legend, acceptable to the Administrative Agent and each Purchaser Agent, describing the sale of the Collateral (A) from the Fund to the Seller, and (B) from the Seller to the Administrative Agent as agent for the Purchasers.

(e) Preservation of Security Interest. The Collateral Manager (at its own expense) will execute and file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Administrative Agent as agent for the Secured Parties in, to and under the Collateral.

(f) Credit and Collection Policy. The Collateral Manager will (i) comply in all material respects with the Credit and Collection Policy in regard to the Collateral, and (ii) furnish to the Administrative Agent and each Purchaser Agent, prior to its effective date, prompt written notice of any changes in the Credit and Collection Policy. The Collateral Manager will not agree to or otherwise permit to occur any change in the Credit and Collection Policy that could have a Material Adverse Effect without the prior written consent of the Administrative Agent and each Purchaser Agent; provided, that no consent shall be required from the Administrative Agent or any Purchaser Agent in connection with any change mandated by Applicable Law or a Governmental Authority as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent and each Purchaser Agent. Performance by the Collateral Manager of this obligation shall be deemed performance by the Seller of its similar obligation under Section 5.1.

(g) Termination Events. The Collateral Manager will provide the Administrative Agent and each Purchaser Agent (with a copy to Collateral Administrator and the Backup Collateral Manager) with immediate written notice of the occurrence of each Termination Event, each Subscription Facility Termination Event and each Unmatured Termination Event of which the Collateral Manager has knowledge or has received notice. In addition, no later than five Business Days following the Collateral Manager’s knowledge or notice of the occurrence of any Termination Event, Subscription Facility Termination Event or Unmatured Termination Event, the Collateral Manager will provide to the Administrative Agent and each Purchaser Agent a written statement of the chief financial officer or chief accounting officer of the Collateral Manager setting forth the details of such event and the action that the Collateral Manager proposes to take with respect thereto. Performance by the Collateral Manager of this obligation shall be deemed performance by the Seller of its similar obligation under Section 5.1.

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(h) Audit/Due Diligence Reports. The Collateral Manager will, upon request by the Administrative Agent, promptly furnish to the Administrative Agent and each Purchaser Agent copies of any audits or due diligence reports prepared in connection with any financing facilities of the Company or its Affiliates.

(i) Other. The Collateral Manager will promptly furnish to the Administrative Agent and each Purchaser Agent such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Seller or the Collateral Manager as the Administrative Agent and each Purchaser Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, each Purchaser Agent or Secured Parties under or as contemplated by this Agreement.

(j) Proceedings. As soon as possible and in any event within three Business Days after any executive officer of the Collateral Manager receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Administrative Agent’s interest in the Collateral, on behalf of the Secured Parties, or the Seller, the Fund or the Collateral Manager or any of its Affiliates; provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral, the Transaction Documents, the Administrative Agent’s interest in the Collateral, on behalf of the Secured Parties, or the Seller, the Fund, or the Collateral Manager or any of its Affiliates in excess of $1,000,000 or more shall be deemed to be material for purposes of this Section 5 .4(j).

(k) Deposit of Collections. The Collateral Manager shall promptly (but in no event later than two Business Days after receipt) deposit into the Collection Account any and all Collections received by the Seller, the Collateral Manager or any of their Affiliates.

(l) Servicing of Participations. With respect to Participations, the Collateral Manager shall: (i) segregate all Loan Files with respect to such Loans; (ii) keep separate records with respect to such Loans; and (iii) identify each Participation on the Collateral Manager Reports required hereunder with respect to such Assets.

(m) Change-in-Control. Upon the occurrence of a Change-in-Control, the Collateral Manager shall provide the Administrative Agent and each Purchaser Agent with notice of such Change-in-Control within 30 days after completion of the same.

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(n) Change in Accounting Policies. The Collateral Manager will provide the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator and the Backup Collateral Manager) with written notice of any material proposed change in the accounting policies it applies (other than due to changes in GAAP) relating to the Collateral or the transactions contemplated by the Transaction Documents within ten Business Days after the chief financial officer (or other individual managing such function) of the Collateral Manager has determined to implement such change.

(o) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Collateral Manager which equal or exceed $1,000,000 in the aggregate, telephonic, facsimile or telecopy notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.

(p) Compliance with Investment Guidelines and Restrictions. The Collateral Manager will effect all transactions in or related to the Assets subject to and in accordance with the Investment Guidelines and Restrictions attached hereto as Exhibit Q.

Section 5.5 Negative Covenants of the Collateral Manager.

From the date hereof until the Collection Date:

(a) Deposits to Special Accounts. Except as otherwise contemplated by the Intercreditor Agreement, the Collateral Manager will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Concentration Account, Cash or Cash proceeds other than Collections in respect of the Collateral.

(b) Mergers, Acquisition, Sales, etc. The Collateral Manager will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Collateral Manager is the surviving entity and unless:

(i) the Collateral Manager has delivered to the Administrative Agent and each Purchaser Agent an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.4(b) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Collateral Manager and such other matters as the Administrative Agent may reasonably request;

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(ii) the Collateral Manager shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Purchaser Agent;

(iii) after giving effect thereto, no Termination Event or Collateral Manager Default or event that with notice or lapse of time would constitute either a Termination Event or a Collateral Manager Default shall have occurred; and

(iv) the Administrative Agent and each Purchaser Agent have provided their prior written consent to such consolidation, merger, conveyance or transfer, which consent shall not be unreasonably withheld.

(c) Change of Name or Location of Loan Files. The Collateral Manager shall not (x) change the offices where it keeps records concerning the Collateral from the location referred to in Section 13.2, or change the jurisdiction of its formation, or (y) move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Files from the location thereof on the Closing Date, unless the Collateral Manager has given at least ten days’ written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent as agent for the Secured Parties in the Collateral.

(d) Change in Payment Instructions to Obligors. The Collateral Manager will not terminate the Concentration Account Bank or the Concentration Account listed in Schedule II or make any change in its instructions to Obligors regarding payments to be made to the Seller or the Collateral Manager or payments to be made to the Concentration Account Bank, unless the Administrative Agent has consented to such addition, termination or change (which consent shall not be unreasonably withheld) and has received duly executed copies of each Intercreditor Agreement (incorporating appropriate amendments), with each new Concentration Account Bank being a party thereto.

(e) Extension or Amendment of Assets. The Collateral Manager will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Assets.

(f) Taxable Mortgage Pool Matters. The Collateral Manager will manage the portfolio and advise the Seller with respect to purchases from the Fund so as to not at any time allow the sum of the Principal Balances of all Assets owned by the Seller and that are principally secured by an interest in real property (within the meaning of Treasury Regulation Section 3 01.7701 (i)- 1(d)(3)) to exceed 40% of the Principal Collateral Value.

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Section 5.6 Affirmative Covenants of the Collateral Administrator and Collateral Custodian.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Collateral Administrator and Collateral Custodian will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Collateral Administrator and Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Required Loan Documents. Subject to Section 8.8, the Required Loan Documents shall remain at all times in the possession of the Collateral Custodian at the address set forth on Annex A to this Agreement unless notice of a different address is given in accordance with the terms hereof or unless the Administrative Agent agrees to allow certain Required Loan Documents to be released to the Collateral Manager on a temporary basis in accordance with the terms hereof except as such Required Loan Documents may be released pursuant to this Agreement.

Section 5.7 Negative Covenants of the Collateral Administrator and Collateral Custodian.

(a) No Changes in Collateral Administrator and Collateral Custodian Fee. From the date hereof until the Collection Date, the Collateral Administrator and Collateral Custodian will not make any changes to the Collateral Administrator and Collateral Custodian Fee set forth in the Collateral Administrator and Collateral Custodian Fee Letter without the prior written approval of the Administrative Agent, each Purchaser Agent, the Seller and the Collateral Manager.

(b) Required Loan Documents. The Collateral Custodian will not dispose of any documents constituting the Required Loan Documents in any manner that is inconsistent with the performance of its obligations as the Collateral Custodian pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

Section 5.8 Affirmative Covenants of the Backup Collateral Manager.

From the date hereof until the Collection Date:

(a) Compliance with Law. The Backup Collateral Manager will comply in all material respects with all Applicable Laws.

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(b) Preservation of Existence. The Backup Collateral Manager will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have, a Material Adverse Effect.

Section 5.9 Negative Covenants of the Backup Collateral Manager.

No Changes in Backup Collateral Manager Fee. From the date hereof until the Collection Date, the Backup Collateral Manager will not make any changes to the Backup Collateral Manager Fee set forth in the Backup Collateral Manager Fee Letter without the prior written approval of the Administrative Agent, each Purchaser Agent, the Seller and the Collateral Manager.

Section 5.10 Affirmative Covenants of the Fund.

Taxes. The Fund will file and pay any and all Taxes required to meet the obligations of the Seller under the Transaction Documents. Performance by the Fund of this obligation shall be deemed performance by the Seller of its similar obligation under Section 5.1.

ARTICLE VI

ADMINISTRATION AND SERVICING OF

ASSETS

Section 6.1 Designation of the Collateral Manager.

(a) Initial Collateral Manager. The servicing, administering and collection of the Collateral shall be conducted by the Person designated as the Collateral Manager hereunder from time to time in accordance with this Section 6.1. Until the Administrative Agent gives to the Company a Collateral Manager Termination Notice, the Company is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Collateral Manager pursuant to the terms hereof.

(b) Successor Collateral Manager. Upon the Collateral Manager’s receipt of a Collateral Manager Termination Notice (with a copy to the Collateral Administrator and Backup Collateral Manager) from the Administrative Agent pursuant to the terms of Section 6.18, the Collateral Manager agrees that it will terminate its activities as Collateral Manager hereunder in a manner that the Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to a successor Collateral Manager, and the successor Collateral Manager shall assume each and all of the Collateral Manager’s obligations to service and administer the Collateral, on the terms and subject to the conditions herein set forth, and the Collateral Manager shall use its best reasonable efforts to assist the successor Collateral Manager in assuming such obligations.

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(c) Subcontracts. The Collateral Manager may, with the prior consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided, however, that the Collateral Manager shall remain liable for the performance of the duties and obligations of the Collateral Manager pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Collateral Manager Default.

(d) Servicing Programs. In the event that the Collateral Manager uses any software program in servicing the Collateral that it licenses from a third party, the Collateral Manager shall use its best reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Collateral Manager to assign such licenses to the Backup Collateral Manager or to any other Successor Collateral Manager appointed as provided in this Agreement.

Section 6.2 Duties of the Collateral Manager.

(a) Appointment. The Seller hereby appoints the Collateral Manager as its agent, as from time to time designated pursuant to Section 6.1, to service the Collateral and enforce its respective rights in and under such Collateral. In order to facilitate the servicing of the Collateral, the Administrative Agent is hereby directed to and does authorize the Collateral Manager to perform the duties of the Collateral Manager under this Agreement and the other Transaction Documents. The Collateral Manager hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Collateral Manager and the Seller hereby acknowledge that the Administrative Agent, each Purchaser Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Collateral Manager hereunder. The parties hereto each acknowledge that the Collateral Manager, as Collateral Manager under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Assets and the Related Property and under the Required Loan Documents as have been transferred to the Seller and the Administrative Agent with respect to such Asset.

(b) Duties.

(i) The Collateral Manager shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Laws, and in accordance with the Credit and Collection Policy and the Collateral Management Standard. Without limiting the foregoing, the duties of the Collateral Manager shall include the following:

(ii) preparing and submitting of claims to, and post-billing liaison with, Obligors on each Asset;

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(iii) maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Purchaser Agent and the Collateral Administrator in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent and each Purchaser Agent may reasonably request;

(iv) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(v) promptly delivering to the Administrative Agent, each Purchaser Agent or the Collateral Administrator, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Purchaser Agent or the Collateral Administrator may from time to time reasonably request;

(vi) identifying each Asset clearly and unambiguously in its servicing records to reflect that such Asset is owned by the Seller and that the Seller is selling an undivided ownership interest therein to the Secured Parties pursuant to this Agreement;

(vii) notifying the Administrative Agent and each Purchaser Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that is reasonably expected to have a Material Adverse Effect;

(viii) providing prompt written notice to the Administrative Agent and each Purchaser Agent, prior to the effective date thereof, of any changes in the Credit and Collection Policy that could be reasonably expected to have a Material Adverse Effect;

(ix) maintaining the perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral;

(x) maintaining the Loan File with respect to Assets included as part of the Collateral, provided, that so long as the Collateral Manager is in possession of any Required Loan Documents, the Collateral Manager will hold such Required Loan Documents in a fireproof safe or fireproof file cabinet; and

(xi) making payments pursuant to the terms of the Collateral Manager Report in accordance with Section 2.10 and Section 2.11.

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(c) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, each Purchaser Agent and the Secured Parties of their rights hereunder shall not release the Collateral Manager, the Collateral Custodian, the Fund or the Seller from any of their duties or responsibilities with respect to the Collateral. The Secured Parties, the Administrative Agent, each Purchaser Agent and the Collateral Custodian (except in the role of Collateral Administrator and Backup Collateral Manager as provided herein) shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Collateral Manager or the Collateral Administrator hereunder.

(d) Any payment by an Obligor in respect of any Indebtedness owed by it to the Fund or the Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of an item of Collateral of such Obligor (starting with the oldest such Collateral) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(e) Prior to acquiring an Asset, the Seller or the Collateral Manager will provide the Collateral Administrator with a Trade Ticket together with the proposed form of Borrowing Notice to be used in connection therewith.

(f) Not later than five Business Days prior to each Reporting Date, the Collateral Manager shall provide to the Backup Collateral Manager via email certain asset level information, which shall include but not be limited to the following information: (x) for each Asset, the name and number of the related Obligor, the collection status, the loan status, the date of each Scheduled Payment, as applicable, and the Principal Balance or, in the case of any Subscription Collateral, the Unfunded Capital Commitment, (y) the Borrowing Base and (z) the Principal Collateral Value and such other items as may reasonably be expected in connection with the transactions contemplated by this Agreement.

Section 6.3 Authorization of the Collateral Manager.

(a) Each of the Seller, the Fund, the Administrative Agent, each Purchaser Agent and each Purchaser hereby authorizes the Collateral Manager (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the sale of the Collateral to the Administrative Agent on behalf of the applicable Purchaser, in the determination of the Collateral Manager, to collect all amounts due under any and all Collateral, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or

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full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof; to the same extent as the Fund could have done if it had continued to own such Collateral. The Fund, the Seller and the Administrative Agent on behalf of the Secured Parties shall furnish the Collateral Manager (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Collateral Manager to carry out its servicing and administrative duties hereunder, and shall cooperate with the Collateral Manager to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Collateral Manager be entitled to make the Secured Parties, the Collateral Administrator, Collateral Custodian, the Backup Collateral Manager, the Administrative Agent or the Purchaser Agents a party to any litigation without such party’s express prior written consent, or to make the Seller a party to any litigation, in each such case arising out of or relating to the administration, collection or enforcement of any Asset (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s and each Purchaser Agent’s consent.

(b) After a Termination Event has occurred and is continuing, at the direction of the Administrative Agent, the Collateral Manager shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided, however, that the Administrative Agent may, at any time that a Termination Event or Unrnatured Termination Event has occurred and is continuing, subject to the applicable provisions of this Agreement with respect to the Subscription Collateral, notify any Obligor or any agent under any Agented Loan or Third Party Serviced Loan with respect to any Collateral of the assignment of such Collateral to the Administrative Agent and direct that payments of all amounts due or to become due be made directly to the Administrative Agent and each Purchaser Agent or any Collateral Manager, collection agent or lock-box or other account designated by the Administrative Agent and each Purchaser Agent and, upon such notification and at the expense of the Seller, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4 Collection of Payments.

(a) Collection Efforts; Modification of Collateral. The Collateral Manager will collect, or cause to be collected, all payments called for under the terms and provisions of the Assets (other than the Subscription Collateral) included in the Collateral as and when the same become due in accordance with the Credit and Collection Policy and the Collateral Management Standard, and will follow those collection procedures that it follows with respect to all comparable Collateral that it services for itself or others. The Collateral Manager may not waive, modify or otherwise vary any provision of an item of Collateral in a manner that would impair in any material respect the collectibility of the Collateral or in any manner contrary to the Credit and Collection Policy and the Collateral Management Standard.

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(b) Prepaid Asset. Prior to a Termination Event, the Collateral Manager may not voluntarily permit an Asset (other than the Subscription Collateral) to become a Prepaid Asset in whole or in part, unless (x) the Collateral Manager provides a Substitute Asset in accordance with Section 2.19 or (y) such prepayment will not result in the Collection Account receiving an amount (the “Prepayment Amount”) less than the sum of (a) the Principal Balance (or portion thereof to be prepaid) on the date of such payment, (b) any outstanding Collateral Manager Advances thereon and (c) any accrued and unpaid interest thereon. After a Termination Event has occurred, the Collateral Manager may not voluntarily permit an Asset (other than the Subscription Collateral) to become a Prepaid Asset in whole or in part unless the Collateral Manager collects an amount equal to the sum of (a) the Principal Balance (or portion thereof to be prepaid) on the date of such prepayment, (b) any outstanding Collateral Manager Advances thereon and (c) any accrued and unpaid interest thereon.

(c) Acceleration. If required by the Credit and Collection Policy and the Collateral Management Standard, the Collateral Manager shall accelerate the maturity of all or any Scheduled Payments and other amounts due under any Loan in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Loan becomes a Charged-Off Loan.

(d) Taxes and other Amounts. The Collateral Manager will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to each Asset (other than the Subscription Collateral) to the extent required to be paid to Seller for such application under the Underlying Instruments and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(e) Payments to Concentration Account. On or before the applicable Cut-Off Date, the Collateral Manager shall have instructed all Obligors to make all payments in respect of the Collateral (other than the Subscription Collateral) directly to the Concentration Account, except for the Obligors of Bonds who will be instructed to make payments with respect thereto either to the Concentration Account or to the Custodial Account, provided, however, that the Collateral Manager is not required to so instruct any Obligor which is solely a guarantor unless and until the Collateral Manager calls on the related guaranty.

(f) Accounts. Each of the parties hereto hereby agrees that (i) each Account (other than the Subscription Account) shall be deemed to be a “Securities Account” and (ii) except as otherwise expressly provided herein, the Administrative Agent shall be exclusively entitled to exercise the rights that comprise each Financial Asset held in each Account. Each of the parties hereto

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hereby agrees to cause the Collateral Administrator or any other Securities Intermediary that holds any money or other property for the Seller in an Account to agree with the parties hereto that (A) the Cash and other property (subject to Section 6.4(g) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset under Article 8 of the UCC and (B) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose shall be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially indorsed to, the Seller, unless such Financial Asset has also been indorsed in blank or to the Collateral Administrator or other Securities Intermediary that holds such Financial Asset in such Account.

(g) Underlying Instruments. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Custodian, the Collateral Administrator nor any Securities Intermediary shall be under any duty or obligation in connection with the acquisition by the Seller, or the grant by the Seller to the Administrative Agent, of any Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Seller under the related Underlying Instruments, or otherwise to examine the Underlying Instruments, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan or Bond granted to the Administrative Agent hereunder as custodial agent for the Administrative Agent in accordance with the terms of this Agreement.

(h) Establishment of the Collection Account. The Collateral Manager shall cause to be established, on or before the Closing Date, with the Collateral Administrator, and maintained in the name of the Seller, subject to the Lien of the Administrative Agent, a segregated corporate trust account entitled “Collection Account for NewStar Credit Opportunities Funding I Ltd., subject to the Lien of IXIS Financial Products Inc., as Administrative Agent for the Secured Parties” (the “Collection Account”), and the Collateral Manager shall further cause to be maintained two subaccounts linked to and constituting part of the Collection Account for the purpose of segregating, within two Business Days of the receipt of any Collections, Principal Collections (the “Principal Collections Account”) and Interest Collections (the “Interest Collections Account”), respectively, over which the Collateral Administrator as agent for the Secured Parties shall have control and from which neither the Fund, the Collateral Manager nor the Seller shall have any right of withdrawal except in accordance with Section 2.10(b).

(i) Establishment of the Custodial Account. The Seller shall, prior to the Closing Date, establish at the Collateral Administrator a single, segregated

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trust account which shall be designated as the “Custodial Account”, which shall be held by the Collateral Administrator in trust in the name of Seller, subject to the Lien of the Administrative Agent for the benefit of the Secured Parties and over which the Administrative Agent shall have exclusive control and sole right of withdrawal and into which the Administrative Agent shall from time to time deposit Collateral (other than the Subscription Collateral). All Collateral deposited from time to time in the Custodial Account pursuant to this Agreement shall be held by the Collateral Administrator as part of the Collateral and shall be applied to the purposes herein provided. The Collateral Administrator agrees to give the Seller immediate notice if the Custodial Account or any funds on deposit therein, or otherwise to the credit of the Custodial Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Seller shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with Section 2.10 and Section 2.11.

(j) Adjustments. If (i) the Collateral Manager makes a deposit into the Collection Account in respect of a Collection of an item of Collateral and such Collection was received by the Collateral Manager in the form of a check that is not honored for any reason or (ii) the Collateral Manager makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Collateral Manager shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5 Collateral Manager Advances.

(a) The Collateral Manager shall make Collateral Manager Advances (subject in all cases to Section 6.5(b) with respect to any Nonrecoverable Advances) with respect to all customary, reasonable and necessary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with:

(i) any enforcement, administrative or judicial proceedings, or any necessary legal work or advice specifically related to servicing the Loans, including but not limited to, bankruptcies, condemnations, foreclosures by subordinate lienholders, legal costs associated with preparing powers of attorney, and other legal actions incidental to the servicing of the Assets (provided, that such expenses are reasonable and that the Collateral Manager specifies the Asset(s) to which such expenses relate); and

(ii) all ground rents, taxes, assessments, water rates, sewer rates and other charges, as applicable, that are or may become a Lien upon the Mortgaged Property, and all fire, flood, hazard and other insurance

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coverage (in each case to the extent required to be paid by the Obligor under the Underlying Instruments and to the extent required in this Agreement, including renewal payments).

With respect to any costs described in clauses (i) and (ii) above and to the extent the related Loan File does not provide for escrow payments or the Collateral Manager determines that any such payments have not been made by the related Obligor, the Collateral Manager shall effect timely payment of all such expenses before they become delinquent if the Collateral Manager shall have or should have had knowledge based on the Collateral Management Standard of such nonpayment by the Obligor before it becomes delinquent, and, otherwise, the Collateral Manager shall effect immediate payment of all such expenses which it has knowledge or should have knowledge based on the Collateral Management Standard have become delinquent. The Collateral Manager shall make Collateral Manager Advances from its own funds to effect such payments, but only to the extent it does not deem such an advance, if made, a Nonrecoverable Advance, and shall be reimbursed therefor in accordance with Sections 2.10(a)(ii) and (vii) and Sections 2.1l(a)(ii) and (vii). The Collateral Manager may make Collateral Manager Advances from its own funds to effect Scheduled Payments or if the Collateral Manager shall determine that the payment of any such amount is (i) necessary or appropriate to preserve the Related Property or (ii) would be in the best interest of the Seller and the Secured Parties, then the Collateral Manager may make a Collateral Manager Advance in respect of such amount, but only to the extent that it does not deem such an advance, if made, a Nonrecoverable Advance, and the Collateral Manager shall be reimbursed therefor in accordance with Section 2.10(a)(ii) and (vii) and Section 2.1l(a)(ii) and (vii). The Collateral Manager will deposit any Collateral Manager Advances relating to Scheduled Payments into the Collection Account on or prior to 9:00 a.m. on the Business Day prior to the related Distribution Date, in immediately available funds.

(b) Notwithstanding anything to the contrary set forth herein, the Collateral Manager shall not be required to make any Collateral Manager Advance that it determines in its reasonable, good faith judgment would constitute a Nonrecoverable Advance; provided, however, that the Collateral Manager may make a Collateral Manager Advance notwithstanding that, at the time such Collateral Manager Advance is made, the Collateral Manager may not have adequate information available in order to make a determination whether or not such advance would, if made, be a Nonrecoverable Advance. In addition, Nonrecoverable Advances (including any Collateral Manager Advances made pursuant to the proviso of the preceding sentence which are ultimately determined to be Nonrecoverable Advances) shall be reimbursable in accordance with Section 2.10(a)(vii) and Section 2.11(a)(vii).

Section 6.6 Realization upon Related Property of Charged-Off Loans; REO Property.

(a) Realization upon Mortgaged Property of Charged-Off Loans. The Collateral Manager will use reasonable efforts consistent with the Collateral Management Standard to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Related Property relating to a

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Charged-Off Loan as to which no satisfactory arrangements can be made for collection of delinquent payments. The Collateral Manager will comply with the Credit and Collection Policy, the Collateral Management Standard and Applicable Law in realizing upon such Related Property, which practices and procedures may include reasonable efforts to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Related Property at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary, the Collateral Manager may cause the sale of any such Related Property to the Collateral Manager or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Collateral Manager delivered to the Administrative Agent setting forth the Asset, the Related Property, the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property. In any case in which any such Related Property has suffered damage, the Collateral Manager will not expend funds in connection with any repair or toward the foreclosure or repossession of such Related Property unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Collateral Manager will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property relating to a Charged-Off Loan.

(b) Realization on REO Property. Title to any REO Property shall be taken in the name of an REO Subsidiary which will enter into a joinder agreement or mortgage whereby such REO Property will be subjected to a Lien and security interest in favor of the Administrative Agent for the benefit of the Secured Parties hereunder. The Collateral Manager shall use its reasonable efforts to sell any REO Property as soon as practicable with due consideration to the Collateral Management Standard, and shall act in accordance with the Collateral Management Standard in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. The Collateral Manager may auction the REO Property to the highest bidder (which may be the Collateral Manager) in accordance with the Collateral Management Standard. The Collateral Manager shall give the Administrative Agent not less than five days’ prior written notice of its intention to sell any REO Property, and in respect of such sale, the Collateral Manager shall offer such REO Property in a commercially reasonable manner. Where any Interested Person is among those bidding with respect to an REO Property, the Collateral Manager shall require that all bids be submitted in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. If the Collateral Manager intends to bid on any REO Property, (i) the Collateral Manager shall notify the Administrative Agent of such intent, (ii) the Collateral Manager shall obtain an Appraisal of such REO Property and (iii) the Collateral Manager shall not bid less than the fair market value set forth in such Appraisal.

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(c) No Recourse. Any sale of an REO Property shall be without recourse to, or representation or warranty by, the Collateral Custodian, the Fund, the Collateral Manager, the Seller or the related REO Subsidiary.

(d) Limitation of Sales and Purchases. The Collateral Manager may sell or purchase, or permit the sale or purchase of, REO Property only on the terms and subject to the conditions set forth in this Section 6.6.

Section 6.7 Maintenance of Insurance Policies.

(a) Other than with respect to Third Party Serviced Loans, the Collateral Manager shall use its best efforts to cause each Obligor required to do so pursuant to the related Underlying Instruments to maintain in respect of the related Mortgaged Property all insurance coverage as is required under the related Mortgage; provided, that if any Mortgage permits the holder thereof to dictate to the Obligor the insurance coverage to be maintained on such Mortgaged Property, the Collateral Manager shall impose such insurance requirements as are consistent with the Collateral Management Standard and the Credit and Collection Policy. If an Obligor fails to maintain such insurance, the Collateral Manager shall (to the extent available at commercially reasonable terms as reasonably determined by the Collateral Manager, which shall be entitled to rely on an opinion of counsel or insurance consultants in making such determination) obtain such insurance (which may be through a master or single interest policy) and the cost (including any deductible relating to such insurance and any out-of-pocket cost incurred by the Collateral Manager in obtaining advice of counsel or insurance consultants) of such insurance (or in the case of a master or single interest policy, the incremental cost (including any deductible relating to such insurance) of such insurance relating to the specific Mortgaged Property), shall be a Collateral Manager Advance and shall be reimbursable to the Collateral Manager in accordance with Section 2.10(a)(ii) and (vii) and Section 2.1l(a)(ii) and (vii); provided, that the Collateral Manager shall not be required to incur any such cost if such Collateral Manager Advance would constitute a Nonrecoverable Advance. The Collateral Manager shall also cause to be maintained for each REO Property (to the extent available at commercially reasonable terms) no less insurance coverage than was previously required of the Obligor under the related Mortgage or as is consistent with the Collateral Management Standard and the Credit and Collection Policy.

(b) If at any time a Mortgaged Property is located in an area identified in the Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards or it becomes located in such area by virtue of remapping conducted by such agency (and flood insurance has been made available), the Collateral Manager shall, if and to the extent that the Loan requires the Obligor or permits the mortgagee to require the Obligor to do so, use its best efforts to cause the related Obligor to maintain a flood insurance policy meeting the requirements of the current guideline of the Federal Insurance Administration in the maximum

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amount of insurance coverage available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended, unless otherwise specified by the related Loan. If (i) the Obligor is required by the terms of the Loan to maintain such insurance (or becomes obligated by virtue of the related Mortgaged Property becoming located in such area by virtue of such remapping) or (ii) the terms of the Loan permit the mortgagee to require the Obligor to obtain such insurance, the Collateral Manager shall promptly notify the Obligor of its obligation to obtain such insurance. If the Obligor fails to obtain such flood insurance within 120 days of such notification, the Collateral Manager shall obtain such insurance, the cost of which shall be a Collateral Manager Advance and shall be reimbursable to the Collateral Manager in accordance with Section 2.10(a)(ii) and (vii) and Section 2.11(a)(ii) and (vii); provided, that the Collateral Manager shall not be required to incur any such cost if such Collateral Manager Advance would constitute a Nonrecoverable Advance.

(c) All Insurance Policies maintained by the Collateral Manager shall (i) contain “standard” mortgagee clause, with loss payable to the Collateral Manager on behalf of the Secured Parties (in the case of insurance maintained in respect of Loans other than REO Properties), (ii) be in the name of the Collateral Manager on behalf of the Secured Parties in the case of insurance maintained in respect of REO Properties, (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing the Mortgaged Property or the REO Property, as applicable, or (y) the outstanding principal balance owing on the related Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Loan documents), (v) be noncancellable without 30 days’ prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Collateral Manager under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Obligor, in each case in accordance with Applicable Law, the terms of the related Underlying Instruments and the Collateral Management Standard) shall be deposited in the Collection Account. Any cost incurred by the Collateral Manager in maintaining any such insurance shall not, for purposes hereof, be added to the outstanding principal balance of the related Loan, notwithstanding that the terms of such Loan so permit, but shall be reimbursable by the Collateral Manager as a Collateral Manager Advance in accordance with Section 2.10(a)(ii) and (vii) and Section 2.11(a)(ii) and (vii).

(d) If the Collateral Manager obtains and maintains with a Qualified Insurer a blanket policy insuring against hazard losses on all of the Mortgaged Properties and/or REO Properties for which it is responsible to cause the

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maintenance of insurance hereunder, then, to the extent such policy provides protection equivalent to the individual policies otherwise required, the Collateral Manager, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on such Mortgaged Properties and/or REO Properties. Such policy may contain a deductible clause (not in excess of a customary amount), in which case the Collateral Manager shall, if there shall not have been maintained on a Mortgaged Property or an REO Property a hazard insurance policy complying with the requirements of this Section 6.7, and there shall have been one or more losses which would have been covered by such policy, promptly deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Collateral Management Standard. The Collateral Manager agrees to prepare and present, on behalf of itself, the Administrative Agent, each Purchaser Agent and the Secured Parties, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

(e) If the Collateral Manager causes any Mortgaged Property or REO Property to be covered by a master force placed insurance policy issued by a Qualified Insurer, which provides protection equivalent to the individual policies otherwise required, the Collateral Manager shall conclusively be deemed to have satisfied its obligations to cause hazard insurance to be maintained on such Mortgaged Properties and/or REO Properties. Such policy may contain a deductible clause, in which case the Collateral Manager shall, in the event that (i) there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of this Section 6.7, and (ii) there shall have been one or more losses which would have been covered by such a policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under such policy because of such deductible to the extent that any such deductible exceeds the deductible limitation that pertained to the related Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Collateral Management Standard. The Collateral Manager agrees to prepare and present, on behalf of itself, the Administrative Agent, each Purchaser Agent and the Secured Parties, claims under any such blanket policy maintained by it in a timely fashion in accordance with the terms of such policy.

(f) The Collateral Manager shall maintain any required insurance coverage hereunder during any servicing transition in order to prevent a lapse in insurance coverage.

(g) Errors and Omissions and Fidelity Coverage. The Collateral Manager shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy with a Qualified Insurer covering the

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Collateral Manager’s officers and employees in connection with its activities under this Agreement in an amount not less than $2,000,000. Coverage of the Collateral Manager under a policy or bond obtained by an Affiliate of the Collateral Manager and providing the coverage required by this Section 6.7(g) shall satisfy the requirements of this Section 6.7(g).

Section 6.8 Enforcement of “Due-on-Sale” Clauses; Assumption Agreements.

(a) To the extent any Loan contains an enforceable “due-on-sale” or “due-on-encumbrance” clause, the Collateral Manager shall enforce such clause unless the Collateral Manager determines in accordance with the Collateral Management Standard that it would be in the best interest of the Secured Parties to waive any such clause. If the Collateral Manager is unable to enforce any such “due-on-sale” or “due-on-encumbrance” clause or if no such clause is applicable or the Collateral Manager determines that such clause should be waived, the Collateral Manager shall enter into an assumption agreement with the Person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the promissory note and, to the extent permitted by Applicable Law and the related Mortgage, the Obligor remains liable thereon. The Collateral Manager is also authorized to enter into a substitution of liability agreement with such Person, pursuant to which the original Obligor is released from liability and such Person is substituted as the Obligor and becomes liable under the promissory note; provided, however, that such substitute Obligor must satisfy the requirements, if any, set forth in the related Underlying Instruments as a condition to approval of a Seller on a new Loan substantially similar to such Loan; and provided, further, that, if such original Obligor was required to be a “single purpose entity,”‘ such substitute Obligor shall be required, but only in such circumstances, to be a “single purpose entity.”

(b) To the extent any Loan contains a clause granting a right of assumption to a qualified substitute Obligor upon the sale, conveyance or transfer of the related Mortgaged Property, the Collateral Manager shall enter into an assumption agreement with such qualified substitute Obligor, pursuant to which such substitute Obligor becomes liable under the promissory note. If any Person other than the Obligor has, pursuant to the related Underlying Instruments, undertaken to indemnify the mortgagee and, in connection with an assumption of the type referred to in the preceding sentence, the related Underlying Instruments permit a substitution of such third party indemnitor by a qualified substitute indemnitor, the Collateral Manager shall enter into an assumption of liability agreement with such qualified substitute indemnitor, pursuant to which such substitute indemnitor becomes liable under the relevant indemnification obligations. The Collateral Manager is also authorized to enter into a substitution of liability agreement with such substitute Obligor, pursuant to which the original Obligor is released from liability and such substitute Obligor is substituted as the Obligor and becomes liable under the promissory

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note; provided, however, that, such substitute Obligor must satisfy the requirements, if any, set forth in the related Underlying Instruments or the underwriting requirements customarily imposed by the Collateral Management Standard and the Credit and Collection Policy as a condition to approval of a Seller an a new Loan substantially similar to such Loan.

(c) The Collateral Manager shall retain as additional servicing compensation any fee collected for entering into an assumption or substitution of liability agreement.

(d) Notwithstanding the foregoing or any other provision of this Agreement, the Collateral Manager shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any conveyance by an Obligor of a Mortgaged Property or any assumption of a Loan by operation of Applicable Law that the Collateral Manager in good faith determines it may be restricted by Applicable Law from preventing.

Section 6.9 [Reserved.]

Section 6.10 [Reserved.]

Section 6.11 Servicing Compensation.

As compensation for its servicing activities hereunder and reimbursement for its expenses, the Collateral Manager shall be entitled to receive the Collateral Manager Fee provided that it shall be entitled to receive such fee from Collections only to the extent of funds available therefor pursuant to the provisions of Section 2.10(a)(iii) or Section 2.11(a)(iii), as applicable.

Section 6.12 Payment of Certain Expenses by Collateral Manager.

The Collateral Manager will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Collateral Manager, expenses incurred by the Collateral Manager in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Seller, but excluding Collateral Manager Advances and Liquidation Expenses incurred as a result of activities contemplated by Section 6.6; provided, however, for avoidance of doubt, to the extent Collateral Manager Advances and Liquidation Expenses relate to a Loan and a Retained interest such Liquidation Expenses shall be allocated pro rata. The Collateral Manager will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Accounts and the Concentration Account. The Collateral Manager shall be required to pay such expenses for its own account and shall not be entitled to any payment by the Seller therefor other than the Collateral Manager Fee.

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Section 6.13 Reports.

(a) Borrowing Notice. On each Funding Date, on each reduction of Advances Outstanding pursuant to Section 2.5(b) and on each reinvestment of Principal Collections pursuant to Section 2.10(b), the Seller (and the Collateral Manager on its behalf) will provide a Borrowing Notice, updated as of such date, to the Administrative Agent and each Purchaser Agent (with a copy to the Collateral Administrator and the Collateral Custodian).

(b) Calculation of Availability. The Collateral Manager shall, on and as of each Measurement Date, recalculate the amount of the Availability and provide written notice of such recalculated Availability to the Administrative Agent and each Purchaser Agent. The Administrative Agent shall independently confirm the calculations of the Collateral Manager; provided, that in the event of a disagreement or dispute with the Collateral Manager as to the amount of the Availability, the calculations of the Administrative Agent shall be binding on the parties hereto absent manifest error.

(c) Collateral Manager Report. On each Reporting Date, the Collateral Manager will provide to the Seller, the Administrative Agent, each Purchaser Agent, the Collateral Administrator, the Backup Collateral Manager and any Liquidity Bank, a monthly statement determined as of the related Determination Date (a “Collateral Manager Report”), signed by a Responsible Officer of the Collateral Manager and the Seller and substantially in the form of Exhibit C hereto (as such form may be amended from time to time by such changes as are mutually agreeable to the Collateral Manager, the Backup Collateral Manager, the Administrative Agent and the Collateral Administrator) and, in addition, a Borrowing Base calculated as of the most recent Measurement Date. On the date that is five Business Days prior to each Reporting Date, the Collateral Manager will provide to the Backup Collateral Manager the Collateral Manager Report for its review and verification pursuant to Section 7.2(b)(i).

(d) Collateral Manager’s Certificate. Together with each Collateral Manager Report, the Collateral Manager shall submit to the Administrative Agent, each Purchaser Agent, the Backup Collateral Manager and any Liquidity Bank, a certificate (a “Collateral Manager’s Certificate”) signed by a Responsible Officer of the Collateral Manager and substantially in the form of Exhibit J.

(e) Financial Statements. The Collateral Manager will submit to the Administrative Agent, each Purchaser Agent, each Purchaser, the Collateral Administrator and the Backup Collateral Manager and any Liquidity Bank, (i) within 45 days after the end of each of its fiscal quarters (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing September 30, 2005, consolidated unaudited financial statements of the Collateral Manager and the Fund for the most recent fiscal quarter, and (ii) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2005, consolidated audited financial statements of the Collateral Manager and the Fund, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

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(f) Tax Returns. Upon demand by the Administrative Agent, each Purchaser Agent, any Liquidity Bank or the Backup Collateral Manager, the Collateral Manager shall deliver copies of all federal, state and local Tax returns and reports filed by the Seller, the Fund and the Collateral Manager, or in which the Seller, the Fund or the Collateral Manager was included on a consolidated or combined basis (excluding sales, use and like taxes).

(g) Upon request by the Administrative Agent, on each Measurement Date, the Collateral Manager shall deliver to the Administrative Agent and the Backup Collateral Manager a copy of the most recent securities remittance certificate with respect to each Bond received by it (each, a “Securities Remittance Certificate”).

(h) On each Reporting Date, the Collateral Manager will provide to the Seller, the Administrative Agent, each Purchaser Agent, the Backup Collateral Manager and any Liquidity Bank, copies of (i) any surveillance report issued by the Commercial Mortgage Securities Association with respect to a Bond, (ii) a status report with respect to Delinquent Loans, (iii) any watch lists or comparative financial status reports with respect to the Collateral and (iv) any Rating Agency shadow rating letters with respect to each Asset.

(i) Upon demand by the Administrative Agent, any Purchaser Agent or any Liquidity Bank, the Seller and the Collateral Manager shall deliver any financial statements and credit analysis for each Obligor.

(j) Reporting Relating to Investors. The Fund shall deliver to the Administrative Agent and each Purchaser Agent, (i) promptly upon the receipt thereof, copies of all financial statements, reports and other material information and other material correspondence sent to or received by the Fund from the Investors relating to Capital Commitments, Capital Calls or the Investors’ funding obligation, including, without limitation, notices of default and any notice containing any reference to misconduct of the Fund and (ii) any other information with respect to the Investors reasonably requested by the Administrative Agent.

(k) Other Reporting. The Fund shall deliver to the Administrative Agent and each Purchaser Agent, simultaneously with delivery to the Investors, copies of all other financial statements, appraisal reports, notices, and other matters at any time or from time to time prepared by the Fund and furnished to the Investors, including, without limitation, any notice of default, notice of election or exercise of any rights or remedies with respect to Capital Calls, Capital Commitments, Unfunded Capital Commitments and Capital Contributions under the Subscription Agreements, any Investor Letter or the Constituent Documents of the Fund, or any notices relating in any way to any Investor’s Capital Commitment, and any notice relating in any way to the misconduct of the Fund.

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(l) Investor Financial and Rating Information. The Fund shall request from each Investor financial information required under the applicable Investor Letter as agreed from time to time with the Administrative Agent, and shall, upon receipt of such information, promptly deliver same to the Administrative Agent or shall promptly notify the Administrative Agent of its failure to timely obtain such information. The Fund will promptly notify the Administrative Agent in writing (but in no event later than five Business Days) after becoming aware of any decline in the rating of any Investor, or decline in the capital status of any Investor that is a bank holding company.

Section 6.14 Annual Statement as to Compliance.

The Collateral Manager will provide to the Administrative Agent, each Purchaser Agent, the Backup Collateral Manager and the Collateral Administrator, within 90 days following the end of each fiscal year of the Collateral Manager, commencing with the fiscal year ending on December 31, 2005, a fiscal report signed by a Responsible Officer of the Collateral Manager certifying that (a) a review of the activities of the Collateral Manager, and the Collateral Manager’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Collateral Manager has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Collateral Manager Default has occurred and is continuing.

Section 6.15 Annual Independent Public Accountant’s Reports.

The Collateral Manager will cause a firm of nationally recognized independent public accountants to furnish to the Administrative Agent, each Purchaser Agent, the Collateral Custodian, the Collateral Administrator and the Backup Collateral Manager on an annual basis: (i) a report relating to the respective Due Period to the effect that (a) such firm has reviewed certain documents and records relating to the servicing of the Collateral, and (b) based on such examination, such firm is of the opinion that the Collateral Manager Reports for such period were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such period to the effect that such accountants have applied certain agreed-upon procedures (which procedures are attached hereto as Schedule IX to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Collateral Manager Reports and the Collateral Manager’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.16 Limitation on Liability of the Collateral Manager and Others.

Except as provided herein, the Collateral Manager shall not be under any liability to the Administrative Agent, each Purchaser Agent, the Secured Parties or any other Person for any action taken or for refraining from taking any action pursuant to this Agreement whether arising

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from express or implied duties under this Agreement; provided, however, notwithstanding anything to the contrary contained herein, nothing shall protect the Collateral Manager against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.17 The Collateral Manager Not to Resign.

The Collateral Manager shall not resign from the obligations and duties hereby imposed on it except upon the Collateral Manager’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Manager could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent, each Purchaser Agent and the Collateral Administrator and Backup Collateral Manager. No such resignation shall become effective until a Successor Collateral Manager shall have assumed the responsibilities and obligations of the Collateral Manager in accordance with Section 6.2.

Section 6.18 Collateral Manager Defaults.

If any one of the following events (a “Collateral Manager Default”) shall occur and be continuing:

(a) any failure by the Collateral Manager to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Collections) as required by this Agreement which continues unremedied for a period of two Business Days;

(b) any failure on the part of the Collateral Manager duly to observe or perform in any material respect any other covenants or agreements of the Collateral Manager set forth in this Agreement or the other Transaction Documents to which the Collateral Manager is a party (including, without limitation, any material delegation of the Collateral Manager’s duties that is not permitted by Section 6.1) and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or any Purchaser Agent and (ii) the date on which a Responsible Officer (of the Collateral Manager acquires knowledge thereof;

(c) the failure of the Collateral Manager to make any payment when due (after giving effect to any related grace period) with respect to any recourse debt or other obligations, which debt or other obligations are in excess of United States $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations, whether or not waived, which failure or occurrence, in the judgment of the Administrative Agent, could be expected to have a material

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adverse effect on the Assets generally or any material portion of the Assets or the ability of the Collateral Manager to perform its obligations under this Agreement or any Transaction Document

(d) an Insolvency Event shall occur with respect to the Collateral Manager;

(e) the Collateral Manager fails in any material respect to comply with the Credit and Collection Policy and the Collateral Management Standard regarding the servicing of the Collateral and the same continues unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or any Purchaser Agent and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(f) as of any Determination Date, the Average Portfolio Charged-Off Ratio exceeds 3.5%;

(g) the Collateral Manager consents or agrees to, or otherwise permits to occur, under circumstances in which the Collateral Manager could have reasonably prevented the occurrence thereof, any material amendment, modification, change, supplement or rescission (any of the foregoing an “amendment” for purposes of this Section 6.18(g)) of or to the Credit and Collection Policy (after the adoption of same) in whole or in part that could have a Material Adverse Effect on the Collateral, the Administrative Agent, any Purchaser Agent or the other Secured Parties, without the prior written consent of the Administrative Agent and each Purchaser Agent which amendment shall remain in effect for a period of ten Business Days after notice thereof is delivered to the Administrative Agent (which notice shall be delivered within seven days after the effectiveness of such amendment) and the Administrative Agent shall not have delivered a written consent thereto during such ten Business Day period; provided, however, that such prior written consent shall not be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority;

(h) the Company or an Affiliate thereof shall cease to be the Collateral Manager;

(i) the occurrence or existence of any change with respect to the Collateral Manager which has a Material Adverse Effect;

(j) the Company fails to maintain the aggregate of its GAAP stockholders’ equity and subscribed stockholders’ equity in an amount equal to at least 80% of the initial committed equity, as increased by (i) 80% of the proceeds of any equity offerings of the Company consummated after the Closing Date, and (ii) 50% of cumulative positive net income earned by the Company after the Closing Date;

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(k) any failure by the Collateral Manager to deliver any required Collateral Manager Report or other Required Reports hereunder on or before the date occurring two Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(1) any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Administrative Agent, any Purchaser Agent or the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or any Purchaser Agent and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;

(m) [Reserved];

(n) any financial or other information reasonably requested by the Administrative Agent, any Purchaser Agent, any Liquidity Bank or any purchaser is not provided as requested within a reasonable amount of time following such request;

(o) the rendering against the Collateral Manager of one or more final judgments, decrees or orders for the payment of money in excess of United States $7,500,000, individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;

(p) any change in the management of the Collateral Manager (whether by resignation, termination, disability, death or lack of day to day management) relating to any four of Tim Conway, Buck Burnaman, Tim Shoyer, Peter Schmidt-Fellner, Bill Mallon, John Frishkopf, Bob Clemmens and Dan Adkinson, or any failure by any four of the aforementioned Persons to provide active and material participation in the Collateral Manager’s daily activities including, but not limited to, general management, underwriting, and the credit approval process and credit monitoring activities, which no later than 60 days after the occurrence of any event specified above is not cured by the Collateral Manager hiring a reputable, experienced individual reasonably satisfactory to the Administrative Agent and each Purchaser Agent to replace the Person who is no longer actively participating in the management of the Collateral Manager or which is not waived in writing by the Administrative Agent and each Purchaser Agent; provided, however, that time relating to an individual’s vacation within the Collateral Manager’s employee policy and customary industry standards shall not constitute lack of day to day management or failure to provide active and material participation in the Collateral Manager’s daily activities;

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(q) any change in the control of the Collateral Manager that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.4(b); or

(r) the unpaid outstanding face amount of the $100,000,000 Delayed Draw Extendible Senior Secured Notes due 2008 of the Company (the “Fortress Notes”) has been declared due and payable in full following the occurrence of an event of default with respect to the Fortress Notes and, in the judgment of the Administrative Agent, such event could be expected to have a material adverse effect on the Assets generally or any material portion of the Assets or the ability of the Collateral Manager to perform its obligations under this Agreement or any Transaction Document.

then notwithstanding anything herein to the contrary, so long as any such Collateral Manager Default shall not have been remedied within any applicable cure period prior to the date of the Collateral Manager Termination Notice (defined below), the Administrative Agent, by written notice to the Collateral Manager (with a copy to the Collateral Administrator and Backup Collateral Manager) (a “Collateral Manager Termination Notice”), may terminate all of the rights and obligations of the Collateral Manager as Collateral Manager under this Agreement.

Section 6.19 Appointment of Successor Collateral Manager.

(a) On and after the receipt by the Collateral Manager of a Collateral Manager Termination Notice pursuant to Section 6.18, the Collateral Manager shall continue to perform all servicing functions under this Agreement until the date specified in the Collateral Manager Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Collateral Manager Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Collateral Manager and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.10 or Section 2.11, as applicable, the Collateral Manager Fee therefor until such date, together with the sum of (i) an amount equal to all unreimbursed Nonrecoverable Advances made by such Collateral Manager which remain outstanding as of such date plus (ii) an amount equal to any unreimbursed Collateral Manager Advances (but solely to the extent of Collections received from time to time in respect of the Asset for which such Collateral Manager Advance was made) which remain outstanding as of such date. The Administrative Agent may at the time described in the immediately preceding sentence in its sole discretion, appoint the Backup Collateral Manager as the Collateral Manager hereunder, and the Backup Collateral Manager shall on such date assume all obligations of the Collateral Manager hereunder, and all authority and power of the Collateral Manager under this Agreement shall pass to and be vested in the Backup Collateral Manager. As compensation therefor, the Backup Collateral Manager shall be entitled to the Collateral Manager Fee, together with other servicing compensation in the form

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of assumption fees, late payment charges or otherwise as provided herein; including, without limitation, Transition Expenses. In the event that the Administrative Agent does not so appoint the Backup Collateral Manager, there is no Backup Collateral Manager or the Backup Collateral Manager is unable to assume such obligations on such date, the Administrative Agent shall as promptly as possible appoint a successor Collateral Manager (the “Successor Collateral Manager”), and such Successor Collateral Manager shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent and each Purchaser Agent. In the event that a Successor Collateral Manager has not accepted its appointment at the time when the Collateral Manager ceases to act as Collateral Manager, the Administrative Agent shall petition a court of competent jurisdiction to appoint any established financial institution, having a net worth of not less than United States $50,000,000 and whose regular business includes the servicing of Collateral, as the Successor Collateral Manager hereunder.

(b) Upon its appointment, the Backup Collateral Manager (subject to Section 6.19(a)) or the Successor Collateral Manager, as applicable, shall be the successor in all respects to the Collateral Manager with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Collateral Manager by the terms and provisions hereof, and all references in this Agreement to the Collateral Manager shall be deemed to refer to the Backup Collateral Manager or the Successor Collateral Manager, as applicable; provided, however, that the Backup Collateral Manager or Successor Collateral Manager, as applicable, shall have (i) no liability with respect to any action performed by the terminated Collateral Manager prior to the date that the Backup Collateral Manager or Successor Collateral Manager, as applicable, becomes the successor to the Collateral Manager or any claim of a third party based on any alleged action or inaction of the terminated Collateral Manager, (ii) no obligation to perform any advancing obligations, if any, of the Collateral Manager unless it elects to in its sole discretion, (iii) no obligation to pay any taxes required to be paid by the Collateral Manager (provided, that the Backup Collateral Manager or Successor Collateral Manager, as applicable, shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Collateral Manager indemnification obligations of any prior Collateral Manager, including the original Collateral Manager. The indemnification obligations of the Backup Collateral Manager or the Successor Collateral Manager, as applicable, upon becoming a Successor Collateral Manager, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Backup Collateral Manager or Successor Collateral Manager, as applicable, shall have no liability relating to the representations and warranties of the Collateral Manager contained in Article IV. Further, for so long as the Backup Collateral Manager shall be the Successor Collateral Manager, the provisions of Section 2.16, Section 2.17(b), Section 2.17(e) and Section 13.9 of this Agreement shall not apply to it in its capacity as Collateral Manager.

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(c) All authority and power granted to the Collateral Manager under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Seller and, without limitation, the Seller is hereby authorized and empowered to execute and deliver, on behalf of the Collateral Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Collateral Manager agrees to cooperate with the Seller in effecting the termination of the responsibilities and rights of the Collateral Manager to conduct servicing of the Collateral.

(d) Upon the Backup Collateral Manager receiving notice that it is required to serve as the Collateral Manager hereunder pursuant to the foregoing provisions of this Section 6.19, the Backup Collateral Manager will promptly begin the transition to its role as Collateral Manager. In the event the Backup Collateral Manager declines to continue to act as Collateral Manager hereunder, the Backup Collateral Manager shall solicit, by public announcement, bids from banks, specialty finance companies, asset managers, mortgage servicing institutions meeting the qualifications set forth in Section 6.19(a). Such public announcement shall specify that the Successor Collateral Manager shall be entitled to the full amount of the Collateral Manager Fee as servicing compensation, together with the other servicing compensation in the form of assumption fees, late payment charges or otherwise that accrued prior thereto. Within 30 days after any such public announcement, the Backup Collateral Manager shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to a qualified party acceptable to the Administrative Agent submitting a qualifying bid. The Backup Collateral Manager shall deduct from any sum received by the Backup Collateral Manager from the successor to the Collateral Manager in respect of such sale, transfer and assignment, all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Collateral Manager Advances. After such deductions, the remainder of such sum shall be paid by the Backup Collateral Manager to the Collateral Manager at the time of such sale, transfer and assignment to the Collateral Manager’s successor. If no bid from a qualified potential Successor Collateral Manager is received or if no sale, transfer and assignment of the servicing rights and responsibilities hereunder shall have been concluded within 30 days after such public announcement, Backup Collateral Manager may, in its discretion, appoint, or petition a court of competent jurisdiction to appoint, any established servicing institution as the successor to the Collateral Manager hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Collateral Manager hereunder. As compensation, any Successor Collateral Manager (including, without limitation, the Administrative Agent) so appointed shall be entitled to receive the Collateral Manager Fee, together with any other servicing compensation in the form of

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assumption fees, late payment charges or otherwise as provided herein that accrued prior thereto, including, without limitation, Transition Expenses. The Backup Collateral Manager and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. No appointment of a successor to the Collateral Manager hereunder shall be effective until written notice of such proposed appointment shall have been provided by the Backup Collateral Manager to the Administrative Agent and each Purchaser Agent and the Backup Collateral Manager shall have consented thereto. The Backup Collateral Manager shall not resign as Collateral Manager until a Successor Collateral Manager has been appointed and accepted such appointment. Notwithstanding anything to the contrary contained herein, in no event shall U.S. Bank in any capacity or the Backup Collateral Manager, be liable for any Collateral Manager Fee or for any differential in the amount of the Collateral Manager Fee paid hereunder and the amount necessary to induce any Successor Collateral Manager under this Agreement and the transactions set forth or provided for by this Agreement.

ARTICLE VII

THE COLLATERAL ADMINISTRATOR

AND BACKUP COLLATERAL MANAGER

Section 7.1 Designation of the Collateral Administrator and the Backup Collateral Manager.

(a) Initial Collateral Administrator and the Backup Collateral Manager. The collateral administration and the backup servicing roles with respect to the Collateral shall be conducted by the Persons designated as Collateral Administrator and Backup Collateral Manager, respectively, hereunder from time to time in accordance with this Section 7.1. Until the Administrative Agent shall give to U.S. Bank or Lyon, as applicable, a Collateral Administrator Termination Notice and/or a Backup Collateral Manager Termination Notice, respectively, U.S. Bank is hereby designated as, and hereby agrees to perform the duties and obligations of the collateral administrator and Lyon is hereby designated as, and hereby agrees to perform the duties and obligations of, the Backup Collateral Manager pursuant to the terms hereof.

(b) Successor Collateral Administrator; Successor Backup Collateral Manager. Upon the Collateral Administrator’s receipt of a Collateral Administrator Termination Notice from the Administrative Agent of the designation of a replacement Collateral Administrator pursuant to the provisions of Section 7.5, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Upon the Backup Collateral Manager’s receipt of a Backup Collateral Manager Termination Notice from the Administrative Agent of the designation of a replacement Backup Collateral

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Manager pursuant to the provisions of Section 7.5, the Backup Collateral Manager agrees that it will terminate its activities as Backup Collateral Manager hereunder.

Section 7.2 Duties of the Collateral Administrator and the Backup Collateral Manager.

(a) Appointment. The Seller and the Administrative Agent, as agent for the Secured Parties, each hereby appoints U.S. Bank to act as Collateral Administrator and Backup Collateral Manager, for the benefit of the Administrative Agent, each Purchaser Agent and the Secured Parties, as from time to time designated pursuant to Section 7.1. Each of the Collateral Administrator and Backup Collateral Manager hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5, the Collateral Administrator and Backup Collateral Manager shall perform, on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) Provided that it receives the Collateral Manager Report on or before the fifth Business Day preceding the Reporting Date, prior to the related Distribution Date, the Backup Collateral Manager shall review the Collateral Manager Report and confirm, based solely on the asset level information provided to it by the Collateral Manager pursuant to Section 6.2(f), that such Collateral Manager Report is complete on its face and that the following items in such Collateral Manager Report have been accurately calculated, if applicable, and reported: (A) the Borrowing Base, (B) the Collateral Administrator and Backup Collateral Manager Fee, (C) the Assets that are current and not past due, (D) the Assets that are 1 - 30 days past due, (E) the Assets that are 31 - 60 days past due, (F) the Assets that are 61 - 90 days past due, (G) the Assets that are 90+ days past due, (H) the Average Pool Delinquency Ratio, (I) the Average Pool Charged-Off Ratio, (J) the Average Portfolio Charged-Off Ratio, (K) the Principal Collateral Value, (L) the Availability, (M) the Maximum Availability and (N) the Subscription Advance Availability. The Backup Collateral Manager by a separate written report shall notify the Administrative Agent and the Collateral Manager of any disagreements with the Collateral Manager Report based on such review not later than the Business Day preceding such Distribution Date to such Persons.

(ii) If the Collateral Manager disagrees with the report provided under paragraph (i) above by the Backup Collateral Manager or if the Collateral Manager has not reconciled such discrepancy, the Backup Collateral Manager agrees to confer with the Collateral Manager to resolve such disagreement on or prior to the next succeeding Determination Date

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and shall settle such discrepancy with the Collateral Manager if possible, and notify the Administrative Agent of the resolution thereof. The Collateral Manager hereby agrees to cooperate at its own expense with the Backup Collateral Manager in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under paragraph (i) above by the Backup Collateral Manager, such discrepancy is not resolved, the Backup Collateral Manager shall promptly notify the Administrative Agent of the continued existence of such discrepancy. Following receipt of such notice by the Administrative Agent, the Collateral Manager shall deliver to the Administrative Agent, the Secured Parties and the Backup Collateral Manager no later than the related Distribution Date a certificate describing the nature and amount of such discrepancies and the actions the Collateral Manager proposes to take with respect thereto.

(c) Additional Duties. On or before the initial Funding Date, and until its removal pursuant to Section 7.5 (after which the successor Collateral Administrator shall perform the duties of the Collateral Administrator and Backup Collateral Manager hereunder), the Collateral Administrator and Backup Collateral Manager, as indicated, shall perform, on behalf of the Seller and the Collateral Manager, the following duties and obligations:

(i) No later than 11 a.m. on each Business Day, the Collateral Administrator shall deliver to the Collateral Manager and the Backup Collateral Manager either via e-mail or via the Collateral Administrator’s Internet website a daily “cash availability report” which will detail all cash receipts with respect to the Assets received as of the close of business of the prior Business Day, identifying which portion thereof constitutes Interest Collections, which portion thereof constitutes Principal Collections and any other amounts received not classified as either Interest Collections or Principal Collections. No later than the close of business on the Business Day the Collateral Manager receives such a daily cash availability report, the Collateral Manager shall review the same and identify any discrepancies between the cash receipts shown on the Collateral Administrator’s daily cash availability report and the cash receipts relating to the Assets shown on the WSO System. Thereafter the Collateral Administrator and the Collateral Manager will cooperate to promptly resolve any discrepancies.

(ii) The Backup Collateral Manager shall maintain all necessary or appropriate records, operating procedures and systems with respect to its duties under this Agreement and shall provide with reasonable promptness such additional reports and information (which information is reasonably available to the Backup Collateral Manager) as may be reasonably requested from time to time by the Collateral Manager.

(iii) The Collateral Administrator shall make payments pursuant to the terms of the Collateral Manager Report in accordance with Section 2.10 and Section 2.11 (the “Payment Duties”).

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(d) Establishment of the Holding Account. The Collateral Administrator shall cause to be established, on or before the Closing Date, with and in the name of the Collateral Administrator, a segregated corporate trust account entitled “Holding Account for NewStar Credit Opportunities Funding I Ltd.” (the “Holding Account”) for the purpose of receiving and disbursing funds in accordance with Section 2.2(d) and Section 2.3(d).

Section 7.3 Merger or Consolidation.

(a) Any Person (i) into which the Collateral Administrator and Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Administrator and Collateral Custodian shall be a party, or (iii) that may succeed to the properties and corporate trust assets of the Collateral Administrator and the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Administrator and Collateral Custodian hereunder, shall be the successor to the Collateral Administrator and Collateral Custodian, under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

(b) Any Person (i) into which the Backup Collateral Manager may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Collateral Manager shall be a party, or (iii) that may succeed to the properties and assets of the Backup Collateral Manager substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Collateral Manager hereunder, shall be the successor to the Backup Collateral Manager, under this Agreement without further act on the part of any of the parties to this Agreement provided such Person is organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (a) that has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moodiy’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (b) the parent corporation or, solely in the case of Lyon, the affiliated group of which such Person is a member, which has either (1) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short-term unsecured debt rating

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or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent.

Section 7.4 Collateral Administration and Backup Collateral Manager Compensation.

As compensation for their custodial, collateral administration and backup collateral manager activities hereunder, the Collateral Administrator, Collateral Custodian and the Backup Collateral Manager, respectively, shall be entitled to receive the Collateral Administrator and Collateral Custodian Fee and the Backup Collateral Manager Fee, respectively, from the Seller. To the extent that such Collateral Administrator and Collateral Custodian Fee or Backup Collateral Manager Fee are not paid by the Seller, the Collateral Administrator and Collateral Custodian and the Backup Collateral Manager, as the case may be, shall be entitled to receive the unpaid balance of its Collateral Administrator and Collateral Custodian Fee or Backup Collateral Manager Fee, as applicable, to the extent of funds available therefor pursuant to Section 2.10(a)(i) and Section 2.11(a)(i), as applicable. The Collateral Administrator’s and Backup Collateral Manager’s entitlement to receive the Collateral Administrator and Collateral Custodian Fee and Backup Collateral Manager Fee, as applicable, shall cease (excluding any unpaid outstanding amounts as of that date) on the earlier to occur of: (i) with respect to the Backup Collateral Manager and the Backup Collateral Manager Fee, it becoming the Successor Collateral Manager, (ii) its removal as Collateral Custodian and Collateral Administrator or Backup Collateral Manager, as applicable, pursuant to Section 7.5, or (iii) the termination of this Agreement. Upon becoming Successor Collateral Manager pursuant to Section 6.19, Backup Collateral Manager shall be entitled to the Collateral Manager Fee.

Section 7.5 Collateral Administrator and Backup Collateral Manager Removal.

(a) The Collateral Administrator may be removed, with or without cause, by the Administrative Agent by notice given in writing to the Collateral Administrator (the “Collateral Administrator Termination Notice”). In the event of any such removal, a replacement Collateral Administrator may be appointed by the Administrative Agent with the prior written consent of the Collateral Manager (not to be unreasonably withheld); provided, that the consent of the Collateral Manager shall not be required if Unmatured Termination Event or Termination Event has occurred and is continuing.

(b) The Backup Collateral Manager may be removed, with or without cause, by the Administrative Agent with the consent of each Purchaser by notice given in writing to the Backup Collateral Manager (the “Backup Collateral Manager Termination Notice”). In the event of any such removal, a replacement Backup Collateral Manager may be appointed by the Administrative Agent.

Section 7.6 Limitation on Liability.

(a) The Collateral Administrator, the Backup Collateral Manager, the Administrative Agent and Collateral Custodian undertake to perform only such

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duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Collateral Administrator, the Backup Collateral Manager, the Administrative Agent or Collateral Custodian hereunder. Without limiting the generality of the foregoing, the Collateral Administrator, Collateral Custodian, the Administrative Agent and the Backup Collateral Manager, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Collateral Manager. Each of the Collateral Administrator, the Backup Collateral Manager, the Administrative Agent and the Collateral Custodian may act through its agents, nominees, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Collateral Administrator, Collateral Custodian, the Administrative Agent and the Backup Collateral Manager will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Collateral Administrator, Collateral Custodian, the Administrative Agent and the Backup Collateral Manager. None of the Collateral Administrator, the Backup Collateral Manager, nor the Collateral Custodian nor any of their respective officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Collateral Administrator, the Backup Collateral Manager, the Administrative Agent and Collateral Custodian shall not be liable for any obligation of the Collateral Manager contained in this Agreement or fix any errors of the Collateral Manager contained in any computer tape, certificate or other data or document delivered to the Collateral Administrator, Collateral Custodian, the Administrative Agent and the Backup Collateral Manager hereunder or on which the Collateral Administrator, Collateral Custodian, the Administrative Agent and the Backup Collateral Manager must rely in order to perform their respective obligations hereunder, and the Secured Parties and the Administrative Agent and the Collateral Custodian each agree to look only to the Collateral Manager to perform such obligations. The Collateral Administrator, the Backup Collateral Manager, the Administrative Agent and Collateral Custodian, as the case may be, shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of their respective duties under this Agreement if such failure or delay results from the Collateral Administrator, the Backup Collateral Manager, the Administrative Agent or Collateral Custodian, as the case may be, acting in accordance with information prepared or provided by a Person other than the Collateral Administrator, the Backup Collateral Manager, the Administrative Agent or the Collateral Custodian or the failure of any such other Person to prepare or provide such information. The Collateral Administrator, the Backup Collateral Manager, the Administrative Agent and the Collateral Custodian, as the case may be, shall have no responsibility, shall not be in

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default and shall incur no liability for (i) any act or failure to act of any third party, including the Collateral Manager, (ii) any inaccuracy or omission in a notice or communication received by the Collateral Administrator, the Backup Collateral Manager, the Administrative Agent or the Collateral Custodian, as the case may be, from any third party, (iii) the invalidity or unenforceability of any Collateral under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Collateral, or (v) the acts or omissions of any successor Collateral Administrator, Administrative Agent, Backup Collateral Manager or Collateral Custodian.

Section 7.7 The Collateral Administrator and the Backup Collateral Manager Not to Resign.

Each of the Collateral Administrator and the Backup Collateral Manager shall not resign (except with prior consent of the Administrative Agent which consent shall not be unreasonably withheld) from the obligations and duties hereby imposed on it except upon a determination by each of the Collateral Administrator and the Backup Collateral Manager, as applicable, that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Administrator or the Backup Collateral Manager could take to make the performance of their respective duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Collateral Administrator and the Backup Collateral Manager shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent. No such resignation shall become effective until a successor Collateral Administrator or Backup Collateral Manager, as applicable, shall have assumed the responsibilities and obligations of the Collateral Administrator or Backup Collateral Manager, as applicable, hereunder.

Section 7.8 Audits.

The Administrative Agent may, in its sole discretion, by giving ten Business Days advance notice and at the expense of the Seller, engage a firm of nationally recognized independent public accountants to be selected by the Seller subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld) to deliver a report covering the period requested by the Administrative Agent to the effect that the accountants have reviewed certain information that was provided to the Backup Collateral Manager and/or the Collateral Administrator to enable such entities to perform their duties under Section 7.2 during such period including, without limitation, Trade Tickets, asset-level information, ratings letters and funding and paydown notices, and applied certain agreed-upon procedures (which procedures are attached hereto on Schedule IX) to such information, compared the information contained in reports delivered during the period covered by such accountants’ report with such no and that no matters came to the attention of such accountants that caused them to believe that such reporting was not conducted in compliance with this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement. In the event that the Seller fails to select a firm of nationally recognized independent public accountants pursuant to this Section 7.8 within ten Business Days of the Administrative Agent’s notice of such request, the Administrative Agent shall select a firm

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of nationally recognized independent public accountants in its sole discretion. The Administrative Agent may engage an accounting firm pursuant to this Section 7.8 once per calendar quarter after March 31, 2006.

ARTICLE VIII

THE COLLATERAL CUSTODIAN

Section 8.1 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of collateral custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent shall give to U.S. Bank a Collateral Custodian Termination Notice, U.S. Bank is hereby designated as, and hereby agrees to perform the duties and obligations of, Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 8.5, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 8.2 Duties of Collateral Custodian.

(a) Appointment. The Seller and the Administrative Agent each hereby appoints U.S. Bank to act as Collateral Custodian, for the benefit of the Administrative Agent, as agent for the Secured Parties. The Collateral Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until its removal pursuant to Section 8.5, the Collateral Custodian shall perform on behalf of the Administrative Agent and the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the Required Loan Documents delivered by the Seller pursuant to Section 3.2 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent as agent for the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, the Collateral Custodian shall review the related Collateral and Required Loan Documents to confirm that (A) such Collateral has been properly executed and has no missing or mutilated pages, (B) UCC and other filings (required by the Required Loan Documents) have been made, (C) if listed on the Loan Checklist, an Insurance Policy exists with respect to any real or

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personal property constituting the Related Property, and (D) the related Principal Balance, Asset number and Obligor name with respect to such Asset is referenced on the related Asset List and is not a duplicate Asset (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of Required Loan Documents hereunder to the Collateral Custodian, the Collateral Manager shall provide to the Collateral Custodian an electronic file (in EXCEL or a comparable format) that contains the related Loan Checklist or that otherwise contains the Asset identification number and the name of the Obligor with respect to each related Asset. If, at the conclusion of such review, the Collateral Custodian shall determine that (i) the Principal Balances of the Collateral for which it has received Required Loan Documents is less than as set forth on the electronic file, the Collateral Custodian shall immediately notify the Administrative Agent and the Collateral Manager of such discrepancy, and (ii) any Review Criteria is not satisfied, the Collateral Custodian shall within one Business Day notify the Collateral Manager of such determination and provide the Collateral Manager with a list of the non-complying Assets and the applicable Review Criteria that they fail to satisfy. The Collateral Manager shall have five Business Days to correct any non-compliance with any Review Criteria. If after the conclusion of such time period the Collateral Manager has still not cured any non-compliance by an Asset with any Review Criterion, the Collateral Custodian shall promptly notify the Seller and the Administrative Agent of such determination by providing a written report to such persons identifying, with particularity, each Asset and each of the applicable Review Criterion that such Asset fails to satisfy. In addition, if requested in writing by the Collateral Manager and approved by the Administrative Agent within ten Business Days of the Collateral Custodian’s delivery of such report, the Collateral Custodian shall return any Asset which fails to satisfy a Review Criterion to the Seller. Other than the foregoing, the Collateral Custodian shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian shall be deemed to be acting as the agent of the Administrative Agent and the Secured Parties; provided, however, that the Collateral Custodian makes no representations as to the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein, and provided, further, that, the Collateral Custodian’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Required Loan Documents shall be kept in fire resistant vaults, rooms or cabinets at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Administrative Agent and the Collateral Manager by the Collateral Custodian in a written notice delivered at least 45 days prior to such change. All Required Loan

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Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Required Loan Documents shall be clearly segregated from any other documents or instruments maintained by the Collateral Custodian.

(iv) On each Reporting Date, the Collateral Custodian shall provide a written report to the Administrative Agent and the Collateral Manager (in a form acceptable to the Administrative Agent) identifying each Asset for which it holds Required Loan Documents, the non-complying Assets and the applicable Review Criteria that any non-complying Asset fails to satisfy.

(v) Other than in the case of Noteless Loans, with respect to any Loan to be funded with the proceeds of a Swingline Advance, the Collateral Custodian shall deliver a written acknowledgement to the Seller within the period of time required for delivery thereof under Section 3.2(c), that the Collateral Custodian or its bailee is holding the applicable underlying promissory note that constitute or evidence the Loans included in the Collateral solely on behalf of, and for the benefit of the Administrative Agent on behalf of the Secured Parties;

(vi) The Collateral Custodian shall receive and retain custody of the Subscription Security Documents delivered by the Seller pursuant to Section 2.4(d) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Administrative Agent on behalf’ of the Secured Parties and subject to the Lien thereon in favor of the Administrative Agent as agent for the Secured Parties. Within five Business Days of its receipt of any Subscription Security Documents, the Collateral Custodian shall review the Subscription Security Documents to confirm that (A) such Subscription Collateral has been properly executed and has no missing or mutilated pages, and (B) UCC and other filings (required by the Subscription Security Documents as listed on the Subscription Document Checklist) have been made.

(vii) The Collateral Custodian shall provide a list of all Required Loan Documents then held in custody by the Collateral Custodian pursuant to this Agreement to the Administrative Agent and each Purchaser Agent on at least a monthly basis, either via e-mail or via the Collateral Administrator’s Internet website.

(viii) In performing its duties, the Collateral Custodian shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as collateral custodian for others.

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Section 8.3 Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 8.4 Collateral Custodian Compensation.

As compensation for its collateral custodian activities hereunder, the Collateral Custodian shall be entitled to a fee which is included in the Collateral Administrator and Collateral Custodian Fee (such included amount being the “Collateral Custodian Fee”) from the Seller. To the extent that such Collateral Custodian Fee is not paid by the Seller, the Collateral Custodian shall be entitled to receive the unpaid balance of its Collateral Custodian Fee to the extent of funds available therefor pursuant to the provision of Section 2.10(a)(i) or Section 2.11(a)(i), as applicable. The Collateral Custodian’s entitlement to receive the Collateral Custodian Fee shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 8.5 or (ii) the termination of this Agreement. For the avoidance of doubt, payment of the Collateral Administrator and Collateral Custodian Fee shall constitute full payment of the Collateral Custodian Fee.

Section 8.5 Collateral Custodian Removal.

The Collateral Custodian may be removed, with or without cause, by the Administrative Agent with the consent of each Purchaser by notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided, however, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed, has agreed to act as Collateral Custodian hereunder, and has received all Required Loan Documents held by the previous Collateral Custodian.

Section 8.6 Limitation on Liability.

(a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be filly protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

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(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain form doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of the negligent performance of its Payment Duties and in the case of its negligent performance of its duties in taking and retaining custody of the Required Loan Documents.

(d) The Collateral Custodian and Collateral Administrator make no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral. The Collateral Custodian and Collateral Administrator shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian and Collateral Administrator shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian and Collateral Administrator shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Custodian and Collateral Administrator are not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

Section 8.7 The Collateral Custodian Not to Resign.

The Collateral Custodian shall not resign from the obligations and duties hereby imposed on it except (a) with the prior written consent of the Administrative Agent and each Purchaser Agent (which consent shall not be unreasonably withheld) and (b) upon the Collateral Custodian’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Collateral Custodian could take to make the performance of its duties hereunder permissible under Applicable Law; provided, however, that the Collateral Custodian shall give notice of its intent to resign to the Collateral Manager, the Administrative Agent and each Purchaser Agent 90 days prior to the proposed effective date of its resignation. Any such determination permitting the resignation of the Collateral Custodian shall be evidenced as to clause (b)(i) above by an Opinion

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of Counsel to such effect delivered to the Administrative Agent and each Purchaser Agent. No such resignation shall become effective until a successor Collateral Custodian shall have assumed the responsibilities and obligations of the Collateral Custodian hereunder.

Section 8.8 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, the Collateral custodian is hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Collateral Manager of a request for release of documents and receipt in the form annexed hereto as Exhibit H, to release to the Collateral Manager the related Required Loan Documents or the documents set forth in such request and receipt to the Collateral Manager. All documents so released to the Collateral Manager shall be held by the Collateral Manager in trust for the benefit of the Administrative Agent in accordance with the terms of this Agreement. The Collateral Manager shall return to the Collateral Custodian the Required Loan Documents or other such documents (i) immediately upon the request of the Administrative Agent, or (ii) when the Collateral Manager’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Asset shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Collateral Manager to the Collateral Custodian in the form annexed hereto as Exhibit H, the Collateral Manager’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Collateral Custodian to the Collateral Manager.

(b) Limitation on Release. The foregoing provision respecting release to the Collateral Manager of the Required Loan Documents and documents by the Collateral Custodian upon request by the Collateral Manager shall be operative only to the extent that at any time the Collateral Custodian shall not have released to the Collateral Manager active Required Loan Documents (including those requested) pertaining to more than 15 Assets at the time being serviced by the Collateral Manager under this Agreement. Any additional Required Loan Documents or documents requested to be released by the Collateral Manager may be released only upon written authorization of the Administrative Agent. The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Collateral Manager pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian of the Collateral Manager’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian shall promptly release the related Required Loan Documents to the Collateral Manager.

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Section 8.9 Return of Required Loan Documents.

The Seller may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian return each Required Loan Document (a) delivered to the Collateral Custodian in error, (b) for which a Substitute Asset has been substituted in accordance with Section 2.19, (c) as to which the Lien on the Related Property has been so released pursuant to Section 9.2, (d) that has been repurchased by the Seller pursuant to Section 2.19, (e) that has been repurchased by the Seller pursuant to Section 2.14, (f) that has been the subject of an Optional Sale pursuant to Section 2.20, (g) that has been the subject of a Discretionary Sale pursuant to Section 2.21, or (h) that is required to be redelivered to the Seller in connection with the termination of this Agreement, in each case by submitting to the Collateral Custodian and the Administrative Agent a written request in the form of Exhibit H hereto (signed by both the Seller and the Administrative Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian shall upon its receipt of each such request for return executed by the Seller and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Seller.

Section 8.10 Access to Certain Documentation and Information Regarding the Collateral; Audits.

The Collateral Custodian shall provide to the Administrative Agent and each Purchaser Agent access to the Required Loan Documents and all other documentation regarding the Collateral including in such cases where the Administrative Agent and each Purchaser Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days prior written request, (ii) during normal business hours and (iii) subject to the Collateral Manager’s and Collateral Custodian’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent and each Purchaser Agent, the Administrative Agent and each Purchaser Agent may review the Collateral Manager’s collection and administration of the Collateral in order to assess compliance by the Collateral Manager with the Credit and Collection Policy and the Collateral Management Standard, as well as with this Agreement and may conduct an audit of the Collateral and Required Loan Documents in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of a Termination Event or an Unmatured Termination Event, the Collateral Manager shall be required to bear the expense of no more than two such reviews within any 12-month period and any additional reviews shall be at the expense of the Administrative Agent and each Purchaser Agent. On and after the occurrence of a Termination Event or an Unmatured Termination Event, the Collateral Manager shall be required to bear the expense of all such reviews. Without limiting the foregoing provisions of this Section 8.10, from time to time on request of the Administrative Agent, the Collateral Custodian shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Collateral Manager’s expense, a review of the Required Loan Documents and all other documentation regarding the Collateral.

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ARTICLE IX

SECURITY INTEREST

Section 9.1 Grant of Security Interest.

The parties to this Agreement intend that the conveyance of the Collateral by the Seller to the applicable Purchasers be treated as sales for all purposes other than for tax and financial accounting purposes. If, despite such intention, a determination is made that such transactions not be treated as sales, then the parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the applicable Purchasers to the Seller under Applicable Law. For such purpose, the Seller hereby transfers, conveys, assigns and grants as of the Closing Date to the Administrative Agent, as agent for the Secured Parties, a Lien and continuing security interest in all of the Seller’s right, title and interest in, to and under (but none of the obligations under) all Collateral, whether now existing or hereafter arising or acquired by the Seller, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids of the Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids; provided, however, that notwithstanding the foregoing the Subscription Collateral is granted hereunder solely to secure the prompt, complete and indefeasible payment of the Subscription Advances in full when due, whether by lapse of time, acceleration or otherwise. The assignment under this Section 9.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent, the Purchaser Agents, the Liquidity Banks or any of the Secured Parties of any obligation of the Seller or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Seller shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Seller from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, the Purchaser Agents, the Liquidity Banks or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, the Purchaser Agents, the Liquidity Banks or any Secured Party be obligated to perform any of the obligations or duties of the Seller thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 9.2 Release of Lien on Collateral.

Other than with respect to Subscription Collateral, at the same time as (i) any Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Asset becomes a Prepaid Asset in full and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) such Asset is repurchased or replaced in accordance with Section 2.19, (iv) such Asset has been repurchased by the Seller pursuant to Section 2.14, (v) such Asset has been the subject of an Optional Sale pursuant to Section 2.20, (vi) such Asset has been the

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subject of a Discretionary Sale pursuant to Section 2.21, or (vii) this Agreement terminates in accordance with Section 13.6, the Administrative Agent as agent for the Secured Parties will, to the extent requested by the Collateral Manager, release its interest in such Collateral. In connection with any sale of such Related Property, the Administrative Agent as agent for the Secured Parties will after the deposit by the Collateral Manager of the Proceeds of such sale into the Collection Account, at the sole expense of the Collateral Manager, execute and deliver to the Collateral Manager any assignments, bills of sale, termination statements and any other releases and instruments as the Collateral Manager may reasonably request in order to effect the release and transfer of such Related Property; provided, that the Administrative Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such sale or transfer and assignment. Nothing in this section shall diminish the Collateral Manager’s obligations pursuant to Section 6.6 with respect to the Proceeds of any such sale.

The subscription Collateral will be released and transferred as provided in Section 2.22(c).

Section 9.3 Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1 as well as to the Advances and Swingline Advances hereunder.

Section 9.4 Remedies.

Upon the occurrence of a Termination Event, the Administrative Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC, subject to the provisions of Section 10.2(c), 10.2(d) and 10.2(f).

Section 9.5 Waiver of Certain Laws.

Each of the Seller and the Collateral Manager agrees, to the fullest extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Seller and the Collateral Manager, for itself and all who may at any time claim through or under it, hereby waives, to the fullest extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement, subject to Section 10.2(c), may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

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Section 9.6 Power of Attorney.

Each of the Seller and the Fund hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Seller and the Fund hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent or a Purchaser Agent, the Seller shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X

TERMINATION EVENTS

Section 10.1 Termination Events.

The following events shall be Termination Events (“Termination Events”) hereunder, provided, however, that the Termination Events set forth in clauses (q) (solely with respect to the occurrence of an event described in clause (a) of the definition of “Change-in-Control”), (t), (u), (v) and (w) hereunder shall constitute Termination Events only with respect to the Subscription Facility (“Subscription Facility Termination Events”):

(a) the Seller or the Fund defaults in making any payment required to be made under an agreement for borrowed money to which it is a party in an aggregate principal amount in excess of $500,000 in the case of the Seller and $5,000,000 in the case of the Fund and such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(b) any failure on the part of the Seller or the Fund duly to observe or perform in any material respect any other covenants or agreements of the Seller or the Fund set forth in this Agreement or the other Transaction Documents to which the Seller or the Fund is a party and the same continues unremedied for a period of thirty days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller or the Fund by the Administrative Agent and (ii) the date on which the Seller or the Fund acquires knowledge thereof; or

(c) the occurrence of an Insolvency Event relating to the Seller; or

(d) the occurrence of a Collateral Manager Default; or

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(e) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $7,500,000, against the Fund, or $500,000, against the Seller, and the Seller or the Fund, as applicable, shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Fund or the Seller shall have made payments of amounts by the Fund in excess of $5,000,000, or by the Seller in excess of $500,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(f) the Seller shall cease to be an Affiliate of the Fund or shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect thereto; or

(g) (1) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Seller the Fund, or the Collateral Manager,

(2) the Seller, the Fund, the Collateral Manager or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder, or

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; or

(h) either (1) the Advances Outstanding on any day exceeds the lesser of the Facility Amount and Maximum Availability or (2) the Subscription Advances Outstanding on any day exceeds the Subscription Advance Availability, and the same continues unremedied for three Business Days; provided, however, during the period of time that such event remains unremedied, no additional Advances or Swingline Advances will be made under this Agreement and any payments required to be made by the Collateral Manager on a Distribution Date shall be made under Section 2.11; or

(i) as of any Determination Date, the Average Pool Delinquency Ratio exceeds 5.0%; or

(j) as of any Determination Date, the Average Pool Charged-Off Ratio exceeds 3.0%; or

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(k) either the Seller or its Affiliates shall consummate a Term Securitization involving the Collateral in which the Administrative Agent and the Documentation Agent (or Affiliates of the Administrative Agent and the Documentation Agent) do not act as initial purchasers (provided, however, for the avoidance of doubt, there also may be additional initial purchasers); or

(l) a Purchase Termination Event (as defined in the Sale and Contribution Agreement) shall have occurred; or

(m) failure on the part of the Seller or Fund to make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Collections or any other payment or deposit required to be made hereunder, including, without limitation, to any Secured Party, Affected Party or Indemnified Party) required by the terms of any Transaction Document on the day such payment or deposit is required to be made and the same continues unremedied for two Business Days; or

(n) the Seller shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act; or

(o) there shall exist any event or occurrence of which any Responsible Officer of the Collateral Manager shall have notice or knowledge, that has caused a Material Adverse Effect; or

(p) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Seller or the Fund and such Lien shall not have been released within five Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Seller or the Fund and such Lien shall not have been released within five Business Days; or

(q) any Change-in-Control shall occur; or

(r) [reserved]; or

(s) any representation, warranty or certification made by the Seller or the Fund in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which has a Material Adverse Effect on the Secured Parties and which continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Seller or the Fund by the Administrative Agent and (ii) the date on which a Responsible Officer of the Seller or the Fund acquires knowledge thereof; or

(t) the occurrence of an Insolvency Event relating to an Investor; or

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(u) an Investor shall repudiate, challenge, or declare unenforceable or otherwise fails to satisfy its obligation to make contributions to the capital of the Fund pursuant to its Capital Commitment or a Capital Call Notice, or shall otherwise disaffirm any material provision of its Subscription Agreement or its Investor Letter; or

(v) there shall exist any event or occurrence that has caused a material adverse effect on an Investor’s ability to fulfill its financial obligations under this Agreement, its Investor Letter or its Subscription Agreement; or

(w) the Unfunded Capital Commitment of any Investor shall have been terminated or cancelled, provided, however, the Fund may reduce Unfunded Capital Commitments pursuant to Section 5.3.

Section 10.2 Remedies.

(a) Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(c) or a Subscription Facility Termination Event), the Administrative Agent shall, at the request of, or may, with the consent of, any of the Purchasers, by notice to the Seller, declare the Termination Date to have occurred and the Amortization Period to have commenced. Upon the occurrence of a Subscription Facility Termination Event, the Administrative Agent shall, at the request of, or may, with the consent of, any of the Purchasers, by notice to the Seller, declare the Subscription Facility Termination Date to have occurred.

(b) Upon the occurrence of a Termination Event described in Section 10.1(c), the Termination Date shall occur immediately and the Amortization Period shall commence automatically.

(c) Upon the occurrence of any Termination Event described in Section 10.1 (other than a Subscription Facility Termination Event), no Advances or Swingline Advances will thereafter be made, and the Administrative Agent and the Secured Parties shall have, in addition to all of the rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws in each case subject to clause (ii) of this Section 10.2(c), Section 10.2(d) and Section 10.2(f), which rights shall be cumulative, and also may require the Seller and Collateral Manager to, and the Seller and Collateral Manager hereby agrees that they will at the Collateral Manager’s expense and upon request of the Administrative Agent forthwith, (i) assemble all or any part of the Collateral as directed by the Administrative Agent and make the same available to the Administrative Agent at a place to be designated by the Administrative Agent and (ii) as of and after the date that is 90 days after the occurrence of a Termination Date, or immediately in the case of the Termination Events described in Sections l0.l(i), (j) and (k), without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a

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public or private sale, at any of the Administrative Agent’s offices or elsewhere, for Cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Seller agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Seller (which, for the avoidance of doubt may be provided during the 90 day period specified in clause (ii) of the preceding sentence) of the time and place of any public sale or the time after which any private sale is to be made, which the Seller agrees shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All Cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and be applied against all or any part of the Aggregate Unpaids pursuant to Section 2.11 or otherwise in such order as the Administrative Agent shall elect in its discretion, provided, however, that any Proceeds received with respect to the Subscription Collateral shall only be applied to repay any outstanding Subscription Advances in fill and thereafter any excess Proceeds shall be assigned and transferred by the Administrative Agent, on behalf of the Purchasers, and released from the Lien hereof by the Administrative Agent on behalf of the Secured Parties, to the Seller or to the Fund as directed by the Fund, and the Secured Parties hereunder shall have no further recourse thereto.

(d) If the Administrative Agent proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Seller or its designee shall have the right of first refusal to purchase such Collateral, in whole but not in part, prior to such sale at a price not less than the Aggregate Unpaids as of the date of such proposed purchase, provided, however, that if the Administrative Agent proposes to sell the Subscription Collateral or any part thereof in one or more public or private sales, the Seller or its designee shall have the right of first refusal to purchase such Subscription Collateral, in whole but not in part, prior to such sale at a price not less than the aggregate Subscription Advances outstanding as of the date of such proposed purchase.

(e) Upon the occurrence of a Termination Event described in Section 10.1(k), (i) the Exit Fee shall become due and payable to the Purchasers on the next Distribution Date and (ii) the Seller shall, to the extent not already paid, pay to the Administrative Agent within 30 days an amount equal to (x) the .Rating Agency costs incurred by the Purchasers in connection with securing ratings on any of the Assets if deemed necessary by the Purchasers and (y) any unpaid legal costs and other unpaid expenses incurred by the Purchasers.

(f) Upon the occurrence and during the continuance of a Termination Event, the Administrative Agent may, and upon the direction of the Required

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Purchasers, shall, exercise any right, privilege, or power set forth in Section 2.23 hereof, including, without limitation, the initiation of Capital Call Notices of the Capital Commitments but in no event in an amount in excess of the Subscription Advances then outstanding.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnities by the Seller.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify the Administrative Agent, the Documentation Agent, the Purchaser Agents, the Collateral Administrator and Backup Collateral Manager, the Collateral Custodian, the Secured Parties, the Affected Parties and each of their respective assigns and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of this Agreement or the ownership of an interest in the Collateral or in respect of any Asset included in the Collateral, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party. If the Seller has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Seller an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Seller, the Collateral Manager (if the Company or one of its Affiliates is the Collateral Manager) or any of their respective officers under or in connection with this Agreement or any other Transaction Document, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Seller or the Collateral Manager (if the Company or one of its Affiliates is the Collateral Manager) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Collateral or the nonconformity of any Collateral with any such Applicable Law;

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(iii) the failure to vest and maintain vested in the Administrative Agent, as agent for the Secured Parties, an undivided ownership interest in the Collateral, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or Swingline Advance or at any time thereafter;

(iv) the failure to maintain, as of the close of business on each Business Day prior to the Termination Date, an amount of (1) Advances Outstanding that is less than or equal to the lesser of (x) the Facility Amount and (y) the Maximum Availability on such Business Day or (2) Subscription Advances outstanding that is less than or equal to the Subscription Advance Availability;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral, whether at the time of any Advance or Swingline Advance or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment with respect to any Collateral (including, without limitation, a defense based on the Collateral not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Collateral or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of the Seller or the Collateral Manager (if the Company or one of its Affiliates is the Collateral Manager) to perform its duties or obligations in accordance with the provisions of this Agreement or any of the other Transaction Documents to which it is a party or any failure by the Fund, the Seller or any Affiliate thereof to perform its respective duties under any Collateral;

(viii) the failure of any Concentration Account Bank to remit any amounts held in a Concentration Account pursuant to the instructions of the Collateral Manager or the Administrative Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of the Intercreditor Agreement) whether by reason of the exercise of set-off rights or otherwise;

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller or the Fund to qualify to do business or file any notice or business activity report or any similar report;

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(x) any action taken by the Seller or the Collateral Manager in the enforcement or collection of any Collateral;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property or services that are the subject of any Collateral;

(xii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii) the failure by Seller to pay when due any Taxes for which the Seller is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(xiv) except as required by the second sentence in Section 11.1(a) of this Agreement and Section 2(c) of the Intercreditor Agreement, any repayment by the Administrative Agent, the Purchaser Agents or a Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder, in each case which amount the Administrative Agent, the Purchaser Agents or a Secured Party believes in good faith is required to be repaid;

(xv) except for funds held in the Concentration Account, the commingling of Collections on the Collateral at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or Swingline Advances or the security interest in the Collateral;

(xvii) any failure by the Seller to give reasonably equivalent value to the Fund or, at the direction of the Fund, the applicable third party transferor in consideration for the transfer by the Fund to the Seller of any item of Collateral or any attempt by any Person to void or otherwise: avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Advance or Swingline Advance in a manner other than as provided in this Agreement and the Sale Agreement; or

(xix) the failure of the Seller, the Fund or any of their respective agents or representatives to remit to the Collateral Manager or the Administrative Agent or the Purchaser Agents, Collections on the Collateral remitted to the Seller, the Fund, the Collateral Manager or any such agent or representative as provided in this Agreement.

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(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Seller to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Seller under this Section 11.1 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Collateral Manager, the Collateral Administrator, the Backup Collateral Manager or the Collateral Custodian and the termination of this Agreement.

Section 11.2 Indemnities by the Collateral Manager.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Collateral Manager hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Collateral Manager, including, but not limited to (i) any representation or warranty made by the Collateral Manager under or in connection with any Transaction Document, any Collateral Manager Report, Collateral Manager’s Certificate or any other information or report delivered by or on behalf of the Collateral Manager pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Collateral Manager to comply with any Applicable Law, (iii) the failure of the Collateral Manager to comply with its covenants, duties or obligations in accordance with the Agreement or (iv) any litigation, proceedings or investigation against the Collateral Manager. The parties agree that the provisions of this Section 11.2 shall not be interpreted to provide recourse to the Collateral Manager against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor with respect to an Asset. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Collateral Manager to the Indemnified Party within five Business Days following such Person’s demand therefor.

(c) The Collateral Manager shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Assets other than due to the Collateral Manager’s breach of its obligations hereunder.

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(d) The obligations of the Collateral Manager under this Section 11.2 shall survive the resignation or removal of the Administrative Agent, the Purchaser Agents, the Collateral Administrator, the Backup Collateral Manager or the Collateral Custodian and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.

Section 11.3 After-Tax Basis.

Indemnification under Section 11.1 and Section 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII

THE ADMINISTRATIVE AGENT

AND PURCHASER AGENTS

Section 12.1 The Administrative Agent.

(a) Appointment. Each Purchaser Agent and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each of the Purchaser Agents and each Secured Party. Each Purchaser Agent and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Seller hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Purchaser Agents may direct the Administrative Agent to take any such incidental action hereunder.

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With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Purchaser Agents; provided, however, that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Purchaser Agent or a Purchaser pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Purchaser Agent or Purchaser shall be deemed to have declined to consent to the relevant amendments.

(b) Standard of Care. The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Seller, the Fund or the Collateral Manager), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Seller, the Fund, or the Collateral Manager or to inspect the property (including the books and records) of the Seller, the Fund, or the Collateral Manager; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

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(d) Credit Decision with Respect to the Administrative Agent. Each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

(e) Indemnification of the Administrative Agent. Each Purchaser Agent and Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or the Collateral Manager), ratably in accordance with its Pro-Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided, that none of the Purchaser Agents or the Purchasers shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Purchaser Agent and Purchaser agrees to reimburse the Administrative Agent, ratably in accordance with its Pro-Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Purchaser Agents or the Purchasers hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Seller or the Collateral Manager.

(f) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Purchaser Agent and the Seller and may be removed at any time with cause by the Purchaser Agents acting jointly. Upon any such resignation or removal, the Purchaser Agents acting jointly shall appoint a successor Administrative Agent. Each Purchaser Agent agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days

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after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent, which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(g) Payments by the Administrative Agent. Unless specifically allocated to a specific Purchaser Agent pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Purchaser Agents shall be paid by the Administrative Agent to the Purchaser Agents in accordance with their Purchasers’ respective Pro-Rata Shares of the applicable Advances Outstanding, or if there are no Advances Outstanding, in accordance with their Purchasers’ most recent applicable Commitment, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 p.m. on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Purchaser Agent on such Business Day, but, in any event, shall pay such amounts to such Purchaser Agent not later than the following Business Day.

Section 12.2 Purchaser Agent.

(a) Authorization and Action. Each Purchaser hereby designates and appoints the relevant Purchaser Agent designated hereunder or in the related Transferee Letter or Assumption Agreement, as applicable, to act as its agent hereunder and under each other Transaction Document, and authorizes such Purchaser Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Purchaser Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. No Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with such related Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for such Purchaser Agent. In performing its functions and duties hereunder and under the other Transaction Documents, each Purchaser Agent shall act solely as agent for the related Purchaser and does not assume nor shall be deemed to have assumed

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any obligation or relationship of trust or agency with or for the Seller or the Collateral Manager or any of the Seller’s or the Collateral Manager’s successors or assigns. No Purchaser Agent shall be required to take any action that exposes the Purchaser Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of each Purchaser Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids.

(b) Delegation of Duties. Any of the Purchaser Agents may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Purchaser Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither any Purchaser Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any Purchaser for any recitals, statements, representations or warranties made by the Seller or the Collateral Manager contained in Article IV, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Seller or the Collateral Manager to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in this Agreement, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. No Purchaser Agent shall be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller or the Collateral Manager. No Purchaser Agent shall be deemed to have knowledge of any Termination Event or Unmatured Termination Event unless such Purchaser Agent has received notice from the Seller or the related Purchaser.

(d) Reliance by Purchaser Agent. Each Purchaser Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller, the Fund or the Collateral Manager), independent accountants and other experts selected by such Purchaser Agent. Each Purchaser Agent shall in all cases be

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fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the related Purchaser as it deems appropriate and it shall first be indemnified to its satisfaction by such Purchaser; provided, that unless and until such Purchaser Agent shall have received such advice, the Purchaser Agent may take or refrain from taking any action, as the Purchaser Agent shall deem advisable and in the best interests of the Related Purchaser. Each Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the related Purchaser, and such request and any action taken or failure to act pursuant thereto shall be binding upon such Purchaser.

(e) Non-Reliance on Purchaser Agent. Each Purchaser expressly acknowledges that neither any Purchaser Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by such Purchaser Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, the Fund or the Collateral Manager, shall be deemed to constitute any representation or warranty by such Purchaser Agent. Each Purchaser represents and warrants to the related Purchaser Agent that it has made and will make, independently and without reliance upon such Purchaser Agent, such Purchaser and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

(f) Purchaser Agent in its Individual Capacity. Each Purchaser Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though such Purchaser Agent were not an Purchaser Agent hereunder. With respect to Advances pursuant to this Agreement, each Purchaser Agent shall have the same rights and powers under this Agreement in its individual capacity as any Purchaser and may exercise the same as though it were not an Purchaser Agent, and the terms “Purchaser,” and “Purchasers,” shall include the Purchaser Agent in its individual capacity.

(g) Successor Purchaser Agent. Each Purchaser Agent may, upon five days’ notice to the Seller and the related Purchaser, and such Purchaser Agent will, upon the direction of such Purchaser (other than such Purchaser Agent, in its individual capacity as Purchaser), resign as Purchaser Agent. If any Purchaser Agent shall resign, then the related Purchaser during such five day period shall appoint a successor agent. If for any reason no successor Purchaser Agent is appointed by the related Purchaser during such five day period, then effective upon the termination of such five day period, the Seller shall make all payments in respect of the Aggregate Unpaids or any other amounts that are owed to the Purchaser Agent directly to such Purchaser, and for all purposes

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shall deal directly with such Purchaser. After any retiring Purchaser Agent’s resignation hereunder as an Purchaser Agent, the provisions of Articles XI and XII shall inure to its benefit with respect to any actions taken or omitted to be taken by it while it was an Purchaser Agent under this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

(a) Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Seller, the Collateral Manager, the Administrative Agent and the Required Purchasers; provided, that, that any amendment to this Agreement which would (i) reduce or impair Collections or the payment of Interest or fees to the Purchasers, (ii) modify any provisions of this Agreement relating to the timing of payments required to be made by the Seller or the application of the proceeds of such payments, including, without limitation, any provisions of Section 2.10 and Section 2.11, (iii) release any Collateral from the Lien of this Agreement (other than as provided herein) or (iv) increase the Facility Amount, any Purchaser’s Commitment or extend the Termination Date shall not be effective without the written agreement of the Seller, the Administrative Agent and each of the Purchasers.

(b) No amendment, waiver or other modification of this Agreement having a material effect on the rights or obligations of the Collateral Custodian, the Collateral Administrator or the Backup Collateral Manager (including any duties of the Collateral Manager that the Backup Collateral Manager would have to assume as Successor Collateral Manager) shall be effective against such Person without the written agreement of such Person. The Seller or the Collateral Manager on its behalf will deliver a copy of all waivers and amendments to the Collateral Custodian, the Collateral Administrator and the Backup Collateral Manager.

(c) No amendment, waiver or other modification of this Agreement or of any other Transaction Document having a material effect on the rights or obligations of an Investor shall be effective against such Investor without the written agreement of such Investor. In no event will any modification of this Agreement or of any other Transaction Document alter an Investor’s rights or obligations under its Investor Letter, Subscription Agreement or the Constituent Documents without such Investor’s prior written consent.

Section 13.2 Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed,

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e-mailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth on Annex A to this Agreement or at such other address as shall be designated by such party in a written notice to the other parties hereto (provided, however, for avoidance of doubt, Lord Securities Corp. shall not receive notices, reports and other communications provided pursuant to Article II, and Section 6.13, Section 6.14 and Section 6.15 hereof). All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by email, when verbal or electronic communication of receipt is obtained, or (c) notice by facsimile copy, when verbal communication of receipt is obtained.

Section 13.3 Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for Cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4 No Waiver; Remedies.

No failure on the part of the Administrative Agent, the Purchaser Agents, the Collateral Custodian, the Collateral Administrator, the Backup Collateral Manager or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5 Binding Effect: Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Seller, the Collateral Manager, the Administrative Agent, the Purchaser Agents, the Collateral Administrator and Backup Collateral Manager, the Collateral Custodian, the Secured Parties and their respective successors and permitted assigns. The provisions of the first paragraph of Section 5.3(c) shall inure to the benefit of the investors in the Fund and the Investors who shall be third party beneficiaries thereof.

Section 13.6 Term of this Agreement.

This Agreement, including, without limitation, the Seller’s representations and covenants set forth in Articles IV and V, and the Collateral Manager’s representations, covenants and duties set forth in Articles VI, VII and VIII, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in fill force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles III and

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IV, the indemnification and payment provisions of Article XI and the provisions of Section 13.9, Section 13.10 and Section 13.11, shall be continuing and shall survive any termination of this Agreement.

Section 13.7 Governing Law; Consent to Jurisdiction: Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

EACH OF THE FUND AND THE SELLER DOES HEREBY DESIGNATE AND APPOINT CORPORATION SERVICE COMPANY, 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NEW YORK 10036, AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS (OR AT SUCH OTHER OFFICE AS MAY BE DESIGNATED BY THE FUND AND THE SELLER FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF) WITH A COPY TO THE FUND OR THE SELLER, AS APPLICABLE, AT ITS ADDRESS FOR NOTICES AS PROVIDED HEREIN AND WRITTEN NOTICE OF SAID SERVICE OF THE SELLER AND/OR THE FUND, AS APPLICABLE, MAILED OR DELIVERED TO THE FUND AND/OR THE SELLER, AS APPLICABLE, IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE FUND AND/OR THE SELLER, AS APPLICABLE, IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE FUND AND THE SELLER (I) SHALL GIVE PROMPT NOTICE TO EACH PARTY HERETO OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 13.8 Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF

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THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Administrative Agent, the Purchaser Agents, the Collateral Administrator, the Backup Collateral Manager, the Collateral Custodian, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, notwithstanding the provisions of Sections 2.10 and 2.11, the Collateral Manager shall direct the Collateral Administrator to pay on behalf of the Seller on demand from Available Funds (or if Available Funds are insufficient to pay such amounts, the Fund shall pay on demand) all reasonable costs and expenses of the Administrative Agent, the Purchaser Agents, the Collateral Administrator, the Collateral Manager, the Backup Collateral Manager, the Collateral Custodian and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, the Purchaser Agents, the Collateral Administrator, the Collateral Manager, the Backup Collateral Manager, the Collateral Custodian and the Secured Parties with respect thereto and with respect to advising the Administrative Agent, the Purchaser Agents, the Collateral Administrator, the Collateral Manager, the Backup Collateral Manager, the Collateral Custodian and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Administrative Agent, the Purchaser Agents, the Collateral Administrator, the Collateral Manager, the Backup Collateral Manager, the Collateral Custodian or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) Notwithstanding the provisions of Sections 2.10 and 2.11, the Collateral Manager shall direct the Collateral Administrator to pay on behalf of the Seller on demand from Available Funds (or if Available Funds are insufficient to pay such amounts, the Fund shall pay on demand) any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery., filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchasers and the Swingline Purchaser in connection with this Agreement or the funding or maintenance of Advances or Swingline Advances hereunder.

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(c) Notwithstanding the provisions of Sections 2.10 and 2.11, Collateral Manager shall direct the Collateral Administrator to pay on behalf of the Seller on demand (and in any event, within 30 calendar days of such demand) from Available Funds (or if Available Funds are insufficient to pay such amounts, the Fund shall pay on demand) all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Administrative Agent, the Purchaser Agents, the Secured Parties (“Other Costs”) under or in connection with this Agreement.

Section 13.10 No Proceedings.

(a) Each of the parties hereto (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser, the Administrative Agent, or any Liquidity Banks any Insolvency Proceeding so long as any Commercial Paper Notes issued by the applicable Conduit Purchaser shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

(b) Each of the parties hereto (other than a particular additional Purchaser) hereby agrees that it will not institute against, or join any other Person in instituting against, such additional Purchaser, the related additional Purchaser Agent or any of its Liquidity Banks any Insolvency Proceeding so long as any Commercial Paper Notes issued by such additional Purchaser shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such Commercial Paper Notes shall have: been outstanding.

(c) Each of the parties hereto (other than the Administrative Agent without the consent of the Purchaser Agents) hereby agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.

Section 13.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent, the Purchaser Agents, or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party, or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party, or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the

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Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, the Purchaser Agents, or any Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Purchaser Agents, or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Purchaser Agents, or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Purchaser Agents, or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Purchaser Agents, or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary no Purchaser shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to such Purchaser after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of each Purchaser hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by a Purchaser exceeds the amount available to such Purchaser to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

(c) Notwithstanding any contrary provision set forth herein, no claim may be made by the Seller, the Fund or the Collateral Manager or any other Person against the Administrative Agent and the Secured Parties 01- their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith, and the Seller, the Fund and the Collateral Manager each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

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(d) No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent or any of the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(e) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Seller as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any shareholder (except as to the Fund so long as it is a shareholder of the Seller, for any obligations, covenants or agreements expressly agreed to by the Fund under the Transaction Documents), incorporator, officer, employee or director of the Seller by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise it being expressly agreed and understood that the agreements of the Seller contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Seller, and that no personal liability whatsoever shall attach to or be incurred by any shareholder (except as to the Fund so long as it is a shareholder of the Seller, for any obligations, covenants or agreements expressly agreed to by the Fund under the Transaction Documents), incorporator, officer, employee or director of the Seller, or any of them, under or by reason of any of the obligations, covenants or agreements of the Seller contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom. The provisions of this Section 13.11(e) shall survive the termination of this Agreement.

Section 13.12 Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances and Swingline Advances.

(a) The Collateral Manager shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent as agent for the Secured Parties and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept, recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Administrative Agent as agent for the Secured Parties hereunder to all property comprising the Collateral. The Collateral Manager shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller shall cooperate fully with the Collateral Manager in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

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(b) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Advances and Swingline Advances hereunder and the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c) If the Seller or the Collateral Manager fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Seller as provided in Article XI. The Seller irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Seller (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Seller will, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1 or any other financing statement filed pursuant to this Agreement or in connection with any Advance or Swingline Advance hereunder, unless the Collection Date shall have occurred:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Administrative Agent an opinion of the counsel for Seller, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

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Section 13.13 Confidentiality.

(a) Each of the Administrative Agent, the Documentation Agent, the Purchaser Agents, the Secured Parties, the Collateral Manager, the Collateral Custodian, the Collateral Administrator, the Backup Collateral Manager and the Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business of the Seller, the Fund, any Investor and the Collateral Manager including but not limited to the Constituent Documents of the Seller, the Fund, any Investor or the Collateral Manager and their respective businesses obtained by it or them in connection with the structuring, negotiating, execution and performance of the transactions contemplated herein or in the other Transaction Documents or any information furnished thereunder or in connection therewith, except that each such party and its officers and employees may (i) disclose such information to each other and to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Assets contemplated herein and the agents of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Purchaser Agents, the Secured Parties, the Collateral Manager, the Collateral Custodian, the Collateral Administrator, the Backup Collateral Manager, the Seller, the Fund, the Investors and the Collateral Manager that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Seller and its Affiliates, (ii) disclose the existence of the Agreement, but not the financial terms hereof nor any financial information provided by any Person receiving the benefit of this Section 13.13, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a) include, without limitation, all fees and other pricing terms, and all Subscription Facility Termination Events, Termination Events, Collateral Manager Defaults, priority of payment provisions and financial information with respect to the Seller, the Fund, any Investor or the Collateral Manager.

(b) Anything herein to the contrary notwithstanding, the Seller and the Collateral Manager each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Purchaser Agents, the Collateral Custodian, the Collateral Administrator, the Backup Collateral Manager or the Secured Parties by each other, (ii) by the Administrative Agent, the Purchaser Agents, the Collateral Custodian, the Collateral Administrator, the Backup Collateral Manager and the Secured Parties

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to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential, or (iii) by the Administrative Agent, the Purchaser Agents, and the Secured Parties to any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Purchaser or any investor in a first loss or expected loss note issued by a Purchaser, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Administrative Agent and the Purchaser Agents may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agents’, the Purchaser Agents’, the Secured Parties’, the Collateral Custodian’s or the Collateral Administrator, the Collateral Manager’s, the Seller’s, the Fund’s, any Investor’s or the Backup Collateral Manager’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Purchaser Agents, the Secured Parties, the Collateral Custodian, the Collateral Administrator, the Collateral Manager, the Seller, the Fund, any Investor, or the Backup Collateral Manager or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Seller, the Collateral Manager or the Fund or (e) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Custodian, Collateral Administrator, the Collateral Manager, the Seller, the Fund, any Investor or the Backup Collateral Manager having a need to know the same, provided, that the Collateral Custodian, Collateral Administrator, the Collateral Manager, the Seller, the Fund, any Investor, or the Backup Collateral Manager advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Seller, the Collateral Manager or the Fund.

Section 13.14 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining

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provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Fund to the Administrative Agent, the Purchaser Agents, and the Secured Parties.

Section 13.15 Waiver of Setoff.

Each of the parties hereto (other than each Purchaser) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against each Purchaser or its assets.

Section 13.16 Assignments.

With the prior written consent of the Seller (which consent shall not be unreasonably withheld), each Purchaser may at any time assign, or grant a security interest or sell a participation interest in or sell any Advance (or portion thereof) to any Person; provided, that, as applicable, (i) no such consent of the Seller shall be required following the occurrence of a Termination Event, (ii) in the case of an assignment of the VFC with respect to such Purchaser, the assignee executes and delivers to the Seller, the Collateral Manager and the Administrative Agent a fully executed Transferee Letter substantially in the form of Exhibit K hereto (a “Transferee Letter”), and (iii) any Conduit Purchaser shall not need prior consent of the Seller to at any time assign, or grant a security interest or sell a participation interest in, or sell, any Advance (or portion thereof) to a Liquidity Bank, an Affiliate or its related Purchaser Agent or to a third party pursuant to the terms of a Liquidity Agreement provided, that with respect to any assignment, grant of a security interest, sale of a participation interest or sale to a third party pursuant to the terms of a Liquidity Agreement, the Interest Rate, may in no event at any time thereafter exceed LIBOR plus 10 basis points. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the related Purchaser Agent for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and such Purchaser Agent. The Seller shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Seller’s rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

Section 13.17 Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

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Section 13.18 Loans Subject to Retained Interest Provisions.

(a) With respect to any Loan sold by the Fund to the Seller and included in the Collateral subject to the Retained Interest provisions of this Agreement and Section 13.18(c) if such Loan is a Loan with more than one lender, the Seller will own only the principal portion of such Loans outstanding as of the applicable Cut-Off Date. Principal Collections received by the Seller or the Collateral Manager on any Revolving Loans (other than in the case of Loans to SPE Obligors) will be allocated first to the portion of such Revolving Loan owned by the Seller, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Seller; provided, however, if a payment default occurs with respect to any of the related Loans, will be allocated between the portion owned by the Seller and the portion not owned by the Seller, pro rata based upon the outstanding principal amount of each such portion.

(b) With respect to any Revolving Loan to SPE Obligors sold by the Fund to the Seller and included in the Collateral subject to the Retained Interest provisions of this Agreement and Section 13.18(c) if such Loan is a Loan with more than one lender, Principal Collections received by the Collateral Manager on those Loans will be allocated between the portion owned by the Seller and the portion not owned by the Seller on a pro rata basis according to the outstanding principal amount of each such portion.

(c) With respect to any Loans with more than one lender included in the Collateral subject to the Retained Interest provisions of this Agreement, Principal Collections and Interest Collections received by the Collateral Manager will be allocated between the portion owned by the Seller and to the portion not owned by the Seller (if any) on a pro rata basis according to the outstanding principal amount of such portion.

Section 13.19 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and ‘tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided, however, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 13.19 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 13.20 Cooperation with Collateral Administrator.

The Administrative Agent and the Purchaser Agents agree to provide to the Collateral Administrator or to the Collateral Manager, as applicable, such information that the Collateral

- - 200 - -

Administrator or the Collateral Manager may reasonably request from time to time in connection with the preparation and delivery of any reports required pursuant to this Agreement or in connection with the performance of their other duties under this Agreement or any other Transaction Document; provided, that the Administrative Agent and each Purchaser Agent shall not be required to assume any undue burden or incur any undue expense in connection with this Section 13.20.

Section 13.21 Subordination of Claims.

As used herein, the term “Subordinated Claims” means, with respect to Investors (relating to the Fund) and the Fund, all debts and liabilities between or among any two or more of such Persons, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Person or Persons thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by the Fund (including, without limitation, by setoff pursuant to the terms of any applicable agreement). Subordinated Claims shall include without limitation all rights and claims of the Fund against an Investor under the Constituent Documents of such Person or under the Subscription Agreements. During the existence and continuation of a Termination Event or Subscription Facility Termination Event, the Fund shall not receive or collect, directly or indirectly any amount upon the Subordinated Claims, unless such funds are first used to make any payment to reduce the Subscription Advances to zero.

Any Liens, security interests, judgment liens, charges, or other encumbrances upon any Person’s assets securing payment of Subordinated Claims, including, but not limited to, any Liens or security interests, if any, on an Investor’s shares in the Fund, shall be and remain inferior and subordinate in right of payment and of security to any Liens, security interests, judgment liens, charges, or other encumbrances, if any, upon an Investor’s assets securing such Investor’s obligations and liabilities to the Secured Parties pursuant to any of the Subscription Security Documents executed by such Person, regardless of whether such encumbrances in favor of the Fund or the Secured Parties presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld so long as no Termination Event or Subscription Facility Termination Event has occurred and is continuing), the Fund shall not: (a) exercise or enforce any creditor’s right or any right under the Constituent Documents it may have against an Investor with respect to Capital Calls, Capital Commitments, Unfunded Capital Commitments and Capital Contributions except as permitted by this Agreement; or (b) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation, the commencement of or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any Liens, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances, if any, on assets of such Investor held by the Fund; provided that any action taken by the Administrative Agent or the Secured Parties in the Fund’s name, or any action taken by the Fund that is required under any Transaction Document or to comply with any Transaction Document, shall not be a violation of this Section 13.21.

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The provisions of this Section 13.21 shall terminate and be of no further force and effect upon release of all of the Subscription Collateral in accordance with Section 2.22(c).

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SELLER:	NEWSTAR CREDIT OPPORTUNITIES FUNDING I LTD.
	By:	NewStar Financial, Inc., its Manager

	By:	/s/ John J. Frishkopf
		Name:	John J. Frishkopf
		Title:	Managing Director

THE FUND:	NEWSTAR CREDIT OPPORTUNITIES FUND, LTD.
	By:	NewStar Financial, Inc., its Manager

	By:	/s/ John J. Frishkopf
		Name:	John J. Frishkopf
		Title:	Managing Director

THE COLLATERAL MANAGER:	NEWSTAR FINANCIAL, INC.

	By:	/s/ John J. Frishkopf
		Name:	John J. Frishkopf
		Title:	Managing Director

VFCC:	VARIABLE FUNDING CAPITAL COMPANY LLC
	By:	Wachovia Capital Markets, LLC, As Attorney-in-fact

	By:	/s/ Douglas R. Wilson, Sr.
		Name:	Douglas R. Wilson, Sr.
		Title:	Vice President

THE DOCUMENTATION AGENT AND THE VFCC AGENT:	WACHOVIA CAPITAL MARKETS, LLC

	By:	/s/ Paul A. Burkhart
		Name:	Paul A. Burkhart
		Title:	Vice President

[Signatures Continued on the Following Page]

MMP-5:	MMP-5 FUNDING, LLC

	By:	/s/ Bernard J. Angelo
		Name:	Bernard J. Angelo
		Title:	Vice President

THE ADMINISTRATIVE AGENT, THE SWINGLINE PURCHASER AND THE MMP-5 AGENT:	IXIS FINANCIAL PRODUCTS INC.

	By:	/s/ Ralph J. Inglese
		Name:	Ralph J. Inglese
		Title:	Managing Director

	By:	/s/ Christopher Hayden
		Name:	Christopher Hayden
		Title:	Managing Director

TEE COLLATERAL ADMINISTRATOR AND COLLATERAL CUSTODIAN:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Administrator and Collateral Custodian

	By:	/s/ Kyle Beth Harcourt
		Name:	Kyle Beth Harcourt
		Title:	Vice President

THE BACKUP COLLATERAL MANAGER:	LYON FINANCIAL SERVICES, INC., d/b/a US Bank Portfolio Services not in its individual capacity but solely as Backup Collateral Manager

	By:	/s/ Joseph Andries
		Name:	Joseph Andries
		Title:	Senior Vice President

Sale and Servicing Agreement

Appendix A to

Sale and Servicing Agreement

Eligibility Criteria for Loans

Each Loan must satisfy the following additional criteria, as applicable, to be included as part of the Collateral as an Eligible Asset:

(a) if such Loan is a Large Syndicated Loan or Middle Market Loan, such Loan is underwritten as a cash flow loan where the source of repayment is ongoing cash flow of the Obligor, an asset-based loan where the source of repayment is collection of receivables, or some combination thereof;

(b) (i) if such Loan is a Large Syndicated Loan or Middle Market Loan, such Loan has (A) an S&P Rating and a Moody’s Rating not lower than “CCC-” and “Caa3,” respectively, if rated by both Rating Agencies;

(ii) if such Loan is an ABS Direct Loan, such Loan has (A) an S&P Rating and a Moody’s Rating of not lower than “B-” and “B3,” respectively. The Administrative Agent shall have the right to challenge the inputs utilized for any RiskCalc model, CreditModel model or rating determined by the Collateral Manager in accordance with the Credit and Collection Policy, and if such disagreement cannot be resolved, the determination of the Administrative Agent as to such challenge of the inputs utilized for such models or rating shall be conclusive and binding on the parties hereto absent manifest error;

(c) the proceeds of such Loan will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), and 2372 (Land Subdivision);

(d) such Loan is evidenced by a promissory note (other than in the case of a Noteless Loan), a credit agreement containing an express promise to pay, a security agreement or instrument and related loan documents that have been duly authorized and executed, are in full force and effect and constitute the legal, valid, binding and absolute and unconditional payment obligation of the related Obligor, enforceable against such Obligor in accordance with their terms (subject, as to enforcement only, to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity), and there are no conditions precedent to the enforceability or validity of the Loan that have not been satisfied or validly waived;

(e) all parties that have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all

Appendix A to

Sale and Servicing Agreement

applicable licensing requirements of the laws of the state wherein any Related Property is located, and (ii)(A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state or (D) not doing business in such state;

(f) such Loan (i) was purchased by the Fund, (ii) is fully documented, and (iii) is being serviced by the Collateral Manager, in each case in accordance with the Credit and Collection Policy and the Collateral Management Standard;

(g) such Loan has an original term to maturity that does not exceed (i) in the case of Large Syndicated Loans, Middle Market Loans and ABS Direct Loans, 96 months and (ii) in the case of Real Estate Loans, 120 months;

(h) all of the original or certified Required Loan Documents with respect to such Loan have been, or will be, delivered to the Collateral Custodian on or prior to the Funding Date, or as otherwise provided in Section 3.2(c), and all Servicing Files are being or shall be maintained at the principal place of business of the Collateral Manager in accordance with documented safety procedures approved by the Administrative Agent;

(i) (i) if such Loan is a Large Syndicated Loan, Middle Market Loan or Real Estate Loan, such Loan is not more than 10 days delinquent in payment and, since its purchase by the Fund or one of its Affiliates, such Loan has never been more than 30 days delinquent in payment of either principal or interest (unless otherwise approved by the Administrative Agent) and (ii) if such Loan is an ABS Direct Loan, such Loan is not delinquent in payment and, since its purchase by the Fund or one of its Affiliates, such Loan has never been delinquent in payment of either principal or interest (unless otherwise approved by the Administrative Agent);

(j) there is no default, breach, violation or event or condition which would give rise to a right of acceleration existing under the Underlying Instruments and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event or condition which would give rise to a right of acceleration;

(k) such Loan is not a Materially Modified Loan and such Loan is not a loan (including, without limitation, a new loan that replaced a prior loan by the Fund or any of its Affiliates to the Obligor that was a Delinquent Loan or a Charged-Off Loan) or extension of credit by the Fund to the Obligor for the purpose of making any past due principal, interest or other payments due on such Loan;

(l) the terms of such Loan provide for payment of a portion of accrued and unpaid interest in Cash on a current basis;

Appendix A-2

Appendix A to

Sale and Servicing Agreement

(m) other than for Permitted PIK Loans, such Loan does not permit interest to be capitalized or contain payment obligations relating to “put rights” by the related Obligor;

(n) such Loan is not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor (including any account debtor or Person obligated to make payments on such Loan to such Obligor), nor will the operation of any of the terms of the Underlying Instruments, or the exercise of any right thereunder, render the Underlying Instruments unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Underlying Instruments with respect to the Loan provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Fund and its assignees;

(o) such Loan does not contain a confidentiality provision that restricts or purports to restrict the ability of the Administrative Agent or any Secured Party to exercise their rights under this Agreement, including, without limitation, their rights to review the Loan File;

(p) other than in the case of Third Party Serviced Loans, the Seller has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Administrative Agent and the Secured Parties as specified in this Agreement in any Insurance Policies applicable to the Loan;

(q) if the Loan is one of a number of loans made to the same Obligor at the same seniority in such Obligor’s capital structure, such Loan and any other loans to the same Obligor contain standard cross-collateralization and cross-default provisions;

(r) if such Loan is a Participation, the related Selling Institution has a Moody’s long-term unsecured debt rating of not lower than “A2” and an S&P long-term unsecured debt rating of not lower than “A” or if the related Selling Institution does not have a rating from S&P and Moody’s, is otherwise approved in writing by the Administrative Agent and each Purchaser Agent;

(s) if such Loan is an Agented Loan or a Third Party Serviced Loan:

(i) the related Underlying Instruments (A) shall include a note purchase or similar agreement containing provisions relating to the appointment and duties of a payment agent and a collateral agent and intercreditor provisions consistent with the Credit and Collection Policy and with the Collateral Management Standard, and (B) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof;

Appendix A-3

Appendix A to

Sale and Servicing Agreement

(ii) with respect to Agented Loans, the Company (or a wholly owned subsidiary thereof) has been appointed the collateral agent of the security and the payment agent for all such Loans prior to such Loans becoming part of the Collateral;

(iii) if the entity serving as the collateral agent of the security for all indebtedness of the Obligor issued under the applicable Underlying Instruments has or will change from the time of the origination of the Loan, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the holders of indebtedness of the Obligor under such facility have been executed and filed or recorded as appropriate prior to such Loan becoming a part of the Collateral;

(iv) all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Underlying Instruments of, and all required consents, if any, have been obtained with respect to, the Fund’s assignment of such Loan and the Fund’s right, title and interest in the Related Property to the Seller and the Administrative Agent’s security interest therein on behalf of the Secured Parties;

(v) the right to control the actions of and replace the collateral agent and/or the paying agent of the Obligor’s indebtedness under the facility is to be exercised by at least a majority in interest of all holders of such indebtedness; and

(vi) all indebtedness of the Obligor of the same priority within each facility is cross-defaulted, the Related Property securing such indebtedness is held by the collateral agent for the benefit of all holders of such indebtedness and all holders of such indebtedness (A) have an undivided pari passu interest in the collateral securing such indebtedness, (B) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (C) may transfer or assign their right, title and interest in the Related Property;

(t) if such Loan is a Material Middle Market Mortgage Loan or a Real Estate Loan:

(1) the Loan is secured by the related Mortgage, which has been properly recorded (or, if not properly recorded, has been submitted in proper form for recording) and establishes and creates a valid, enforceable and subsisting first priority security interest (or second priority Lien in the case of certain B-Note Loans) on the related Mortgaged Property subject only to the following (“Permitted Encumbrances”): (a) the Lien of current real property taxes and assessments, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions appearing of record being acceptable to mortgage lending

Appendix A-4

Appendix A to

Sale and Servicing Agreement

institutions generally in the area wherein the Mortgaged Property is located or specifically reflected in the Appraisal obtained by the applicable originator in connection with the origination of the related Loan and (c) other matters to which like properties are commonly subject which do not materially and adversely interfere with the value of or current principal use of the related Mortgaged Property or the benefits of the security intended to be provided by such Mortgage;

(2) (i) the Lien of the related Mortgage is insured by an ALTA lender’s title insurance policy (“Title Policy”), or its equivalent, issued by a nationally recognized title insurance company licensed to do business in the state in which the Mortgaged Property is located, insuring the originator of such Loan, its successors and assigns, as to the first or second priority Lien of the related Mortgage in the original principal amount of such Loan after all advances of principal, subject only to customary Liens permitted under the Mortgage (or, if a Title Policy has not yet been issued in respect of such Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked-up” at the closing of such loan); (ii) each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder; (iii) the Fund, the Seller and the Collateral Manager have not, by act or omission, done anything that would materially impair the coverage under such Title Policy; (iv) other than in the case of Agented Loans and Third Party Serviced Loans, the Title Policy is freely transferable or assignable by each of the Fund and the Seller or, in the case of Agented Loans and Third Party Serviced Loans, by the related agent or third party servicer, as applicable; and (iv) immediately following the transfer and assignment of the related Loan to the Secured Parties, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Secured Parties without the consent of or notice to the insurer;

(3) any related Mortgage contains customary and enforceable provisions, which render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security, including, (x) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (y) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Obligor which would materially interfere with the right to sell the Mortgaged Property related to such Loan at a trustee’s sale or the right to foreclose the Mortgage;

(4) all escrow deposits relating to such Loan that are, as of the applicable Cut-Off Date, required to be deposited with the mortgagee or its agent have been so deposited;

(5) there is no delinquent tax or assessment Lien on any Mortgaged Property which is the primary Collateral for the related Material Middle Market Mortgage Loan or Real Estate Loan, and each such Mortgaged Property is free of material damage and is in good repair;

Appendix A-5

Appendix A to

Sale and Servicing Agreement

(6) there are no material defaults in complying with the terms of any applicable Mortgage related to a Material Middle Market Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable;

(7) the related Loan File contains a valid Appraisal, an Environmental Site Assessment, and, in the case of any Loan either (x) having a Principal Balance of $5,000,000 or greater or (y) with respect to which the related Mortgaged Property is at least 25 years old, an engineering report;

(8) the terms of such Loan require that improvements on the related Mortgaged Property be insured by a generally acceptable carrier against loss under a hazard insurance policy with extended coverage and conforming to the requirements of the Agreement, and the Fund has not received notice indicating that any such insurance policy is not in full force and effect;

(9) no proceeding for the condemnation of all or any material portion of the related Mortgaged Property has commenced or been threatened;

(10) the related Mortgaged Property was subject to one or more Environmental Site Assessments (or an update of a previously conducted Environmental Assessment), which were performed on behalf of the originator of the Loan, or as to which the related report or a copy thereof was delivered to the Fund in connection with its acquisition of such Loan, and the Fund, the Seller and the Collateral Manager have no knowledge of any material and adverse environmental conditions or circumstance affecting such Mortgaged Property;

(11) none of the Fund, the Seller or the Collateral Manager have taken any action with respect to such Loan or the related Mortgaged Property that could subject the Secured Parties, or their respective successors and assigns in respect of such Loan, to any liability under CERCLA or any other applicable federal, state or local Environmental Law, and none of the Fund, the Seller or the Collateral Manager have received any actual notice of a material violation of CERCLA or any applicable federal, state or local Environmental Law with respect to the related Mortgaged Property;

(12) the interest of the related Obligor in the related Mortgaged Property consists of an estate or Interest in Real Property constituting part of such Mortgaged Property;

(13) (i) based on surveys and/or the related Title Policy obtained by the originator of the Loan in connection with the origination of such Loan, as of the date of such origination, no improvement that was included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of

Appendix A-6

Appendix A to

Sale and Servicing Agreement

origination of such Loan lay outside the boundaries and building restriction lines of such property to any material extent (unless affirmatively covered by the Title Policy), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent; and (ii) based upon opinions of counsel and/or other due diligence customarily performed by the applicable originator, the improvements located on or forming part of such Mortgaged Property comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal non-confirming uses);

(14) as of the date of origination of such Loan, the related Obligor or operator of the related Mortgaged Property was in possession of all material licenses, permits and authorizations required by Applicable Laws for the ownership and operation of the related Mortgaged Property as it was then operated;

(15) the related Mortgage provides that Insurance Proceeds and condemnation proceeds will be applied for one of the following purposes: either to restore or repair such Mortgaged Property, or to repay the principal of such Loan, or otherwise, as provided in the Required Loan Documents;

(16) in the case of a Senior Secured Real Estate Loan, such Loan does not permit the related Mortgaged Property to be encumbered by Liens having priority over or equal to the related Mortgage;

(17) such Loan contains provisions for the acceleration of the payment of the unpaid principal balance of such Loan if, without obtaining consent of the required holders of the indebtedness secured by such Mortgaged Property complying with the requirements of such Loan, the related Mortgaged Property, or any controlling interest therein, is directly or indirectly transferred or sold, unless otherwise approved in writing by such required holders;

(18) the Assignment of Leases and Rents, if any, establishes and creates a valid, subsisting and, subject only to permitted Liens, enforceable Lien and security interest in the related Obligor’s interest in the material leases pursuant to which any person is entitled to occupy, use or possess all or any portion of the Mortgaged Property;

(19) if such Mortgage is a deed of trust, a trustee, duly qualified under Applicable Law to serve as such, has been properly designated and currently so serves, and no fees or expenses are payable to such trustee by the Fund, the Seller, the Collateral Manager, the Purchasers or any transferee thereof, except in connection with a sale after default by the related Obligor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Loan; and

Appendix A-7

Appendix A to

Sale and Servicing Agreement

(20) if material improvements on such Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage required under the Credit and Collection Policy;

(u) if such Loan is an ABS Direct Loan:

(1) such Loan is fully secured by a valid and perfected first priority security interest in the Related Property, subject to customary Liens consistent with market practice in the origination of similar structured loans;

(2) the Related Property for such Loan consists of a specified pool of assets or, in the case of a Loan to an SPE Obligor, in all or a specified portion of designated property of such SPE Obligor;

(3) such Loan (A) is senior to at least one other class of obligations of, or residual interests in, the Obligor owned by a Person who is not an Affiliate of the Fund or (B) in its Underlying Instruments provides for credit enhancement for the Seller’s portion of such Loan in the form of overcollateralization, guarantees, an excess spread account or reserve account or other similar account;

(4) the Underlying Instruments for such Loan contain priority of payment provisions pursuant to which such Loan is senior to at least one other class of obligations of the related Obligor;

(5) such Loan is documented in accordance with ABS Structuring Methodologies, including, without limitation, the originator of such Loan having received legal opinions with respect to the true sale of the underlying pool of assets to the Obligor, the non-consolidation of the Obligor with any Person selling or contributing assets (whether directly or through an intermediate entity) to such Obligor, and the perfection and priority of the Obligor’s first priority security interest in the underlying pool of assets (or the effective equivalent of such foregoing opinions);

(6) the underlying pool of assets for such Loan has a weighted average life of not greater than 6 years (unless otherwise agreed in writing by the Administrative Agent);

(7) except as otherwise agreed by the Administrative Agent in its sole discretion in writing such Loan is not currently and has not ever been in “rapid amortization” or “accelerated amortization” and no “termination event”, “unmatured termination event” or “payment default” exists or has ever existed under the Underlying Instruments for such Loan (however such terms are denominated or described in such Underlying Instruments); and

Appendix A-8

Appendix A to

Sale and Servicing Agreement

(8) if the Loan or Related Property is serviced and administered by a Person or Persons other than the Company or any of its Affiliates, each such Person services and administers such Loan or Related Property consistent with ABS Structuring Methodologies.

Appendix A-9

Appendix B to

Sale and Servicing Agreement

Eligibility Criteria for Bonds

Each Bond must satisfy the following additional criteria to be included as part of the Collateral as an Eligible Asset:

(a) solely with respect to an ABS Bond, such ABS Bond has a Moody’s Rating and an S&P Rating of not lower than “B2” or “B,” respectively;

(b) solely with respect to a CMBS Bond, such CMBS Bond has an S&P Rating of not lower than “B,” and if such Bond is rated by either of Moody’s or Fitch, such Bond has a rating of not lower than “B2” or “B,” respectively;

(c) the servicer designated under the Underlying Instruments and the underlying pool of assets serving as collateral for such Bond are each located in the United States or any other country approved by the Administrative Agent in its sole discretion, upon receipt and review of satisfactory information or due diligence conducted by the Collateral Manager;

(d) such Bond has an expected remaining maturity that does not exceed 144 months;

(e) such Bond is not delinquent in payment and, since its origination, such Bond has never been 30 or more days delinquent in payment of either principal or interest (unless otherwise approved by the Administrative Agent);

(f) solely with respect to a CMBS Bond, if any commercial mortgage loan contributed to an underlying pool of assets serving as collateral for the CMBS Bond accounts for more than 5% of the aggregate principal balance of the underlying pool of assets for such CMBS Bond, such CMBS Bond is rated not lower than (i) “Baa3” by Moody’s or (ii) “BBB-” by S&P;

(g) such Bond was purchased by the Fund, and at origination by the originator thereof was documented and closed, including, without limitation, delivery of relevant and customary opinions at origination, and assignments in connection with the purchase of the Bond by the Fund, in each case in accordance with the Credit and Collection Policy and the Collateral Management Standard;

(h) such Bond is secured by a valid and perfected first priority security interest in the related underlying pool of assets that constitutes the primary collateral for the Bond;

(i) the Underlying Instruments for such Bond do not prohibit the transfer of such Bond to a foreign entity or otherwise prohibit the transfer of the Bond to the underlying collateral pool of a Term Securitization;

(j) such Bond is not known by the Fund, the Seller or the Collateral Manager to be in default;

(k) such Bond is not a financing executed in connection with an Insolvency Proceeding;

Appendix B to

Sale and Servicing Agreement

(1) such Bond is not a Zero-Coupon Bond; and

(m) such Bond has not been acquired by the Fund at a purchase price less than 80% of the outstanding principal balance of such Bond unless otherwise agreed by the Administrative Agent.

Appendix B-2

Appendix C to

Sale and Servicing Agreement

Eligibility Criteria for Subscription Collateral

The Subscription Collateral must satisfy the following additional criteria to be included as part of the Collateral as an Eligible Asset:

(a) With respect to any Investor, there is no uncured default under, or breach of a material covenant of (i) its Subscription Agreement or (ii) its Investor Letter.

(b) There exists no Insolvency Event with respect to an Investor.

(c) No final judgment(s) for the payment of money which in the aggregate exceed fifteen percent (15%) of the net worth of an Investor have been rendered against such Investor and such judgment or judgments have not been satisfied or discharged at least ten days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment.

(d) No Investor has repudiated, terminated, challenged, or declared unenforceable or has been discharged or excused from (including as a result of ERISA provisions), in whole or in part, its obligations to make Capital Contributions pursuant to its Capital Commitment or a Capital Call Notice.

(e) Since the date of the last annual financial statements with respect to an Investor provided to the Administrative Agent and each Purchaser Agent, no material adverse change has occurred which would affect such Investor’s ability to fulfill its obligations under the Fund’s Constituent Documents, its Investor Letter or its Subscription Agreement.

(f) No Investor has made a false or materially misleading representation or warranty in its Investor Letter.

(g) The Unfunded Capital Commitments of each Investor have not been terminated or cancelled.

(h) No Investor has failed to deliver to the Purchasers (1) copies of such Investor’s financial statements and all reports and information required pursuant to Section 6.13(j) or publicly available within five Business Days after request from the Purchasers or (2) from time to time upon the request of the Administrative Agent, a certificate far such Investor setting forth the remaining amount of its Capital Commitment which it is obligated to fund.

Annex A

NEWSTAR CREDIT OPPORTUNITIES FUND, LTD.

c/o Walkers SPV Limited

Walker House

P.O. Box 908GT

Mary Street

George Town, Grand Cayman

Cayman Islands

Attention: The Directors

Fax: (347) 945-4757

E-mail: info@wspv.com

with a copy to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1600

Boston, MA 02116

Attention: John Woods

Fax: (617) 848-4300

E-mail: jwoods@newstarfin.com

NEWSTAR CREDIT OPPORTUNITIES FUNDING I LTD.

c/o Walkers SPV Limited

Walker House

P.O. Box 908GT

George Town, Grand Cayman

Cayman Islands

Attention: The Directors

Fax: (347) 945-4757

E-mail: info@wspv.com

with a copy to

NewStar Financial, Inc.

500 Boylston Street, Suite 1600

Boston, MA 02116

Attention: John Woods

Fax: (617) 848-4300

E-mail: jwoods@newstarfin.com

NEWSTAR FINANCIAL, INC.

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

Attention: David K. Roberts

Telephone: (617) 848-2515

Fax: (617)259-4696

VARIABLE FUNDING CAPITAL COMPANY LLC

c/o Wachovia Capital Markets, LLC

Annex A-2

Annex A

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Attention: Raj Shah

Facsimile No.: (704)383-7979

Confirmation No.: (704)374-6230

With respect to notices required pursuant to Section 13.2, a copy of notices sent to VFCC shall be sent to:

LORD SECURITIES CORP.

2 Wall Street, 19th Floor

New York, New York 10005

Attention: Vice President

Facsimile No.: (212)346-9012

Confirmation No.: (212)346-9008

WACHOVIA CAPITAL MARKETS, LLC

One Wachovia Center, Mail Code: NC0600

Charlotte, North Carolina 28288

Attention: Raj Shah

Facsimile No.: (704)383-7979

Confirmation No.: (704)374-6230

Annex A-3

Annex A

U.S. BANK NATIONAL ASSOCIATION

U.S. Bank National Association

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: CDO Unit/NewStar Credit Opportunities Funding I Ltd.

Telephone: (617) 603-6506

Fax: (866) 381-6889

If to the Collateral Custodian:

U.S. BANK NATIONAL ASSOCIATION

1719 Range Way

Florence, South Carolina 29501

Attention: Sandra Farrow

Ref: NewStar Credit Opportunities Fund

Mail Code: Ex-SC-FLOR

with a copy to:

U.S. BANK NATIONAL ASSOCIATION

U.S. Bank National Association

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: CDO Unit/NewStar Credit Opportunities Funding I Ltd.

Telephone: (617) 603-6506

Fax: (866) 381-6889

LYON FINANCIAL SERVICES, INC.,

d/b/a U.S. Bank Portfolio Services

1310 Madrid, Suite 103

Marshall, Minnesota 56258

Attention: Joseph Andries

Ref: NewStar Credit Opportunities Fund

Telephone No.: (507) 532-7129

Facsimile No.: (507) 537-5201

Email: joseph.andries@usbank.com

WACHOVIA BANK, NATIONAL ASSOCIATION

One Wachovia Center, DC-8

Charlotte, North Carolina 28202-0600

Attention: Bruce M. Young

Facsimile No.: (704) 383-0575

Confirmation No.: (704) 383-8778

MMP-5 FUNDING, LLC

c/o Global Securitization Services, LLC

455 Broad Hollow Road, Suite 239

Annex A-4

Annex A

Melville, NY 11747

Attention: Vice President

Tel. No.: (631) 930-7203

Facsimile No.: (212) 302-8767

FENWAY CAPITAL, LLC and FENWAY FUNDING LLC

c/o Global Securitization Services, LLC

400 West Main Street, Suite 338

Babylon, NY 11702

Attn: Vice President

Phone: 631-930-7202

Fax: 212-302-8767

HUDSON CASTLE GROUP INC.

120 White Plains Road, Suite 115

Tarrytown, NY 10591

Attn: Managing Director - Program Administration

Phone: 914-729-6200

Fax: 914-729-6201

IXIS FINANCIAL PRODUCTS INC.

9 West 57th Street

36th Floor

New York, NY 10019

Attn: Yazmin Vasconez

Phone: (212) 891-6176

and Evelyn Clarke

Phone: (212) 891-5879

Group Fax: (646) 282-2361

Group Email: agent_group@cdcixis-cmna.com

Annex A-5